UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTERMOLECULAR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.001 per share
(2)

Aggregate number of securities to which transaction applies:

As of May 20, 2019, (A) 49,758,224 shares of common stock issued and outstanding, (B) 1,845,000 shares of common stock underlying restricted stock unit awards and (C) 2,291,217 shares of common stock underlying stock options with exercise prices below $1.20 as of May 20, 2019.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the maximum aggregate value was determined based upon the sum of (A) 49,758,224 shares of common stock issued and outstanding as of May 20, 2019 multiplied by $1.20 per share; (B) 1,845,000 shares of common stock underlying restricted stock unit awards outstanding as of May 20, 2019 (assuming maximum possible achievement of all performance-based vesting criteria with respect to restricted stock unit awards subject to performance-based vesting criteria) multiplied by $1.20 per share; and (C) 2,291,217 shares of common stock underlying stock options with an exercise price of less than $1.20 per share outstanding as of May 20, 2019 multiplied by $0.19 per share (the difference between $1.20 per share and the weighted average exercise price of such options of $1.01 per share).

	(4)	Proposed maximum aggregate value of transaction: $62,359,200.03
	(5)	Total fee paid: $7,557.94
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying the sum calculated in the preceding sentence by .0001212.

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

The accompanying proxy statement is dated [●], 2019 and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about [●], 2019.

Intermolecular, Inc.

3011 N. First Street

San Jose, California 95134

[●], 2019

To the Stockholders of Intermolecular, Inc.:

You are cordially invited to attend a special meeting of stockholders (the “Special Meeting”) of Intermolecular, Inc., a Delaware corporation (“Intermolecular,” the “Company,” “we,” “us,” or “our”), to be held on [●], 2019, at [●] [a.m.], Pacific time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025.

At the Special Meeting, you will be asked to consider and vote on a proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”). The Merger Agreement was originally entered into by and among EMD Group Holding II, Inc., a Delaware corporation (“Parent”) and an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany (“MKDG”), EMD Performance Materials Semiconductor Services Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company on May 6, 2019. Upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into the Company (the “Merger”), and the Company will become a wholly-owned subsidiary of Parent.

At the Special Meeting you will also be asked to consider and vote on a proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting.

At the Special Meeting, you will also be asked to consider and vote on a non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

If the Merger is completed, you will be entitled to receive $1.20 in cash, without interest, for each share of the Company’s common stock that you own (unless you have properly exercised your appraisal rights), which represents a premium of: (1) approximately 8.6% to the average closing price of the Company’s common stock over the 1-month trading period ending on the date the Company entered into the Merger Agreement and (2) approximately 11.2% to the average closing price of the Company’s common stock over the 3-month trading period, in each case ending on May 3, 2019, the last trading day prior to the date on which the parties entered into the Merger Agreement.

The Board of Directors of the Company (the “Board”), after considering the factors more fully described in the enclosed proxy statement, has unanimously (A) determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are fair to, and in the best interests of the Company and its stockholders, (B) approved and declared advisable the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby, in each case, upon the terms and subject to the conditions contained therein, and (C) resolved, upon the terms and subject to the conditions contained in the Merger Agreement, to recommend that the Company’s stockholders vote their shares of the Company’s common stock in favor of adopting the Merger Agreement and approving the transactions contemplated therein, subject to the conditions contained therein. The Board recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated therein;

(2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

The enclosed proxy statement provides detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of the Board in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

Your vote is very important, regardless of the number of shares that you own. We cannot complete the Merger unless the proposal to adopt the Merger Agreement and approve the transactions contemplated therein is approved by the affirmative vote of the holders of at least a majority of the outstanding shares of the Company’s common stock.

If you have any questions or need assistance voting your shares, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

+1 (800) 322-2885

proxy@mackenziepartners.com

On behalf of the Board, I thank you for your support and appreciate your consideration of this matter.

Sincerely,

Christian F. Kramer

President and Chief Executive Officer

San Jose, California

[●], 2019

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the transactions described in this document or the accompanying proxy statement, including the Merger, passed upon the merits or fairness of such transactions or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.

The accompanying proxy statement is dated [●], 2019 and, together with the enclosed form of proxy card, is first being mailed to stockholders on or about [●], 2019.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Intermolecular, Inc.

3011 N. First Street

San Jose, California 95134

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON [●], 2019

Notice is hereby given that a special meeting of stockholders (the “Special Meeting”) of Intermolecular, Inc., a Delaware corporation (“Intermolecular,” the “Company,” “we,” “us,” or “our”), will be held on [●], 2019, at [●] [a.m.], Pacific time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025:

1. To consider and vote on the proposal to adopt the Agreement and Plan of Merger (the “Merger Agreement”) by and among EMD Group Holding II, Inc., a Delaware corporation (“Parent”) and an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany (“MKDG”), EMD Performance Materials Semiconductor Services Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”) and the Company, dated May 6, 2019, and approve the transactions contemplated therein. Upon the satisfaction or waiver of the conditions to the closing set forth in the Merger Agreement, Merger Sub will, at the closing, merge with and into the Company (the “Merger”), and the Company will become a wholly owned subsidiary of Parent.

2. To consider and vote on any proposal to adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting;

3. To consider and vote on the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger; and

4. To transact any other business that may properly come before the Special Meeting or any adjournment, postponement or other delay of the Special Meeting.

Only stockholders of record as of the close of business on [●], 2019, are entitled to notice of the Special Meeting and to vote at the Special Meeting or any adjournment, postponement or other delay thereof.

The Board of Directors of Intermolecular (the “Board”) unanimously recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated therein; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Whether or not you plan to attend the Special Meeting in person, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy that you have previously submitted. If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

By the Order of the Board,

Bill Roeschlein

Chief Financial Officer

San Jose, California

[●], 2019

Dated: [●], 2019

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE: (1) ELECTRONICALLY OVER THE INTERNET OR BY TELEPHONE; OR (2) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE IT IS VOTED AT THE SPECIAL MEETING.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your broker or other agent cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement, without your instructions.

If you are a stockholder of record, voting in person by ballot at the Special Meeting will revoke any proxy that you previously submitted. If you hold your shares through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote in person at the Special Meeting.

If you fail to: (1) return your proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Special Meeting in person, your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement.

We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

+1 (800) 322-2885

proxy@mackenziepartners.com

SUMMARY

This summary highlights selected information from this proxy statement related to the merger of EMD Performance Materials Semiconductor Services Corp. with and into Intermolecular, Inc., which we refer to as the “Merger,” and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.” The Merger Agreement, defined below, is attached as Annex A to this proxy statement. We encourage you to read the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.

Except as otherwise specifically noted in this proxy statement, “Intermolecular,” the “Company,” “we,” “our,” “us” and similar words refer to Intermolecular, Inc., including, in certain cases, our subsidiaries. Throughout this proxy statement, we refer to EMD Group Holding II, Inc. as “Parent,” EMD Performance Materials Semiconductor Services Corp. as “Merger Sub” and Merck KGaA, Darmstadt, Germany as “MKDG.” In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated May  6, 2019, by and among the Company, Parent and Merger Sub as the “Merger Agreement.”

Parties Involved in the Merger

Intermolecular, Inc.

The Company is a corporation organized under the laws of Delaware and headquartered in San Jose, California, that provides materials innovation research services using high throughput experimentation on a contract basis. Advanced materials are at the core of innovation in the 21st century for a wide range of industries, including semiconductors, consumer electronics, automotive and aerospace. Using client specifications and its proprietary High Productivity Combinatorial (“HPC”) techniques, which allow it to evaluate many combinations of material types and thickness, the Company performs experiments designed to identify promising materials and material components for client use. The Company targets large markets that rely on advanced materials for differentiation and specifically targets customers within these markets that have track records of technological innovation, have significant materials-based research and development and are pursuing technical advancements that are critical to their success and strategy. While the Company does not design, develop, produce or test end products or devices, the Company’s customers use its services to select improved materials for a variety of products, including memory, display LED, logic, architectural glass coating and solar panels.

The Company’s common stock (referred to herein as “common stock”) is listed on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “IMI.”

EMD Group Holding II, Inc.

Parent is a corporation organized under the laws of Delaware and was formed on April 30, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. It has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

EMD Performance Materials Semiconductor Services Corp.

Merger Sub is a corporation organized under the laws of Delaware, is a controlled subsidiary of Parent and was formed on April 26, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. It has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Merck KGaA, Darmstadt, Germany

MKDG is a publicly-traded leading science and technology company, which operates across healthcare, life sciences and performance materials.

The Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company, and the Company will continue as the surviving corporation and as a wholly owned subsidiary of Parent (the “Surviving Corporation”). As a result of the Merger, the Company will cease to be a publicly traded company, all outstanding shares of the Company’s common stock will be cancelled and converted into the right to receive $1.20 per share in cash, without interest and less any applicable withholding taxes (the “Per Share Merger Consideration”) (except for (i) any shares owned by the Company, Parent or Merger Sub or by any direct or indirect wholly owned subsidiary of the Company, Parent or Merger Sub (which will be cancelled) and (ii) any shares owned by stockholders who are entitled to and who properly exercise their appraisal rights appraisal in compliance in all respects with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) (clauses (i) and (ii), collectively, the “Excluded Shares”)), and you will no longer own any shares of the common stock of the Surviving Corporation.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights under the DGCL will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by Delaware law, as described below under the caption “The Merger — Appraisal Rights”).

Treatment of Company Equity Awards

As a result of the Merger, the treatment of the Company’s equity awards that are outstanding immediately prior to the time at which the Merger will become effective (the “Effective Time”) will be as follows:

Company Options

Each option to purchase the Company’s common stock (each, a “Company Option”) that remains outstanding as of immediately prior to the Effective Time will fully vest (to the extent unvested) and be canceled as of the Effective Time, and the holder will be paid an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of the Company’s common stock underlying such Company Option, by (y) the amount, if any, by which $1.20 exceeds the per share exercise price of such Company Option.

Company RSU Awards

Each award of Company restricted stock units or performance stock units (each, a “Company RSU Award”) that remains outstanding as of immediately prior to the Effective Time will fully vest (to the extent unvested, and with any applicable performance criteria being deemed achieved at the maximum possible level of achievement for such performance criteria) and be canceled as of the Effective Time, and each holder will be paid an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of the Company’s common stock underlying such Company RSU Award, by (y) $1.20.

For a more complete description of the treatment of Company Options and Company RSU Awards, see the section of this proxy statement captioned “The Merger Agreement — Treatment of Equity-Based Awards.”

The Special Meeting

Date, Time and Place

A special meeting of the Company’s stockholders (the “Special Meeting”) will be held on [●], 2019, at [●] [a.m.], Pacific time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025.

Record Date; Shares Entitled to Vote

You are entitled to vote at the Special Meeting if you owned shares of the Company’s common stock at the close of business on [●], 2019 (the “Record Date”). You will have one vote at the Special Meeting for each share of the Company’s common stock that you owned at the close of business on the Record Date.

Purpose

At the Special Meeting, we will ask stockholders to vote on proposals to: (1) adopt the Merger Agreement and approve the transactions contemplated therein; (2) adjourn the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (3) approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock is required to adopt the Merger Agreement and approve the transactions contemplated therein. Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock having voting power, present in person or represented by proxy at the Special Meeting, if no quorum is present. Approval of the proposal to adjourn the Special Meeting requires the affirmative vote of the majority of the votes cast on the subject matter, if a quorum is present. Approval, by non-binding, advisory vote, of compensation that will or may become payable to the Company’s executive officers in connection with the Merger requires the affirmative vote of the majority of votes cast on the subject matter at the Special Meeting at which a quorum is present.

Share Ownership of Our Directors and Executive Officers

As of May 20, 2019, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,488,307 shares of common stock, representing approximately 5.0% of the shares of the Company’s common stock outstanding on May 20, 2019. Our directors and executive officers have informed us that they currently intend to vote: (1) “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated therein; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Support Agreements

Concurrently with the execution of the Merger Agreement, Parent and, solely in their respective capacities as stockholders of the Company, certain executive officers, directors and stockholders of the Company (each, a “Supporting Stockholder” and, collectively, the “Supporting Stockholders”) entered into Company stockholder support agreements, dated as of May 6, 2019 (the “Support Agreements”). Each Supporting Stockholder has agreed, among other things, to vote all of their beneficially owned shares of the Company’s common stock in favor of (i) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and (ii) the approval of any proposal to adjourn or postpone the Special Meeting to a later date if there are not sufficient votes to approve the Merger on the date on which the Special Meeting is held. As of the Record Date, the Supporting Stockholders beneficially owned in the aggregate [●] shares of the Company’s common stock, all of which are subject to the Support Agreements, representing approximately [●]% of the shares of the Company’s common stock outstanding as of the Record Date.

The form of Support Agreement is attached to this proxy statement as Annex D. For further details, see the section of this proxy statement captioned “The Merger — Support Agreements.”

Voting and Proxies

Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote in person by appearing at the Special Meeting. If you are a beneficial owner and hold your shares of the Company’s common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee of how you wish to vote your shares of the Company’s common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. The proposals to be considered at the Special Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares.

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by: (1) signing another proxy card with a later date and returning it prior to the Special Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation to our Corporate Secretary; or (4) attending the Special Meeting and voting in person by ballot.

If you hold your shares of common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement and approve the transactions contemplated therein, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted and the transactions contemplated therein be approved by the Company’s stockholders, the Board was aware of and considered these interests to the extent that they existed at the time, among other matters. These interests generally include:

•	accelerated vesting of equity awards pursuant to the terms of the Merger Agreement;

•	the entitlement of the executive officers to receive payments and benefits under certain change in control severance agreements;

•	the entitlement of the executive officers to receive transaction bonuses upon the closing of the Merger; and

•	continued indemnification and directors’ and officers’ liability insurance to be provided by the Surviving Corporation.

For further details, see the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.” If the proposal to adopt the Merger Agreement and to approve the transactions contemplated therein is approved, the shares of our common stock held by our directors and executive officers will be treated in the same manner as outstanding shares of our common stock held by all other stockholders.

Market Price Information

Our common stock is listed on Nasdaq under the trading symbol “IMI.” The closing sale price of our common stock on Nasdaq on May 3, 2019, which was the last trading day before we announced the execution of the Merger Agreement, was $1.14, compared to which the Per Share Merger Consideration represents a premium of approximately 5.3%. On [●], 2019, the last trading day before the printing of this proxy statement, the closing price of our common stock on Nasdaq was $[●].

Recommendation of the Board

The Board, after considering various factors described under the caption “The Merger — Reasons for the Merger and Recommendation of the Board,” has unanimously:

•	determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are fair to, and in the best interests of the Company’s stockholders;

•

approved and declared advisable the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby, in each case upon the terms and subject to the conditions contained in the Merger Agreement; and

•

resolved, upon the terms and subject to the conditions contained in the Merger Agreement, to recommend that the Company’s stockholders vote their shares of the Company’s common stock in favor of adopting the Merger Agreement and approving the transactions contemplated therein, including the Merger.

The Board recommends that you vote: (1) “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated therein; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Opinion of Cowen and Company, LLC

The Company retained Cowen and Company, LLC (“Cowen”) to act as its exclusive financial advisor in connection with the exploration, consideration and consummation of a possible sale of or other business combination involving the Company, and to render an opinion to the Board as to the fairness, from a financial point of view, of the Per Share Merger Consideration of $1.20 per share of the Company’s common stock to be received by the Company’s stockholders in the Merger.

On May 3, 2019, Cowen delivered its opinion to the Board to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth therein, the Per Share Merger Consideration of $1.20 per share of the Company’s common stock to be received by the Company’s stockholders in the Merger was fair, from a financial point of view, to the Company’s stockholders (other than Parent and its direct or indirect wholly owned subsidiaries). The full text of the written opinion of Cowen, dated May 3, 2019, is attached as Annex B hereto and is incorporated by reference. The Company encourages stockholders to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Board and are directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration of $1.20 per share of the Company’s common stock to be received by the Company’s stockholders in the Merger, to the Company’s stockholders (other than Parent and its direct or indirect wholly owned subsidiaries). Cowen’s opinion is not a recommendation to any stockholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise.

For further details, see the section of this proxy statement captioned “The Merger — Opinion of Cowen and Company, LLC.”

Merger Agreement

Conditions to Completion of the Merger

The completion of the Merger depends upon the satisfaction or waiver of a number of conditions which, to the extent permitted by applicable laws and as described below, may be waived by Parent, Merger Sub and the Company, as applicable.

The respective obligations of each party to consummate the Merger will be subject to the satisfaction or written waiver (where permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of the Company’s stockholders;

•

approval or clearance of the Merger by the Committee on Foreign Investment in the United States (“CFIUS”), or, if CFIUS has sent a report to the President of the United States requesting the President’s decision, either non-action by the President during the period in which the President may announce a decision to take action, suspend, prohibit or place any limits on the transaction or an announcement of non-action by the President; and

•

no governmental body of any competent jurisdiction enacting, issuing or promulgating any law, or issuing or granting any order, which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger.

The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible under applicable law) at or prior to the Effective Time of each of the following conditions:

•

with specified qualifications and exceptions, the continued truth and correctness of the Company’s representations and warranties contained in the Merger Agreement as of the closing date of the Merger;

•

the Company having performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement or any breach or failure to do so having been cured;

•

there shall not have occurred and be continuing any effect that has had or would reasonably be expected to have a Material Adverse Effect (as defined in the section of this proxy statement captioned “The Merger Agreement — Representations and Warranties”); and

•

Merger Sub having received a certificate of the Company, executed by an executive officer of the Company, dated as of the closing date of the Merger, certifying that the conditions described in the preceding three items having been satisfied.

The obligation of the Company to consummate the Merger will be subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

•

with specified qualifications and exceptions, the continued truth and correctness of Parent’s and Merger Sub’s representations and warranties contained in the Merger Agreement as of the closing date of the Merger;

•

each of Parent and Merger Sub having performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement, or any breach or failure to do so having been cured; and

•

the Company having received a certificate of Merger Sub, executed by an executive officer of Merger Sub, dated as of the closing date of the Merger, certifying that the conditions described in the preceding two items having been satisfied.

Non-Solicitation; Acquisition Proposals; Change in Recommendation

Pursuant to the terms of the Merger Agreement, during the period between the signing of the Merger Agreement and the closing date of the Merger, the Company and its subsidiaries shall not and shall not authorize nor knowingly permit their respective representatives to, and shall instruct such representatives not to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing non-public information regarding the Company or its subsidiaries), any inquiry, proposal or offer that constitutes or would be reasonably be expected to lead to an acquisition proposal;

•

solicit, initiate, knowingly encourage or participate or engage in any discussions or negotiations regarding, or furnish to any person (other than Parent, Merger Sub and their representatives) any non-public information with respect to or in connection with, or take any other action to facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal; or

•

enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement (whether or not binding) with respect to an acquisition transaction (other than an acceptable confidentiality agreement entered into pursuant to the Merger Agreement).

Furthermore, the Company shall not, and shall cause each of its affiliates not to, and shall instruct its and their respective representatives not to, release any person from, or waive, amend or modify any provision of, or grant any permission under any “standstill” provision or similar provision with respect to any capital stock of the Company in any agreement to which the Company or any of its affiliates is a party.

Notwithstanding the restrictions described above, prior to the receipt of the required stockholder vote at the Special Meeting, the solicitation restrictions are subject to a customary “fiduciary-out” provision. This provision allows the Board, under certain circumstances, to provide information and participate in negotiations or discussions with third parties with respect to an acquisition proposal received, from any person, that did not arise out of a material breach of the solicitation restrictions set forth in the Merger Agreement if the Board determined in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal and, after consultation with the Company’s outside legal counsel, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law.

In addition, if prior to the receipt of the required stockholder vote at the Special Meeting the Company receives an acquisition proposal that constitutes a superior proposal, the Board may (i) change its recommendation with respect to the adoption of the Merger Agreement and approval of the transactions contemplated therein by the Company’s stockholders or (ii) authorize the Company to terminate the Merger Agreement in response to the superior proposal. In addition, the Board may change its recommendation with respect to the adoption of the Merger Agreement and approval of the transactions contemplated therein for a reason unrelated to an acquisition proposal in connection with the occurrence of certain intervening events as set forth in the Merger Agreement. Prior to taking these actions, however, (A) the Board must have determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with the Board’s fiduciary duties under applicable law, (B) in the case of a superior proposal, the Board must have determined in good faith, after consultation with its financial advisor and outside legal counsel, that the acquisition proposal constituted a superior proposal, (C) the Company must have provided Parent with a four business day period in which to negotiate with the Company, and is obligated to negotiate with Parent in good faith, in order to amend the terms of the Merger so as to avoid such recommendation change and (D) upon taking into account any changes to the terms of the Merger Agreement following such negotiations, the Board’s analysis in (A) and (B) above must remain consistent.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the Merger and the related transactions will be approximately $62.3 million. We understand that Parent expects to use cash on hand and/or funds available to it.

Guarantee

Pursuant to the guarantee delivered by MKDG in favor of the Company, dated as of May 6, 2019 (which we refer to as the “guarantee”), MKDG has absolutely, unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, the due and prompt payment and performance of all covenants, agreements, obligations, expenses and liabilities of Parent and Merger Sub under the Merger Agreement, including the obligation to pay the Per Share Merger Consideration (the “Guaranteed Obligations”). For further details, see the section of this proxy statement captioned “The Merger — Guarantee.”

Material U.S. Federal Income Tax Consequences of the Merger

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

Stockholders should consult their own tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under other federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. For more information, see the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Regulatory Approvals Required for the Merger

Under the Merger Agreement, the Merger cannot be completed until the approval or clearance of the Merger by CFIUS (or, in the event that CFIUS sent a report to the President of the United States requesting the President’s decision on the CFIUS notice, non-action, or an announcement of non-action, by the President of the United States within the period contemplated under Section 271 of the U.S. Defense Production Act of 1950 during which the President may announce his decision with respect to the Merger). Parent, Merger Sub and the Company jointly filed a draft voluntary notice with CFIUS on May 25, 2019. For more information, see the section of this proxy statement captioned “The Merger — Regulatory Approvals Required for the Merger.”

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand and petition for appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that stockholders are entitled, subject to the requirements set forth in the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive (i) payment in cash of the “fair value” of their shares of the Company’s common stock (unless to the extent that the Company has made, at its sole discretion and before the entry of judgment, cash payments to one or more stockholders that are entitled to appraisal), exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with (ii) interest to be paid on the amount determined by the court to be fair value, if any, less any payments that the Company has made before the entry of judgment to one or more stockholders that are entitled to appraisal, which payments can be made, and the amount of which can be determined at the Company’s sole discretion. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement and approve the transactions contemplated therein; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated therein; (iii) continue to hold your shares of the Company’s common stock of record through the Effective Time; and (iv) file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The requirements set forth in the DGCL for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. If you hold your shares of the Company’s common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

QUESTIONS AND ANSWERS

The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents we refer to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under the caption “Where You Can Find More Information.”

Q:	Why am I receiving these materials?

A:

The Board is furnishing this proxy statement and form of proxy card to the holders of shares of the Company’s common stock in connection with the solicitation of proxies to be voted at the Special Meeting.

Q:	What am I being asked to vote on at the Special Meeting?

A:	You are being asked to vote on the following proposals:

1)

To adopt the Merger Agreement and approve the transactions contemplated therein pursuant to which Merger Sub will merge with and into the Company, and the Company will become a wholly owned subsidiary of Parent;

2)

To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and

3)	To approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Q:	When and where is the Special Meeting?

A:	The Special Meeting will take place on [●], 2019, at [●] [a.m.], Pacific time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025.

Q:	Who is entitled to vote at the Special Meeting?

A:

Stockholders as of the Record Date of [●], 2019, are entitled to notice of the Special Meeting and to vote at the Special Meeting. Each holder of shares of the Company’s common stock is entitled to cast one vote on each matter properly brought before the Special Meeting for each share of common stock owned as of the Record Date.

Q:	May I attend the Special Meeting and vote in person?

A:

Yes. All stockholders as of the Record Date may attend the Special Meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of shares of the Company’s common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the Special Meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the Special Meeting.

Even if you plan to attend the Special Meeting in person, to ensure that your shares will be represented at the Special Meeting, we encourage you to sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any proxy previously submitted.

If you hold your shares in “street name,” you should instruct your bank, broker or other nominee how to vote your shares in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the proposal to adopt the Merger Agreement and approve the transactions contemplated therein, without your instructions. If you hold your shares in “street name,” you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is the proposed Merger and what effects will it have on the Company?

A:

The proposed Merger is the acquisition of the Company by Parent. If the proposal to adopt the Merger Agreement is approved by stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived (where permissible under applicable law), Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Corporation. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent, and the Company’s common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, the Company’s common stock will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”).

Q:	What will I receive if the Merger is completed?

A:

Upon completion of the Merger, you will be entitled to receive the Per Share Merger Consideration for each share of common stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL. For example, if you own 10 shares of common stock, you will receive $12.00 in cash in exchange for your shares of the Company’s common stock, without interest and less any applicable withholding taxes.

Q:	How does the Per Share Merger Consideration compare to the unaffected market price of the common stock?

A:

The $1.20 Per Share Merger Consideration constitutes a premium of (1) approximately 5.3% to the closing price of the Company’s common stock on May 3, 2019, the last trading day prior to the date on which the parties entered into the Merger Agreement, (2) approximately 8.6% to the average closing price of the Company’s common stock in the 1-month trading period ending on the May 3, 2019, the last trading day prior to the date on which the parties entered into the Merger Agreement, and (3) approximately 11.2% to the average closing price of the Company’s common stock over the 3-month trading period, in each case ending on May 3, 2019, the last trading day prior to the date on which the parties entered into the Merger Agreement.

Q:	What do I need to do now?

A:

We encourage you to read this proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares of the Company’s common stock can be voted at the Special Meeting, unless you wish to seek appraisal. If you hold your shares in “street name,” please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares. Please do not send your stock certificates with your proxy card.

Q:	Should I send in my stock certificates now?

A:

No. After the Merger is completed, you will receive a letter of transmittal containing instructions for how to send your stock certificates to the payment agent in order to receive the appropriate cash payment for the shares of the Company’s common stock represented by your stock certificates. You should use the letter of transmittal to exchange your stock certificates for the cash payment to which you are entitled. Please do not send your stock certificates with your proxy card.

Q:	What happens if I sell or otherwise transfer my shares of the Company’s common stock after the Record Date but before the Special Meeting?

A:

The Record Date for the Special Meeting is earlier than the date of the Special Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of the Company’s common stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares and each of you notifies the Company in writing of such special arrangements, you will transfer the right to receive the Per Share Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares, but you will retain your right to vote those shares at the Special Meeting. Even if you sell or otherwise transfer your shares of the Company’s common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board recommend that I vote?

A:

The Board, after considering the various factors described under the caption “The Merger — Reasons for the Merger and Recommendation of the Board,” has unanimously (1) determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are fair to, and in the best interests of the Company’s stockholders, (2) approved and declared advisable the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby, in each case upon the terms and subject to the conditions contained in the Merger Agreement and (3) resolved, upon the terms and subject to the conditions contained in the Merger Agreement, to recommend that the Company’s stockholders vote their shares of the Company’s common stock in favor of adopting the Merger Agreement and approving the transactions contemplated therein, including the Merger. The Board recommends that you vote: (A) “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated therein; (B) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (C) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Q:	What happens if the Merger is not completed?

A:

If the Merger Agreement is not adopted by the Company’s stockholders or if the Merger is not completed for any other reason, the Company’s stockholders will not receive any payment for their shares of the Company’s common stock. Instead, the Company will remain an independent public company, the Company’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and the Company will continue to file periodic reports with the SEC.

Under specified circumstances that are specified in the Merger Agreement, the Company will be required to pay Parent a termination fee upon the termination of the Merger Agreement. For more details see the section of this proxy statement captioned “The Merger Agreement — Termination Fees.”

Q:	What vote is required to adopt the Merger Agreement?

A:

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock as of the Record Date is required to adopt the Merger Agreement and approve the transactions contemplated therein.

If a quorum is present at the Special Meeting, the failure of any stockholder of record to (1) submit a signed proxy card, (2) grant a proxy electronically over the Internet or by telephone or (3) vote in person by ballot at the Special Meeting will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the transactions contemplated therein. If you hold your shares in “street name” and a quorum is present at the Special Meeting, the failure to instruct your bank, broker or other nominee how to vote your shares will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the transactions contemplated therein. If a quorum is present at the Special Meeting, abstentions will have the same effect as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the transactions contemplated therein.

Q:

What vote is required to approve any proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting and to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger?

A:

Approval of the proposal to adjourn the Special Meeting, if a quorum is present, requires the affirmative vote of a majority of the shares of the Company’s common stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval of the proposal to adjourn the Special Meeting, if a quorum is not present, requires the affirmative vote of a majority of the votes cast on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to the Company’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast on the subject matter.

The failure of any stockholder of record to (1) submit a signed proxy card, (2) grant a proxy electronically over the Internet or by telephone or (3) vote in person by ballot at the Special Meeting will not have any effect on the adjournment proposal or the compensation proposal. If you hold your shares in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the adjournment proposal and the compensation proposal.

Abstentions will have no effect on the outcome of the adjournment proposal and the compensation proposal if a quorum is present. Abstentions will have the same effect as a vote “AGAINST” the adjournment proposal if a quorum is not present.

Regardless of the outcome of the proposal to adjourn the Special Meeting, the chairman of the Special Meeting may adjourn the meeting until a quorum is present or represented.

Q:	What is a quorum?

A:

A quorum will be present if holders of a majority of the shares of the Company’s common stock outstanding and entitled to vote are present in person or represented by proxy at the Special Meeting. If a quorum is not present at the Special Meeting, the Special Meeting may be adjourned until a quorum is obtained.

If you mark, sign, date and return a proxy card (or otherwise properly submit a proxy over the Internet or by telephone) but abstain or fail to provide voting instructions on any of the proposals listed on the proxy card, your shares of the Company’s common stock will be counted for purpose of determining whether a quorum is present at the Special Meeting.

Q:	Why am I being asked to cast a non-binding, advisory vote regarding compensation that will or may become payable to the Company’s named executive officers in connection with the Merger?

A:	SEC rules require the Company to seek a non-binding, advisory vote regarding compensation that will or may become payable by the Company to its named executive officers in connection with the Merger.

Q:	What is the compensation that will or may become payable to the Company’s named executive officers in connection with the Merger for purposes of this advisory vote?

A:

The compensation that will or may become payable by the Company to its named executive officers in connection with the Merger is certain compensation that is tied to or based on the Merger and payable to certain of the Company’s named executive officers. For further detail, see the section of this proxy statement captioned “Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.”

Q:	What will happen if stockholders do not approve the compensation that will or may become payable by the Company to its named executive officers in connection with the Merger at the Special Meeting?

A:

Approval of Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements is not a condition to completion of the Merger. The vote with respect to such proposal is an advisory vote and will not be binding on the Company or Parent. If the Merger Agreement is adopted by the stockholders and the Merger is completed, the compensation that will or may become payable by the Company to its named executive officers in connection with the Merger may be paid to the Company’s named executive officers even if the Company’s stockholders fail to approve Proposal 3: Advisory, Non-Binding Vote on Merger-Related Executive Compensation Arrangements.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered, with respect to those shares, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by the Company.

If your shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of the Company’s common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You are also invited to attend the Special Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the Special Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	How may I vote?

A:	If you are a stockholder of record (that is, if your shares of the Company’s common stock are registered in your name with AST, our transfer agent), there are four ways to vote:

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope;

•	by visiting the Internet address on your proxy card;

•	by calling toll-free (within the U.S. or Canada) the phone number on your proxy card; or

•	by attending the Special Meeting and voting in person by ballot.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of the Company’s common stock, and to confirm that your voting instructions have been properly recorded when voting electronically over the Internet or by telephone. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet or by telephone, you may incur costs such as Internet access and telephone charges for which you will be responsible.

Even if you plan to attend the Special Meeting in person, you are strongly encouraged to vote your shares of the Company’s common stock by proxy. If you are a record holder or if you obtain a “legal proxy” to vote shares that you beneficially own, you may still vote your shares of the Company’s common stock in person by ballot at the Special Meeting even if you have previously voted by proxy. If you are present at the Special Meeting and vote in person by ballot, your previous vote by proxy will not be counted.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee, or, if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:

No. Your bank, broker or other nominee is permitted to vote your shares on any proposal currently scheduled to be considered at the Special Meeting only if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares. Without instructions, your shares will not be voted on such proposals, which will have the same effect as if you voted against adoption of the Merger Agreement and approval of the transactions contemplated therein, but will have no effect on the adjournment proposal or the compensation proposal.

Q:	May I change my vote after I have mailed my signed proxy card?

A:	Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to the Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you hold your shares of the Company’s common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Q:	What is a proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of the Company’s common stock. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of common stock is called a “proxy card.” Christian F. Kramer, our President and Chief Executive Officer and Bill Roeschlein, our Chief Financial Officer, with full power of substitution, are the proxy holders for the Special Meeting.

Q:	If a stockholder gives a proxy, how are the shares voted?

A:

Regardless of the method you choose to vote, the proxy holders will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted: (1) “FOR” the adoption of the

Merger Agreement and approval of the transactions contemplated therein; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Q:	What should I do if I receive more than one set of voting materials?

A:	Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card.

Q:	Are there any stockholders who have already committed to vote in favor of the Merger?

A:

Yes. In connection with the Merger Agreement, the Supporting Stockholders, holding approximately 31.0% of the outstanding shares of the Company’s common stock as of the date of the Merger Agreement, entered into Support Agreements with Parent to, among other vote all of their beneficially owned shares of the Company’s common stock in favor of the adoption of the Merger Agreement and approval of the transactions contemplated therein. The Support Agreements include covenants with respect to the voting of such shares of the Company’s common stock in favor of adopting the Merger Agreement and approving the transactions contemplated therein and against any competing acquisition proposals and place certain restrictions on the transfer of the shares of the Company’s common stock held by the restrictive signatories thereto.

Q:	Where can I find the voting results of the Special Meeting?

A:

If available, the Company may announce preliminary voting results at the conclusion of the Special Meeting. The Company intends to publish final voting results in a Current Report on Form 8-K to be filed with the SEC following the Special Meeting. All reports that the Company files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of common stock for cash pursuant to the Merger?

A:

For U.S. federal income tax purposes, the receipt of cash by a U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) in exchange for such U.S. Holder’s shares of common stock in the Merger generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of common stock surrendered in the Merger.

A Non-U.S. Holder (as defined under the caption “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”) generally will not be subject to U.S. federal income tax with respect to the exchange of common stock for cash in the Merger unless such Non-U.S. Holder has certain connections to the United States.

You should consult your own tax advisor to determine the U.S. federal income tax consequences relating to the Merger in light of your particular circumstances and any consequences arising under other federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction. For more information, see the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

Q:	What will the holders of Company Options receive in the Merger?

A:

Each Company Option that remains outstanding as of immediately prior to the Effective Time will fully vest (to the extent unvested) and be canceled as of the Effective Time, and the holder will be paid an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of the Company’s common stock underlying such Company Option, by (y) the amount, if any, by which $1.20 exceeds the per share exercise price of such Company Option.

For more details on the treatment of Company Options in the Merger please refer the section of this proxy statement captioned “The Merger — Treatment of Company Equity Awards.”

Q:	What will the holders of Company RSU Awards receive in the Merger?

A:

Each Company RSU Award that remains outstanding as of immediately prior to the Effective Time will fully vest (to the extent unvested, and with any applicable performance criteria being deemed achieved at the maximum possible level of achievement for such performance criteria) and be canceled as of the Effective Time, and each holder will be paid an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of the Company’s common stock underlying such Company RSU Award, by (y) $1.20.

For more details on the treatment of Company RSU Awards in the Merger please refer the section of this proxy statement captioned “The Merger — Treatment of Company Equity Awards.”

Q:	When do you expect the Merger to be completed?

A:

We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger by the second half of calendar year 2019. However, the exact timing of completion of the Merger cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement, many of which are outside of our control.

Q:	Am I entitled to appraisal rights under the DGCL?

A:

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand and petition for appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that holders of shares of the Company’s common stock are entitled, subject to the requirements set forth in the DGCL, to have their shares appraised by the Delaware Court of Chancery and to receive (i) payment in cash of the “fair value” of the shares of the Company’s common stock (unless to the extent that the Company has made, at its sole discretion and before the entry of judgment, cash payments to one or more stockholders that are entitled to appraisal), exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with (ii) interest to be paid on the amount determined by the court to be fair value, if any, less any payments that the Company has made before the entry of judgment to one or more stockholder that are entitled to appraisal, which payments can be made, and the amount of which can be determined at the Company’s sole discretion. Stockholders who wish to seek appraisal of their shares are in any case encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights due to the complexity of the appraisal process. The DGCL requirements for exercising appraisal rights are described in additional detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. For more information, see the section of this proxy statement captioned “The Merger — Appraisal Rights.”

Q:	Do any of the Company’s directors or officers have interests in the Merger that may differ from those of the Company’s stockholders generally?

A:

Yes. In considering the recommendation of the Board with respect to the proposal to adopt the Merger Agreement and approve the transactions contemplated therein, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of stockholders generally. In (i) evaluating and negotiating the Merger Agreement; (ii) approving the Merger Agreement and the Merger; and (iii) recommending that the Merger Agreement be adopted by stockholders, the Board was aware of and considered these interests to the extent that they existed at the time, among other matters. For more information, see the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger.”

Our directors and executive officers have informed us that they currently intend to vote: (1) “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated therein; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Q:	Who can help answer my questions?

A:

If you have any questions concerning the Merger, the Special Meeting or this statement, would like additional copies of this proxy statement or need help voting your shares of the Company’s common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

+1 (800) 322-2885

proxy@mackenziepartners.com

FORWARD-LOOKING STATEMENTS

This communication may contain statements that do not relate solely to historical or present facts and circumstances and which are considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including statements regarding the Merger involving the Company, Parent and MKDG and the ability of the Company, Parent and MKDG to consummate the Merger. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, or are based on current expectations, estimates, forecasts and projections. Forward-looking statements can usually be identified by the use of terminology such as “anticipate,” “believe,” “could,” “continue,” “estimate,” “expect,” “goals,” “intend,” “likely,” “may,” “might,” “plan,” “project,” “seek,” “should,” “target,” “will,” “would,” and variations of such words and similar expressions. Such forward-looking statements include, among others, the Company’s current expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. Actual performance or results may differ materially from those expressed in or suggested by forward-looking statements as a result of various risks, uncertainties, assumptions and other factors, including, without limitation: (i) the risk that any of the conditions to the consummation of the Merger are not satisfied, including the failure to timely or at all obtain the approval of the Company’s stockholders or required regulatory approvals; (ii) the risk that the occurrence of any event, change or other circumstance could give rise to the termination of the Merger Agreement; (iii) the effect of the announcement or pendency of the Merger on the Company’s business relationships, operating results and business generally and the Company’s ability to hire and retain key personnel; (iv) risks related to diverting management’s attention from the Company’s ongoing business operations; (v) the outcome of any legal proceeding related to the Merger; (vi) unexpected costs, charges or expenses resulting from the Merger; (vii) certain restrictions on the Company’s conduct during the pendency of the Merger that may adversely affect the Company’s ability to pursue certain business opportunities or strategic transactions; (viii) legislative, regulatory and economic developments and market conditions; (ix) unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as management’s response to any of the aforementioned factors; (x) other risks to the consummation of the Merger, including the risk that the Merger will not be consummated within the expected time period or at all and (xi) other risks described in the Company’s filings with the SEC, including but not limited to (A) those described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended, (B) those described under the heading “Risk Factors” in the Company’s Quarterly Report on From 10-Q for the fiscal quarter ended March 31, 2019 and (C) the other filings made by Intermolecular with the SEC from time to time, which are available via the SEC’s website at http://www.sec.gov. Any forward-looking statement made in this communication speaks only as of the date on which it is made. You should not put undue reliance on any forward-looking statements. The Company undertakes no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as may be required by law. If the Company does update one or more forward-looking statements, no inference should be drawn that the Company will make additional updates with respect to those or other forward-looking statements.

THE SPECIAL MEETING

The enclosed proxy is solicited on behalf of the Board for use at the Special Meeting.

Date, Time and Place

We will hold the Special Meeting on [●], 2019, at [●] [a.m.], Pacific time, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025.

Purpose of the Special Meeting

At the Special Meeting, we will ask stockholders to vote on proposals to (i) adopt the Merger Agreement and approve the transactions contemplated therein, (ii) adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting and (iii) approve, by a non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Board Recommendation

The Board, after considering the various factors described under the caption “The Merger — Reasons for the Merger and Recommendation of the Board,” has unanimously (1) determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are fair to, and in the best interests of the Company’s stockholders, (2) approved and declared advisable the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby, in each case upon the terms and subject to the conditions contained in the Merger Agreement and (3) resolved, upon the terms and subject to the conditions contained in the Merger Agreement, to recommend that the Company’s stockholders vote their shares of the Company’s common stock in favor of adopting the Merger Agreement and approving the transactions contemplated therein, including the Merger. The Board recommends that you vote: (A) “FOR” the adoption of the Merger Agreement and approve the transactions contemplated therein; (B) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (C) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Record Date; Shares Entitled to Vote; Quorum

Only stockholders of record as of the Record Date are entitled to notice of the Special Meeting and to vote at the Special Meeting. A list of stockholders entitled to vote at the special meeting will be available at our principal executive offices, located at 3011 N. First Street, San Jose, California 95134, during regular business hours for a period of no less than 10 days before the Special Meeting and at the place of the Special Meeting during the meeting.

As of the Record Date of [●], 2019, there were [●] shares of our common stock outstanding and entitled to vote at the Special Meeting. You will have one vote at the Special Meeting for each share of the Company’s common stock that you owned at the close of business on the Record Date.

The holders of a majority in voting power of the common stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, will constitute a quorum at the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the meeting will be adjourned to solicit additional proxies.

Vote Required; Abstentions and Broker Non-Votes

The affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock on the Record Date is required to adopt the Merger Agreement and approve the transactions contemplated therein. Adoption of the Merger Agreement by the Company’s stockholders is a condition to the closing of the Merger.

Approval of the proposal to adjourn the Special Meeting, if a quorum is present, requires the affirmative vote of a majority of the shares of stock having voting power present in person or represented by proxy at the Special Meeting and entitled to vote on the subject matter. Approval of the proposal to adjourn the Special Meeting, if a quorum is not present, requires the affirmative vote of a majority of the votes cast on the subject matter. Approval, by non-binding, advisory vote, of compensation that will or may become payable to the Company’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast on the subject matter.

If a stockholder abstains from voting, that abstention will have the same effect as if the stockholder voted “AGAINST” the proposal to adopt the Merger Agreement and approve the transactions contemplated therein. If a quorum is present, for stockholders who abstain from voting, the abstention will have no effect on the outcome of the proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting. If no quorum is present, for stockholders who abstain from voting, the abstention will have will have the same effect as if the stockholder voted “AGAINST” the proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein. For stockholders who abstain from voting, the abstention will have no effect on the outcome of the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger. An abstention occurs when a stockholder attends a meeting, either in person or by proxy, but abstains from voting.

Each “broker non-vote” will also count as a vote “AGAINST” the proposal to adopt the Merger Agreement and approve the transactions contemplated therein, but will have no effect on (i) the proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting or (ii) the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger. A “broker non-vote” generally occurs when a bank, broker or other nominee holding shares on your behalf does not vote on a proposal because the bank, broker or other nominee has not received your voting instructions and lacks discretionary power to vote the shares. “Broker non-votes,” if any, will be counted for the purpose of determining whether a quorum is present.

Shares Held by the Company’s Directors and Executive Officers

As of May 20, 2019, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, 2,488,307 shares of our common stock, representing approximately 5.0% of the shares of our common stock outstanding on May 20, 2019. Our directors and executive officers have informed us that they currently intend to vote: (1) “FOR” the adoption of the Merger Agreement and the approval of the transactions contemplated therein; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (3) “FOR” the non-binding, advisory proposal to approve compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Support Agreements

Concurrently with the execution of the Merger Agreement, Parent and the Supporting Stockholders, solely in their respective capacities as stockholders of the Company, entered into Support Agreements. Each Supporting

Stockholder has agreed, among other things, to vote all of their beneficially owned shares of the Company’s common stock in favor of (i) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement; (ii) the approval of any proposal to adjourn or postpone the Special Meeting to a later date if there are not sufficient votes to approve the Merger on the date on which the Special Meeting is held. As of the close of business on the Record Date, the Supporting Stockholders beneficially owned in the aggregate [●] shares of the Company’s common stock, all of which are subject to the Support Agreements, representing approximately [●]% of the shares of the Company’s common stock outstanding as of the close of business on the Record Date.

The form of Support Agreement is attached to this proxy statement as Annex D. For further details, see the section of this proxy statement captioned “The Merger — Support Agreements.”

Voting of Proxies

If your shares are registered in your name with our transfer agent, AST, you may cause your shares of the Company’s common stock to be voted by returning a signed and dated proxy card in the accompanying prepaid envelope, or you may vote in person at the Special Meeting. Additionally, you may grant a proxy electronically over the Internet or by telephone by following the instructions on your proxy card. You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of the Company’s common stock according to your directions.

If you plan to attend the Special Meeting and wish to vote in person, you will be given a ballot at the Special Meeting. If your shares of the Company’s common stock are registered in your name, you are encouraged to vote by proxy even if you plan to attend the Special Meeting in person. If you attend the Special Meeting and vote in person by ballot, your vote will revoke any previously submitted proxy.

Voting instructions are included on your proxy card. All shares of the Company’s common stock represented by properly signed and dated proxies received in time for the Special Meeting will be voted at the Special Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted: (1) “FOR” adoption of the Merger Agreement and approval of the transactions contemplated therein; (2) “FOR” the adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting; and (3) “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

If your shares are held in “street name” through a bank, broker or other nominee, you may vote through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee or attending the Special Meeting and voting in person with a “legal proxy” from your bank, broker or other nominee. If such a service is provided, you may vote over the Internet or by telephone through your bank, broker or other nominee by following the instructions on the voting form provided by your bank, broker or other nominee. If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Special Meeting and vote in person with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the proposal to adopt the Merger Agreement and approve the transactions contemplated therein but will not have any effect on the adjournment proposal or the compensation proposal.

Revocability of Proxies

If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Special Meeting by:

•	signing another proxy card with a later date and returning it to us prior to the Special Meeting;

•	submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy;

•	delivering a written notice of revocation to our Corporate Secretary; or

•	attending the Special Meeting and voting in person by ballot.

If you have submitted a proxy, your appearance at the Special Meeting, in the absence of voting in person or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.

If you hold your shares of the Company’s common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote in person at the Special Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.

Any adjournment, postponement or other delay of the Special Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned, postponed or delayed.

Solicitation of Proxies

The expense of soliciting proxies will be borne by the Company. The Company has engaged MacKenzie Partners, Inc., a proxy solicitation firm (the “Proxy Solicitor”), to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $15,000 in total. We will also indemnify the Proxy Solicitor against losses arising out of its provision of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. No additional compensation will be paid for such services.

Adjournments or Postponements

Although it is not currently expected, the Special Meeting may be adjourned for the purpose of, among other things, soliciting additional proxies, by the vote of a majority of the shares of the Company’s common stock represented at the Special Meeting, whether or not a quorum is present. Any signed proxies received by us for which no voting instructions are provided on such matter will be voted “FOR” the proposal to adjourn the Special Meeting.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and approval of the transactions contemplated therein and who properly demand and petition for appraisal of their shares of the Company’s common stock will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL. This means that stockholders are entitled, subject to the requirements set forth in the DGCL, to have their shares of the Company’s common stock appraised by the Delaware Court of Chancery and to receive (i) payment in cash of the “fair value” of their shares of the Company’s common stock (unless to the extent that the Company has made, at its sole discretion and before the entry of judgment, cash payments to one or more stockholders that are entitled to appraisal), exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with (ii) interest to be paid on the amount determined by the court to be fair value, if any, less any payments that the Company has made before the entry of judgment to one or more stockholders that are entitled to appraisal, which payments can be made, and the amount of which can be determined at the Company’s sole discretion. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of the Company’s common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.

Stockholders considering seeking appraisal should be aware that the fair value of their shares of the Company’s common stock as determined pursuant to Section 262 of the DGCL could be more than, the same as or less than the value of the Per Share Merger Consideration.

To exercise your appraisal rights, you must (i) deliver a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the Merger Agreement and approve the transactions contemplated therein; (ii) not submit a proxy or otherwise vote in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated therein; (iii) continue to hold your shares of the Company’s common stock of record through the Effective Time; and (iv) file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so. Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The requirements set forth in the DGCL for exercising appraisal rights are described in further detail in this proxy statement, and the relevant section of the DGCL regarding appraisal rights is reproduced in Annex C to this proxy statement. If you hold your shares of the Company’s common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal on your behalf by your bank, broker or other nominee.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting to be Held on [●], 2019

The proxy statement is available at www.proxyvote.com.

Householding of Special Meeting Materials

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps to reduce our expenses.

If you would like to receive your own set of our disclosure documents in connection with the Special Meeting or this year’s or any future year’s annual meeting (if any), follow the instructions described below. Similarly, if you share an address with another stockholder and together both of you would like to receive only a single set of our disclosure documents, follow these instructions.

If you are a stockholder of record, you may contact us by writing to Intermolecular, Inc., 3011 N. First Street, San Jose, California 95134, Attention: Corporate Secretary or calling our Corporate Secretary at +1 (408) 582-5415. Eligible stockholders of record receiving multiple copies of this proxy statement can request householding by contacting us in the same manner. If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

Questions and Additional Information

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

+1 (800) 322-2885

proxy@mackenziepartners.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

We are asking you to adopt the Merger Agreement and approve the transactions contemplated therein.

For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page [●] of this proxy statement and “The Merger Agreement” beginning on page [●] of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.

Under applicable law and the terms of our articles of organization, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of the Company’s common stock voting in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated therein. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the proposal to adopt the Merger Agreement and approve the transactions contemplated therein.

The Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Agreement and approval of the transactions contemplated therein. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Agreement and approval of the transactions contemplated therein such that the proposal to adopt the Merger Agreement and approve the transactions contemplated therein would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Agreement and approval of the transactions contemplated therein and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Agreement and approval of the transactions contemplated therein. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.

The Board unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADVISORY, NON-BINDING VOTE ON MERGER-RELATED EXECUTIVE COMPENSATION ARRANGEMENTS

Section 14A of the Exchange Act requires that we provide stockholders with the opportunity to vote to approve, on an advisory, non-binding basis, the payment of certain compensation that will or may become payable to the Company’s named executive officers in connection with the Merger, as disclosed in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Golden Parachute Compensation.”

We are asking stockholders to indicate their approval, on an advisory basis, of the compensation that will or may become payable to the Company’s named executive officers in connection with the Merger. These payments are set forth in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Golden Parachute Compensation.”

The plans and arrangements pursuant to which these compensatory payments will be made were adopted and approved by the Compensation Committee of the Board, which is composed solely of non-management directors, and are believed to be reasonable and in line with marketplace norms.

As required by Section 14A of the Exchange Act, Intermolecular is asking its stockholders to vote on the adoption of the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to Intermolecular’s named executive officers in connection with the Merger, as disclosed in the above table entitled ‘Golden Parachute Compensation,’ including the associated narrative discussion, is hereby APPROVED.”

The vote on executive compensation payable in connection with the Merger is a vote separate and apart from the vote to adopt the Merger Agreement. Accordingly, you may vote to approve the executive compensation and vote against adoption of the Merger Agreement, or vice versa. Because the vote is advisory in nature only, it will not be binding on Intermolecular. Accordingly, because Intermolecular is contractually obligated to pay the compensation, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger is approved and consummated and regardless of the outcome of the advisory vote.

Approval of the advisory resolution on executive compensation payable to Intermolecular’s named executive officers in connection with the Merger requires the affirmative vote of a majority of the votes cast on the subject matter. Proxies received but marked as abstentions will have no effect on the outcome of this proposal.

The Board unanimously recommends that you vote “FOR” this proposal.

THE MERGER

This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

Parties Involved in the Merger

Intermolecular, Inc.

3011 N. First Street

San Jose, California 95134

+1 (408) 582-5415

The Company is a corporation organized under the laws of Delaware and headquartered in San Jose, California, that provides materials innovation research services using high throughput experimentation on a contract basis. Advanced materials are at the core of innovation in the 21st century for a wide range of industries, including semiconductors, consumer electronics, automotive, and aerospace. Using client specifications and its proprietary HPC techniques, which allows it to evaluate many combinations of material types and thickness, the Company performs experiments designed to identify promising materials and material components for client use. The Company targets large markets that rely on advanced materials for differentiation and specifically targets customers within these markets that have track records of technological innovation, have significant materials-based research and development, and are pursuing technical advancements that are critical to their success and strategy. While the Company does not design, develop, produce or test end products or devices, the Company’s customers use its services to select improved materials for a variety of products, including memory, display LED, logic, architectural glass coating and solar panels.

The Company’s common stock is listed on Nasdaq under the symbol “IMI.”

EMD Group Holding II, Inc.

c/o Merck KGaA, Darmstadt, Germany

Frankfurter Str. 250

64293 Darmstadt

Germany

+49 (0) 6151-720

Parent is a corporation organized under the laws of Delaware and was formed on April 30, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. It has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

EMD Performance Materials Semiconductor Services Corp.

c/o Merck KGaA, Darmstadt, Germany

Frankfurter Str. 250

64293 Darmstadt

Germany

+49 (0) 6151-720

Merger Sub is a corporation organized under the laws of Delaware, is a controlled subsidiary of Parent and was formed on April 26, 2019, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. It has not engaged in any business activities other than in connection with the transactions contemplated by the Merger Agreement.

Merck KGaA, Darmstadt, Germany

Frankfurter Str. 250

64293 Darmstadt

Germany

+49 (0) 6151-720

MKDG is a publicly-traded leading science and technology company, which operates across healthcare, life sciences and performance materials.

Effect of the Merger

Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, Merger Sub will merge with and into the Company, and the Company will continue as the Surviving Corporation and as a wholly owned subsidiary of Parent. As a result of the Merger, the Company’s common stock will no longer be publicly traded and will be delisted from Nasdaq. In addition, the Company’s common stock will be deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.

The Effective Time will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware (or at such later time as we, Parent and Merger Sub may agree and specify in the certificate of merger).

Effect on the Company if the Merger is Not Completed

If the Merger Agreement is not adopted and the transactions contemplated therein are not approved by stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of the Company’s common stock. Instead, the Company will remain an independent public company, the Company’s common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and the Company will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which the Company operates and risks related to adverse economic or industry conditions.

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, the price of the Company’s common stock may decline significantly. If that were to occur, it is uncertain when, if ever, the price of the Company’s common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities or the future value of your shares of the Company’s common stock. If the Merger is not completed, the Board will continue to evaluate and review the Company’s business operations, strategic direction and capitalization, among other things, and will make such changes as are deemed appropriate. If the Merger Agreement is not adopted and the transactions contemplated therein are not approved by stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board will be offered or that the Company’s business, prospects or results of operation will not be adversely impacted.

In addition, the Company will be required to pay to Parent a termination fee of $2,338,109 if the Merger Agreement is terminated under specified circumstances. For more information please see the section of this proxy statement captioned “The Merger Agreement — Termination Fees.”

Merger Consideration

In the Merger, each outstanding share of the Company’s common stock (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration of $1.20 per share of the Company’s common stock.

After the Merger is completed, you will have the right to receive the Per Share Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to Delaware law, as described below under the caption “The Merger — Appraisal Rights”).

Background of the Merger

As a result of the regular review and assessment of the Company’s business strategies and objectives by the Board and management, commencing in 2015, the Company modified its business model to transition from multi-year collaborative development programs (“CDPs”) with its customers, which typically required the customer to pay a fixed annual fee during the engagement and an ongoing royalty stream upon our customer’s commercialization of technology the Company developed under the program, to umbrella service agreements that provide the Company’s customers with the flexibility to selectively engage in multiple projects, each typically having a duration of six to 12 months and each subject to its own payment obligations. Although the new business model reduced the typical sales cycles for new customer engagements, the lack of repeating multi-year projects increased the need for the Company to build a robust sales pipeline of customers to ensure that new projects begin as current projects end and resulted in the Company’s operating results often fluctuating materially from quarter to quarter.

Prior to and following transition to the new business model, revenue from a small number of customers has accounted for a high percentage of the Company’s revenue. For each of the fiscal years ended December 31, 2018, 2017 and 2016, the Company’s largest customer during such year accounted for 57%, 57% and 38% of its revenue, respectively. The Company’s concentration of customers is in part a reflection of the concentrated nature of manufacturers in the DRAM, flash memory and complex logic markets, and the loss of any of these customers or their failure to renew, extend or maintain their existing relationships with the Company has the potential to materially and adversely affect the Company’s business, financial condition and results of operations. For example, in June 2016, after transitioning to the Company’s new business model, Micron opted not to renew further development work related to dynamic RAM (DRAM) and non-volatile memory (NVM) under its CDP with the Company, and this resulted in a reduction in the scope of research and development activities and associated revenue, which adversely affected the Company’s business, financial condition and results of operations for fiscal year 2016.

A substantial majority of the Company’s revenue has also historically come from customers in the semiconductor industry, which is highly cyclical and has been subject to significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production overcapacity. Industry consolidation (including but not limited to the transition of semiconductor manufacturing to foundries and large-scale manufacturers, and the subsequent concentration of research and innovation in manufacturing process development) has increased in recent years. Consolidation has resulted in fewer small companies, and more large companies with greater financial resources—companies that may be less likely to become customers of the Company than smaller companies with more limited research and development resources.

Against the backdrop of these challenges and in light of the market and business dynamics described above, the Board and management regularly review and assess the Company’s business strategies, objectives and prospects, and regularly review and discuss the Company’s business plan, performance, risks and opportunities, all with the goal of enhancing stockholder value. The Board and management regularly consider various strategic alternatives as part of these efforts, taking into account current and anticipated future economic, competitive and other market conditions. Following Ken Traub’s appointment to the Board in May of 2016, the Board and management began to evaluate whether the continued execution of the Company’s strategy as a standalone company or the sale of the Company, a joint venture, or other combination of the Company with a third party offers the best avenue to maximize stockholder value.

On July 27, 2016, the closing price of the Company’s common stock was $1.42, which was the lowest closing price since trading of the Company’s common stock commenced in November of 2011.

On July 29, 2016, the Board held a regularly scheduled meeting with a representative of Latham & Watkins LLP, outside legal counsel to the Company (“Latham & Watkins”), also in attendance. During the meeting, the Board discussed the annual operating plan of the Company, the long-term strategy and new business model of the Company and the challenges associated therewith, a restructuring of the Company’s executive management team and the desirability of pursuing a process to explore potential strategic transactions and of engaging a strategic advisor to assist in any such process. At the invitation of the Board, representatives of Cowen were also in attendance for a portion of the meeting and made a presentation to the Board on the background, capabilities and experience of Cowen and potential strategic alternatives available to the Company, including the continued execution of the Company’s strategy as a standalone company, a combination of the Company with a third party or a sale of the Company. Representatives of Latham & Watkins reviewed with the members of the Board their fiduciary duties under applicable law in the context of strategic transactions. During the meeting, the Board established a new Executive Chairman position and appointed Dr. Bruce McWilliams to serve in such position and also appointed Christian F. Kramer to serve in the positions of Chief Executive Officer and President of the Company. The Board also established a strategic alternatives committee (the “Strategic Committee”), the purpose of which was to pursue and assist with the consideration, evaluation and negotiation of potential strategic transactions and agreements relating thereto. The Committee was delegated the authority, among other things, to exercise general oversight with respect to activities of the Company related to any strategic transaction proposals, including recommendations to the Board with respect thereto, and to retain one or more financial or other advisors to assist with the exploration and evaluation of opportunities for potential strategic transactions. The Strategic Committee was not delegated the power or authority to make any final determination with respect to, or to determine the definitive terms or structure of, any proposed transaction, which such power and authority was in all cases reserved for exercise by the full Board. The Board appointed Kenneth H. Traub, Marvin D. Burkett, Irwin Federman and George M. Scalise as members of the Strategic Committee, with Mr. Traub serving as chairman of the Strategic Committee. The members of the Strategic Committee were selected by the Board based primarily on the members’ knowledge of and experience with strategic alternatives, operational and executive experience and willingness to serve in such role.

On August 26, 2016, the Strategic Committee held a telephonic meeting with a representative of Latham & Watkins in attendance. During the meeting, the Strategic Committee discussed the prospect of engaging Cowen as a financial advisor to assist the Company in exploring and evaluating opportunities for potential strategic transactions, noting Cowen’s experience and capabilities, including Cowen’s experience in the semiconductor and electronics industries and the Chinese market, and the potential strategic benefits to the Company resulting from Cowen’s proposed engagement. The Strategic Committee also reviewed and discussed the material terms of Cowen’s proposed engagement letter relating thereto (the “Cowen Engagement Letter”). Following discussion, the Strategic Committee determined that it would be in the best interests of the Company and its stockholders to engage Cowen to assist the Company in exploring and evaluating opportunities for potential strategic transactions and approved the terms of the Cowen Engagement Letter.

On August 30, 2016, pursuant to the Strategic Committee’s authorization, the Company executed and delivered the Cowen Engagement Letter, pursuant to which Cowen was engaged as the Company’s exclusive financial advisor in connection with the Company’s exploration and consideration of potential strategic transactions.

On September 27, 2016, the Board held a regularly scheduled meeting with Mr. Kramer, in his capacity as Chief Executive Officer of the Company and prior to his appointment to the Board, and a representative of Latham &

Watkins in attendance. During the meeting, the members of the Strategic Committee provided the Board with an update regarding the engagement of Cowen as the Company’s exclusive financial advisor in connection with the Company’s exploration and consideration of potential strategic transactions and the Board reviewed and discussed a preliminary timeline and potential process for the exploration of potential strategic transactions which had been prepared by Cowen.

On October 6, 2016, the Strategic Committee held a telephonic meeting with Dr. McWilliams, Patrick Neely (the then-current Chief Financial Officer of the Company) and a representative of Latham & Watkins in attendance. During the meeting, the Strategic Committee discussed the process by which the Company would explore potential strategic transactions, potential strategic partners (including joint venture candidates, potential acquirers and potential counterparties to a business combination involving the Company and including potential transaction counterparties based in the United States, Asia and Europe), and a plan to obtain assessments with respect to the Company’s intellectual property portfolio and market opportunities.

On November 4, 2016, the Strategic Committee held a telephonic meeting with board members Dr. McWilliams, Thomas R. Baruch and Wilbert van den Hoek, Messrs. Kramer and Neely, and a representative of Latham & Watkins in attendance. During the meeting, the Strategic Committee discussed the terms of a proposed amendment to the Cowen Engagement Letter (the “Cowen Amendment”) which contemplated that a transaction fee be payable to Cowen in the event that the Company consummated a joint venture transaction during the applicable term of the Cowen Engagement Letter. Such amendment was considered necessary by the Strategic Committee as a result of the Strategic Committee’s prior direction to explore potential joint venture candidates in addition to potential acquirers or other parties to a business combination involving the Company. Following discussion, the Strategic Committee determined that the Cowen Amendment be recommended to the Board for approval.

On November 4, 2016, the Board held a regularly scheduled meeting with Messrs. Kramer and Neely, Dr. Tony Chiang (the then-current Chief Technology Officer of the Company) and a representative of Latham & Watkins in attendance. During the meeting, the Board discussed the annual operating plan of the Company, the long-term strategy and new business model of the Company and the Cowen Amendment. Following discussion, the Board approved the execution and delivery of the Cowen Amendment.

On December 17, 2016, Mr. Baruch notified the Company that he would resign from the Board, effective immediately. Mr. Baruch’s decision to resign from the Board did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On December 21, 2016, the Board held a regularly scheduled meeting with Messrs. Kramer and Neely and a representative of Latham & Watkins in attendance. During the meeting, the Board discussed the annual operating plan and budget, long-term strategy and new business model of the Company. The Board also appointed Mr. Kramer, the Company’s President and Chief Executive Officer, to serve on the Board filling the vacancy on the Board arising as a result of Mr. Baruch’s resignation.

Also on December 21, 2016, the Strategic Committee held a telephonic meeting with Dr. McWilliams and Messrs. Baruch, van den Hoek, Kramer and Neely, and representatives of Latham & Watkins and Cowen in attendance. During the meeting, the Strategic Committee discussed the Company’s exploration of potential strategic transactions, an outreach plan for potential counterparties (including strategic companies and financial sponsors) to be contacted by each of management and Cowen as part of an initial outreach phase and a management presentation to be used in connection with such outreach efforts. The Strategic Committee directed Cowen and management to focus initial outreach efforts primarily on a potential joint venture transaction with potential counterparties in China and also to explore interest in potential strategic transactions from two large strategic companies.

In accordance with the Strategic Committee’s direction, during the period between December 21, 2016 and February 7, 2017, representatives of Cowen and management contacted 25 potential strategic transaction counterparties in China and two potential strategic transaction counterparties outside of China, including a major customer of the Company based in Asia (“Party A”), to gauge their interest in a potential strategic transaction with the Company. Eleven of the counterparties in China expressed potential interest in a strategic transaction and were provided form confidentiality agreements. Nine of such parties executed a confidentiality agreement with the Company (none of which contained “standstill” provisions which were effective as of the execution of the Merger Agreement) and held one or more initial meetings with management and representatives of Cowen. Six of the nine parties who participated in initial meetings declined to further pursue a strategic transaction with the Company. During this period, management also held three meetings with representatives of Party A to discuss Party A’s potential interest in acquiring the Company. Following these meetings, a representative of Party A informed Mr. Kramer that Party A was pursuing further internal review and evaluation of a potential strategic transaction involving the Company.

On February 8, 2017, the Board held a regularly scheduled meeting with Mr. Neely and Dr. Chiang, and representatives of Latham & Watkins and Cowen in attendance. During the meeting, the Board discussed the annual operating plan of the Company and long-term business challenges and strategic options. Representatives of Cowen also provided an update on the status of the Company’s exploration of potential strategic transactions. Following review of the status and results of outreach efforts, the Board and Cowen discussed an expanded list of potential counterparties to a strategic transaction, which included both strategic companies and financial sponsors in the United States, Asia and Europe (including MKDG). Following discussion, the Board directed Cowen and management to continue outreach efforts to the expanded list of potential counterparties.

During the period between February 9, 2017 and March 8, 2017, representatives of Cowen and management initiated outreach to 18 additional potential counterparties from the expanded list discussed at the prior meeting of the Board, including MKDG and Party B, a partner of the Company, and continued to solicit interest from the three parties based in China who previously participated in meetings with the Company and had expressed continuing interest in exploring a strategic transaction with the Company.

On February 23, 2017, Mr. van den Hoek notified the Company that he would resign from the Board, effective immediately. Mr. van den Hoek’s decision to resign from the Board did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Following Mr. van den Hoek’s resignation, the Board decreased the number of authorized directors from seven to six.

On March 8, 2017, Mr. Kramer and Dr. Chiang met with representatives of management of Party B at the Company’s offices in San Jose, California to discuss the Company’s strategic fit with Party B, materials innovation services and the acceleration of research and development in China.

On March 9, 2017, the Board held a telephonic meeting with Mr. Bill Roeschlein (the then-current Vice President, Finance of the Company) and representatives of Latham & Watkins and Cowen in attendance. Representatives of Cowen provided an update on the status of recent outreach efforts, noting that there was limited follow up from the 18 additional parties who had been contacted (including MKDG), but that two of such parties had declined to pursue a strategic transaction with the Company. Representatives of Cowen also noted that the three parties based in China who previously participated in meetings with the Company had declined interest in pursuing an acquisition of the Company. Mr. Kramer also noted that Party A had informed the Company that it was not interested in pursuing an acquisition of the Company at the then-current time, due primarily to concerns with acquiring a publicly-traded entity and with the increased expenses that Party A would incur on a go-forward basis as a result of the transition of the Company from a supplier to a subsidiary. The Board then discussed potential strategic alternatives other than an acquisition or business combination involving the Company, including the potential divestiture of certain technology and assets of the Company and a restructuring plan designed to reduce costs and preserve cash.

On March 15, 2017, the Board held a meeting with Mr. Roeschlein and representatives of Latham & Watkins and Cowen in attendance. Representatives of Latham & Watkins reviewed with the members of the Board their fiduciary duties under applicable law in the context of strategic transactions. Representatives of Cowen provided an update on the status of the Company’s exploration of potential strategic transactions. Management also presented a proposal for the Company to engage in a restructuring and the Board discussed desired outcomes and proposed actions to be taken in connection therewith. The Board further discussed the potential benefits a restructuring might provide to the Company and its stockholders, noting in particular that it would make the organization more sustainable, as well as more attractive to potential strategic partners. After such discussion, the Board authorized management to pursue a restructuring and further directed management to continue to focus on building the Company’s pipeline as an equal priority to its exploration of strategic alternatives.

On March 27, 2017, the Board held a meeting with a representative of Latham & Watkins in attendance. During the meeting, Management presented an update on the terms of the restructuring previously authorized by the Board. In connection with the restructuring, the Board determined to appoint Dr. McWilliams as non-executive Chairman of the Board and to appoint Mr. Roeschlein as the Company’s Chief Financial Officer and principal financial and accounting officer. The Board also increased the size of the Board from six directors to seven directors and appointed Matthew S. Furnas to fill the vacancy created by such increase. Mr. Kramer provided an update on the status of the Company’s exploration of potential strategic transactions, noting that eight parties remained interested in potentially exploring such a transaction, six additional parties had declined to pursue such a transaction (including MKDG) and three parties had not responded to initial contact requests from representatives of Cowen.

On March 27, 2017, following the meeting of the Board and at the Board’s direction, the Company commenced a workforce reduction plan of approximately 29 employees, or approximately 20% of the Company’s workforce, in order to reduce non-core activities and operating costs and to improve profitability.

On April 5, 2017, Mr. Kramer and Mr. Sean Lee (Vice President, Customer Enablement of the Company) met with representatives of management of Party A at Party A’s offices in Asia to discuss ongoing commercial activities between the companies and the potential merits of a more strategic relationship between the Company and Party A or its affiliates.

On April 5, 2017, Mr. Kramer and Mr. Samuel Li (the then-current Vice President, Customer Enablement of the Company) met by telephone with representatives of management of Party B to discuss possible strategic opportunities, including the merits of an acquisition of the Company by Party B or a joint venture involving the two companies.

On April 17, 2017, Mr. Kramer, Dr. Chiang, and Mr. Joe Montano (Senior Vice President, Customer Enablement of the Company) met with representatives of management of Party B at the Company’s offices in San Jose, California to discuss possible strategic opportunities, including the merits of an acquisition of the Company by Party B or a joint venture involving the two companies.

On April 18, 2017, the Board held a regularly scheduled meeting with Mr. Roeschlein and a representative of Latham & Watkins in attendance. During the meeting, the Board discussed the Company’s financial position, the Company’s ongoing efforts to increase its sales pipeline and the Company’s 2017 operations and objectives. Mr. Kramer provided an update on the progress and current status of the Company’s exploration of potential strategic transactions.

On May 18, 2017, Mr. Montano met by telephone with Dr. Geoff Irvine (the then-current Head of Commercial Marketing, Packaging Solutions Business Field, Integrated Circuit Materials, MKDG) to discuss potential strategic collaborations between the Company and MKDG. Mr. Montano informed Dr. Irvine that the Company was soliciting bids from interested parties to acquire the Company. Dr. Irvine indicated to Mr. Montano that he would discuss these matters further with MKDG executive management.

On May 24, 2017, the Company entered into a confidentiality agreement (which included a standstill provision, the term of which had expired by the date of the Merger Agreement) with Party B.

On June 7, 2017, the Company entered into a confidentiality agreement (which included a standstill provision, the term of which had expired by the date of the Merger Agreement) with Party C, a strategic company located in Asia.

On June 14, 2017, representatives of Cowen delivered a process letter to Party C. The process letter invited Party C to submit a non-binding indication of interest to engage in a strategic transaction with the Company.

On June 26, 2017, representatives of Cowen delivered a process letter to Party B. The process letter invited Party B to submit a non-binding indication of interest to engage in a strategic transaction with the Company.

On June 28, 2017, Messrs. Kramer and Lee met with representatives of management of Party A at Party A’s offices in Asia to discuss ongoing commercial activities between the companies and the potential merits of a more strategic relationship between the Company and Party A or its affiliates.

On June 29, 2017, Party B submitted a non-binding indication of interest for a potential acquisition of the Company by Party B or its affiliates. The indication of interest set forth an estimated purchase price of $57.5 million and was subject to the completion of due diligence.

Also on June 29, 2017, representatives of Cowen met telephonically with representatives of management of Party C to further discuss a potential strategic transaction involving the Company.

On July 7, 2017, the Company entered into a confidentiality agreement with MKDG (which did not contain a standstill provision).

On July 12, 2017, Party C submitted a non-binding indication of interest for a potential acquisition transaction with the Company. The indication of interest set forth an estimated purchase price of $57 million and was subject to a comprehensive due diligence review by Party C and its advisors that was anticipated to take six to eight weeks to complete. During a follow up discussion between Party C and representatives of Cowen following receipt of the indication of interest, Party C expressed a desire to continue diligence and a need to better understand the business model of the Company prior to proceeding further.

On July 13, 2017, members of management of MKDG, including Dr. Rico Wiedenbruch (the then-current Global Head of Integrated Circuit Materials, MKDG), Mr. Benedikt Ernst (the then-current Head of Packaging Solutions Business Field, Integrated Circuit Materials, MKDG), Mr. Wookyu Kim (Head of Leading Edge Accounts, Integrated Circuit Materials, MKDG) and members of management of the Company, including Messrs. Kramer and Roeschlein, held an introductory meeting at the offices of the Company in San Jose, California to discuss a potential collaboration between the parties.

On July 19, 2017, the Strategic Committee held a telephonic meeting with Dr. McWilliams, Messrs. Kramer and Roeschlein, and representatives of Latham & Watkins and Cowen in attendance. During the meeting, management and representatives of Cowen provided the Strategic Committee with an update on the status of discussions with various parties relating to the Company’s exploration of potential strategic transactions. As of the date of such meeting, Cowen and management had contacted 55 potential transaction counterparties and were in ongoing discussions with five such parties, including Party A, Party B and Party C.

On July 25, 2017, Mr. Kramer met by telephone with Dr. Wiedenbruch. During the discussion, Dr. Wiedenbruch informed Mr. Kramer that MKDG was declining to pursue a strategic transaction with the Company.

On July 26, 2017, Mr. Kramer and other members of the Company’s senior management team met with representatives of management of Party B, including the chairman of Party B, at the Company’s offices in San Jose, California to discuss the status of Party B’s review of the Company and next steps with respect to Party B’s interest in pursuing a strategic transaction with the Company. During such meeting, the chairman of Party B informed management of the Company that Party B and its affiliates needed further time to determine next steps and that Party B may require funding from one of its affiliates in order to consummate an acquisition of the Company.

On August 1, 2017, the Board held a regularly scheduled meeting with Mr. Roeschlein and representatives of Latham & Watkins and Cowen in attendance. The Board discussed the Company’s quarterly results for the second quarter of 2017 and the status of the Company’s exploration of potential strategic transactions. Management and representatives of Cowen noted the further time for diligence and internal discussions requested by each of Party B and Party C and the lack of receipt of an indication of interest from Party A or any other party. Management recommended that the Company allow up to two months for each of Party B and Party C to develop more certain terms for a proposed transaction with the Company. Following discussion, the Board directed management and Cowen to proceed with management’s recommendations.

On August 8, 2017, members of management of the Company met with representatives of management of Party B at Party B’s office in Santa Clara, California to discuss the status of Party B’s review of the Company and next steps with respect to Party B’s interest in pursuing a strategic transaction with the Company. During this meeting, management of Party B informed management of the Company that Party B was no longer interested in, and would be unable to proceed with, an acquisition of the Company as a result of the failure to secure necessary funds for the transaction.

On August 16, 2017, Messrs. Kramer and Lee met with representatives of management of Party A at Party A’s offices in Asia to discuss ongoing commercial activities between the parties as well as potential strategic opportunities between the Company and Party A or its affiliates.

On October 30, 2017, the Board held a meeting with Messrs. Roeschlein and Montano, Milind Weling (Senior Vice President of Programs and Operations of the Company) and representatives of Latham & Watkins and Cowen in attendance. The Board discussed the progress and results of the Company’s exploration of potential strategic transactions, including Party B’s inability to continue in the process due to a lack of funding, Party C’s failure to actively pursue the transactions contemplated by the indication of interest previously submitted by Party C, MKDG’s decision not to pursue a strategic transaction with the Company at such time, challenges associated with identifying an internal champion at Party A to lead a pursuit of a strategic transaction with the Company and the absence of remaining interest from other parties who had been contacted during the process.

During the fourth quarter of 2017 and throughout 2018, representatives of Cowen and management continued to participate in discussions with, and to solicit interest in a strategic transaction with the Company from, multiple parties, including Party A, Party B, and Party C. However, no such discussions resulted in the submission of an indication of interest or any other offer from any party (other than MKDG).

On March 21, 2018, Messrs. Kramer and Lee met with representatives of management of Party A at Party A’s offices in Asia to discuss commercial activities between the parties.

On March 29, 2018, Messrs. Kramer and Lee met with representatives of management of Party C at Party C’s offices in Asia to discuss the Company’s strategic fit with Company C and the potential benefits to Party C of an acquisition of the Company.

On April 18, 2018, Messrs. Kramer and Lee met with representatives of management of Party A at Party A’s offices in Asia to discuss commercial activities between the parties.

On April 20, 2018, Messrs. Kramer and Lee, and Mr. Richard Hong (Executive Advisor to the Chief Executive Officer of the Company) met with representatives of management of Party C at Party C’s offices in Asia to discuss the potential strategic fit between the parties.

On May 9, 2018, Dr. McWilliams resigned from the Board. Dr. McWilliams’ decision to resign from the Board did not involve any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On May 11, 2018, the Board appointed Mr. Traub as chairman of the Board.

On May 24, 2018, the Board held a meeting with multiple members of senior management, including Messrs. Roeschlein, Littau, Weling and Montano, and representatives of Latham & Watkins and Cowen in attendance. During the meeting, Mr. Kramer and representatives of Cowen provided an update on the progress and current status of the Company’s exploration of potential strategic transactions, including a summary of the recent discussions with Party A and Party C, and a review of potential counterparties. The Board directed management and representatives of Cowen to continue to pursue a potential strategic transaction while also focusing on the business and building the Company’s pipeline. Following discussion, the Board approved the dissolution of the Strategic Committee for administrative convenience.

On June 14, 2018, Messrs. Kramer, Lee and Hong met with representatives of management of Party C at Party C’s offices in Asia to discuss the potential merits of an acquisition of the Company by Party C.

On July 11, 2018, Mr. Kramer and other members of senior management of the Company met with representatives of senior management of Party C at the Company’s offices in San Jose, California to discuss the Company’s strategic fit with Party C, the Company’s technical capabilities and the potential merits of an acquisition of the Company by Party C.

On August 16, 2018, Messrs. Kramer, Lee and Hong met with representatives of management of Party C at Party C’s offices in Asia to discuss strategic opportunities between the parties.

On August 23, 2018, Mr. Kramer and other members of senior management of the Company met with the Chief Executive Officer of Party C’s materials subsidiary at the Company’s offices in San Jose, California to discuss the strategic fit between the parties, possible commercial programs and the potential merits of an acquisition of the Company by Party C.

On September 19, 2018, Messrs. Montano and Weling met with Dr. Irvine, and Mr. Anand Nambiar (Executive Vice President and Global Head of Semiconductor Solutions, MKDG), at the Company’s offices in San Jose, California for a facility tour and to discuss MKDG’s potential interest in exploring a strategic transaction with the Company.

On November 12, 2018, members of management of the Company, including Messrs. Kramer, Roeschlein, Montano, Weling and Littau, met with members of management of MKDG’s Performance Materials division, including Messrs. Nambiar, Irvine and Ernst and Dr. Mansour Moinpour (Merck Fellow, Head of Innovation Pipeline & Technology Scouting, Semiconductor Solutions, MKDG), at the Company’s offices in San Jose, California to further discuss MKDG’s potential interest in exploring a strategic transaction with the Company, including the strategic rationale and potential timing of such a transaction.

On November 21, 2018, Mr. Kramer met by telephone with Mr. Nambiar to discuss MKDG’s potential interest in exploring a strategic transaction with the Company and to prepare for an upcoming meeting scheduled to take place at MKDG’s offices in Darmstadt, Germany.

On December 7, 2018, Mr. Kramer met with members of management of MKDG, including Mr. Nambiar and Mr. Kai Beckmann (Chief Executive Officer of Performance Materials Division, MKDG), and Mr. Roman Werth (Senior Vice President, Global Head of Mergers & Acquisitions, MKDG), Mr. Benjamin Hein (Head of Strategy & Business Transformation, Performance Materials Division, MKDG), and Dr. Irvine at MKDG’s offices in Darmstadt, Germany, to discuss MKDG’s potential interest in exploring a strategic transaction with the Company, including the strategic rationale and potential approval of such a transaction by the executive board of MKDG.

On December 13, 2018, Mr. Nambiar emailed Mr. Kramer to inform him that a potential strategic transaction with the Company had been discussed with the executive board of MKDG and that Mr. Nambiar expected to follow up with the executive board in early January after year-end holidays. Mr. Nambiar noted that he and Mr. Beckmann also intended to visit the Company’s offices in early January and that he hoped that MKDG would be in a position to submit a formal indication of interest at that time following discussion with the executive board.

Also on December 13, 2018, the Board held a regularly scheduled meeting with Mr. Roeschlein and a representative of Latham & Watkins in attendance. During the meeting, the Board discussed the annual operating plan and budget of the Company and the Board approved the 2019 Budget (as described further in the section of this proxy statement captioned “The Merger — Management Projections).

On December 26, 2018, the Company received a letter from the listing qualifications department of the Nasdaq Stock Market indicating that for 30 consecutive business days the Company’s common stock did not maintain a minimum closing bid price of $1.00 per share as required by Nasdaq Listing Rule 5450(a)(1) and that if the Company did not regain compliance with such rule, Nasdaq could provide notice that the Company’s common stock would become subject to delisting.

On January 10 and 11, 2019, members of management of the Company, including Messrs. Kramer, Roeschlein, Montano, Littau and Weling, met with members of management of MKDG, including Messrs. Beckmann, Nambiar, Werth, Irvine and Dr. Moinpour at the Company’s offices in San Jose, California to tour the Company’s facilities and to discuss the business of the Company and MKDG’s potential interest in a strategic transaction with the Company. During these meetings, representatives of MKDG indicated that they expected to potentially deliver a non-binding indication of interest for an acquisition of the Company in the near future.

In anticipation of potentially receiving an indication of interest from MKDG, beginning on January 14, 2019 and continuing through February 2019, and at the direction of the Board and management of the Company, representatives of Cowen contacted nine strategic companies and financial sponsors, including Party C, that had previously been contacted in connection with the solicitation of a strategic transaction and two strategic companies that had not previously been contacted, to indicate that the Company expected to potentially proceed with a strategic transaction in the near term and to assess such parties level of interest in engaging in a strategic transaction with the Company. All such parties ultimately responded to expressly confirm that they did not have any current interest in engaging in a strategic transaction with the Company, as described further below.

On January 14, 2019, Messrs. Kramer and Roeschlein met by telephone with Mr. Werth, Mr. Steffen Keinath (Sr. Director, Mergers & Acquisitions, MKDG) and Mr. Sven Lickfeld (Director, Mergers & Acquisitions, MKDG), to discuss diligence information regarding the Company.

On January 18, 2019, Mr. Lickfeld delivered a non-binding proposal for the acquisition by MKDG of all of the outstanding shares of capital stock of the Company for $1.20 per share. The non-binding proposal was subject to the satisfactory completion of due diligence and stated MKDG’s intention to fund the purchase price with cash on hand. On January 18, 2019, the closing price of the Company’s common stock was $1.12.

On January 21, 2019, the Board held a telephonic meeting with Mr. Roeschlein and representatives of Latham & Watkins and Cowen in attendance. During the meeting, Mr. Kramer provided a summary of the non-binding proposal submitted by MKDG, a copy of which had been distributed to all members of the Board prior to the meeting. Representatives of Cowen then provided an overview of the financial aspects of the MKDG proposal and noted the recent outreach to the 11 parties previously contacted in connection with the strategic transaction process and the express confirmation by six of such parties (as of the date of the Board meeting) that they had no interest in engaging in a strategic transaction with the Company. Representatives of Cowen also provided a summary of the strategic transaction process to date since August of 2016, noting that 64 total parties had been contacted, one or more meetings had been held with 18 of such parties and the non-binding indications of interest from each of Party B and Party C, neither of which were still pending. Following discussion, the Board authorized and directed Mr. Traub, management of the Company and representatives of Cowen to negotiate the terms of the transactions contemplated by the non-binding proposal with MKDG, to request that MKDG submit a revised proposal with an increased purchase price in the range of $1.30 to $1.80 and to seek further information from MKDG regarding its remaining due diligence requirements and expected process and timing. The Board also authorized and directed management and Cowen to continue to solicit feedback from the five parties (including Party C) who had not yet responded to recent requests for confirmation of their interest in engaging in a strategic transaction with the Company.

On January 23, 2019, representatives of Cowen met by telephone with members of management of MKDG, including Messrs. Nambiar, Werth, Keinath and Lickfeld to discuss MKDG’s non-binding proposal. In accordance with the direction of the Board, representatives of Cowen expressed appreciation for the submission of the proposal, but requested that MKDG submit a revised proposal with an increased purchase price in consideration of the potential strategic value of the Company to MKDG. Representatives of Cowen also requested that MKDG provide further information regarding its remaining due diligence requirements and expected process and timing. Mr. Nambiar and Mr. Werth clarified that MKDG expected to require six to eight weeks to complete due diligence. Mr. Nambiar stated that he would discuss the request for a revised proposal with MKDG’s management. The parties agreed to arrange a subsequent call with representatives of the Company and MKDG to further discuss MKDG’s proposal and the Company’s request for an increased purchase price.

On January 30, 2019, Messrs. Kramer and Traub and representatives of Cowen met by telephone with members of management of MKDG, including Messrs. Nambiar, Werth, Keinath and Lickfeld, to discuss MKDG’s non-binding proposal. Mr. Traub reiterated the Company’s request for MKDG to submit a revised proposal and also made arguments to support a higher purchase price in the range of $1.30 to $1.80 per share. Messrs. Kramer and Traub and representatives of Cowen reviewed the financial and strategic rationale supporting the counter-proposed price range. Mr. Nambiar and Mr. Werth acknowledged the counter-proposal, but stated that MKDG would need access to additional diligence information to assess whether the counter-proposed price range was feasible. Mr. Nambiar and Mr. Werth also stated that any potential change to the $1.20 purchase price proposed by MKDG would be dependent upon, among other things, the receipt of additional diligence information and the results of MKDG’s diligence review.

On January 31, 2019, the Board held a regularly scheduled meeting with Mr. Roeschlein and representatives of Latham & Watkins and Cowen in attendance. During the meeting, the Board discussed the annual and quarterly financial results of the Company and the status of the strategic transaction process, including the recent discussions with representatives of MKDG and MKDG’s request for further diligence information in order to evaluate the Company’s request for an increased purchase price. Representatives of Cowen noted the recent outreach to the 11 parties previously contacted in connection with the strategic transaction process and the express confirmation from eight of such parties (as of the date of the Board meeting) that they had no interest in engaging in a strategic transaction with the Company. Following discussion, the Board authorized management of the Company to provide further diligence information to MKDG and to engage in diligence discussions with MKDG on a non-exclusive basis. The Board also authorized and directed management and Cowen to continue to solicit feedback from the three parties (including Party C) who had not yet responded to recent requests for confirmation of their interest in engaging in a strategic transaction with the Company.

On February 4, 2019, Mr. Roeschlein met by telephone with members of management of MKDG, including Mr. Lickfeld and Mr. Keinath, to discuss diligence matters.

On February 6, 2019, a representative of Party C sent an email to representatives of Cowen stating that Party C was no longer interested in pursuing an acquisition of the Company due primarily to Party C’s belief that there would be a conflict of interest between Party C’s affiliates and customers of the Company. During February 2019, representatives of Cowen also followed up with the other two remaining parties who had been contacted regarding their interest in engaging in a strategic transaction with the Company. Both such remaining parties also expressly confirmed that they did not have any interest in engaging in a strategic transaction with the Company.

On February 12, 2019, Mr. Roeschlein met by telephone with Messrs. Lickfeld and Keinath to discuss diligence matters.

On February 20, 2019, members of management of the Company, including Messrs. Kramer, Roeschlein, Littau and Weling, met by telephone with multiple members of management of MKDG, including Messrs. Lickfeld and Dr. Moinpour to discuss diligence matters.

On February 24, 2019, Latham & Watkins delivered an initial draft of the Merger Agreement to Nixon Peabody LLP (“Nixon Peabody”), counsel to MKDG. The initial draft of the Merger Agreement contemplated, among other things, (i) a termination fee of 3.0% of the equity value of the Company in the event of the Company’s entry into a superior proposal, which such fee would constitute liquidated damages and the sole and exclusively remedy of Parent in circumstances in which a termination fee would be payable and (ii) an obligation for Parent to take any and all actions necessary to obtain applicable regulatory approvals (including any divestiture or any limitation on Parent’s freedom to operate the business of the Company after closing of the Merger).

On February 26 and 27, 2019, multiple members of management of the Company, including Messrs. Kramer, Roeschlein, Littau and Weling, met with multiple members of management of MKDG, including Messrs. Nambiar, Lickfeld, Irvine and Dr. Moinpour, at the offices of the Company in San Jose, California to discuss diligence matters.

On February 27, 2019, MKDG delivered a letter to the board of directors of Versum Materials, Inc. (“Versum”), outlining the terms of a proposal to acquire Versum for $48 per share in cash. At the time of such proposal, Versum was party to a definitive agreement to combine with Entegris, Inc.

On March 1, 2019, Mr. Roeschlein met by telephone with multiple members of management of MKDG, including Mr. Lickfeld to discuss diligence matters.

On March 4, 2019, Mr. Roeschlein met by telephone with multiple members of management of MKDG, including Mr. Lickfeld to discuss diligence matters.

On March 5, 2019, Mr. Kramer met by telephone with Mr. Nambiar to discuss the status of MKDG’s diligence review of the Company and the potential impact of the Versum announcement on a potential transaction with the Company.

On March 15, 2019, Messrs. Kramer and Traub and representatives of Cowen met by telephone with members of management of MKDG, including Messrs. Beckmann, Nambiar, Werth, Lickfeld and Hein, to discuss the status and timing of the potential transaction between MKDG and the Company. Mr. Traub requested that representatives of MKDG affirm their interest in pursuing the potential transaction with the Company as a condition to MKDG continuing due diligence. Representatives of MKDG confirmed continued interest in the potential transaction with the Company, but acknowledged that the Versum transaction placed significant competing demands on the attention of the MKDG management team. The parties agreed to works towards completing due diligence and finalizing the terms of a transaction by April 2019.

On March 19, 2019, Nixon Peabody delivered a revised draft of the Merger Agreement to Latham & Watkins. The revised draft of the Merger Agreement contemplated, among other things, (i) a termination fee of 3.5% of the equity value of the Company in the event of the Company’s entry into a superior proposal, (ii) an obligation for the Company to reimburse Parent for its fees and expenses, subject to an unspecified cap, in the event of a termination of the Merger Agreement in circumstances in which a termination fee would be payable, (iii) an exception to the provisions of the Merger Agreement providing that the termination fee contemplated thereunder constituted liquidated damages and the sole and exclusive remedy of Parent in circumstances in which such fee would be payable for fraud or any willful and material breach of the Merger Agreement by the Company and (iv) deletion of Parent’s obligation to take any and all actions necessary to obtain applicable regulatory approvals.

On March 21, 2019, Nixon Peabody delivered an initial draft of the form of Support Agreement to Latham & Watkins.

On March 25, 2019, Latham & Watkins delivered a revised draft of the Merger Agreement and form of Support Agreement to Nixon Peabody. The revised draft of the Merger Agreement contemplated, among other things, (i) a termination fee of 3.2% of the equity value of the Company in the event of the Company’s entry into a superior proposal, (ii) deletion of the Company’s obligation to reimburse Parent for fees and expenses incurred in connection with payment of the termination fee, (iii) deletion of the exception to the liquidated damages and sole and exclusive remedy provisions for fraud or any willful and material breach of the Merger Agreement by the Company and (iv) reinstatement of Parent’s obligation to take any and all actions necessary to obtain applicable regulatory approvals, subject to a material adverse effect standard.

On March 26, 2019, MKDG commenced a cash tender offer to acquire all outstanding shares of Versum.

On March 29, 2019, the Versum board of directors recommended that Versum stockholders not tender their shares into the MKDG tender offer.

On April 2, 2019, Mr. Kramer met by telephone with Mr. Nambiar to discuss the status and timing of the potential transaction between MKDG and the Company. Mr. Nambiar confirmed MKDG’s continued interest in a potential transaction with the Company, but acknowledged that the Versum transaction continued to place significant competing demands on the attention of the MKDG management team. Mr. Nambiar stated that he would keep Mr. Kramer updated with respect to progress.

Between April 2, 2019 and April 4, 2019, representatives from Latham & Watkins and Nixon Peabody participated in telephone discussions to negotiate the terms of the Merger Agreement and Support Agreement.

On April 8, 2019, Versum announced that it had received a revised proposal from MKDG to acquire Versum for $53 per share.

On April 10, 2019, Nixon Peabody delivered a revised draft of the Merger Agreement and form of Support Agreement to Latham & Watkins. The revised draft of the Merger Agreement contemplated, among other things, (i) a termination fee of 3.75% of the equity value of the Company in the event of the Company’s entry into a superior proposal, (ii) acceptance of the deletion of the obligation for the Company to reimburse Parent for its fees and expenses incurred circumstances in which the termination fee is payable, (iii) Parent’s right to refund any termination fee payable by the Company and, in the event of such refund, to pursue damages arising out of the Company’s fraud or its willful and material breach of the Merger Agreement and (iv) a disclaimer of any obligation of Parent to take any action in connection with obtaining applicable regulatory approvals that would have a material impact on Parent or any adverse effect upon any transaction between Parent or its affiliates, on the one hand, and Versum or its affiliates, on the other.

On April 12, 2019, MKDG announced that it had signed a definitive agreement to acquire Versum for $53 per share in cash.

On April 12, 2019, representatives from Latham & Watkins and Nixon Peabody participated in a telephone discussion to negotiate the terms of the Merger Agreement.

On April 14, 2019, Mr. Kramer met by telephone with Mr. Nambiar to discuss the status and timing of the potential transaction between MKDG and the Company in light of the recent announcement regarding the Versum transaction. Mr. Nambiar confirmed that MKDG was still interested in pursuing an acquisition of the Company and that approval for the transaction would be sought from MKDG’s executive board on April 25, 2019.

On April 15, 2019, representatives from Latham & Watkins and Nixon Peabody participated in a telephone discussion to negotiate the terms of the Merger Agreement.

On April 16, 2019, Latham & Watkins delivered a revised draft of the Merger Agreement and other deal documents to Nixon Peabody. The revised draft of the Merger Agreement contemplated modifications to the thresholds applicable to the limitations on Parent’s obligations with respect to obtaining applicable regulatory approvals.

On April 18, 2019, representatives from Latham & Watkins and Nixon Peabody participated in a telephone discussion to negotiate the terms of the Merger Agreement.

On April 24, 2019, Nixon Peabody delivered a revised draft of the Merger Agreement and other deal documents to Latham & Watkins. The revised draft of the Merger Agreement contemplated modifications to the thresholds applicable to the limitations on Parent’s obligations with respect to obtaining applicable regulatory approvals.

On April 26, 2019, MKDG delivered a revised non-binding proposal to acquire all of the outstanding shares of the Company for $1.20 per share. The revised non-binding proposal requested that exclusivity be granted to MKDG during the period of negotiation of the definitive agreements.

On April 29, 2019, Messrs. Kramer and Traub and representatives of Cowen met by telephone with members of management of MKDG, including Messrs. Werth, Lickfeld and Keinath, to discuss the revised non-binding proposal. During the meeting, Mr. Traub urged MKDG to make a higher offer and reiterated the potential strategic value of the Company to MKDG. Representatives of MKDG responded that the $1.20 per share reflected the results of MKDG’s due diligence findings, was the top end of MKDG’s valuation range for the Company and was MKDG’s best and final offer.

Between April 26, 2019 and May 1, 2019, representatives of Latham & Watkins and Nixon Peabody negotiated the remaining open issues in the Merger Agreement and other definitive deal documents. During this time period, Latham & Watkins and Nixon Peabody exchanged multiple drafts of the deal documents.

On May 1, 2019, the Board held a telephonic meeting with Mr. Roeschlein and representatives of Latham & Watkins and Cowen in attendance to discuss the proposal from MKDG. Representatives of Latham & Watkins reviewed with the members of the Board their fiduciary duties under applicable law in the context of the transactions contemplated by the revised proposal and provided a summary of the terms of the Merger Agreement, including the terms thereof relating to deal protection and the obligations of the parties in connection with obtaining applicable regulatory approvals. The Board discussed and considered the terms of MKDG’s revised proposal and the Merger Agreement and other deal documents with management and representatives of Latham & Watkins and Cowen. The Board then discussed and considered the Extended Projections (as described further in the section of this proxy statement captioned “The Merger — Management Projections), along with their associated assumptions, risks and opportunities. Mr. Kramer noted that while the Extended Projections reflected the best available estimates and expected future financial performance of the Company on a stand-alone basis, there were significant risks and uncertainties associated with the Company remaining an independent company, including as a result of the Company’s dependence on a highly concentrated customer base. Representatives of Cowen then reviewed with the Board Cowen’s preliminary financial analysis of MKDG’s revised proposal. Following such discussion, the Board determined that it was in the best interests of the Company and its stockholders to pursue a transaction with MKDG under the terms outlined in the revised proposal, without executing an exclusivity agreement and directed members of management and Latham & Watkins to finalize the Merger Agreement and other definitive deal documents on the terms outlined in the revised proposal.

Between May 1, 2019 and May 3, 2019, representatives of Latham & Watkins and Nixon Peabody finalized the terms of the Merger Agreement and other definitive deal documents.

On May 3, 2019, the Board held a telephonic meeting, with Mr. Roeschlein and representatives of Latham & Watkins and Cowen in attendance to discuss the final terms of the Merger Agreement and other definitive deal documents. A representative of Latham & Watkins reviewed with the members of the Board the changes to the

Merger Agreement and other definitive deal documents, including the guarantee, since the last meeting of the Board. Representatives of Cowen then reviewed with the Board Cowen’s financial analysis of the potential transaction with MKDG. Following further discussion, representatives of Cowen delivered to the Board Cowen’s oral opinion, subsequently confirmed in writing by delivery of Cowen’s opinion dated as of the same date, to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth in Cowen’s written opinion, the merger consideration of $1.20 per share to be received by the Company’s stockholders in the merger was fair, from a financial point of view, to the Company’s stockholders (other than Parent and its direct or indirect wholly owned subsidiaries). A representative of Latham & Watkins reviewed with the members of the Board their fiduciary duties under applicable law in the context of the transactions contemplated by the Merger Agreement. After discussion, the Board unanimously determined that Merger Agreement and the transactions contemplated therein were fair to, and in the best interests of the Company and its stockholders, approved and declared advisable the Merger Agreement, directed that the Merger Agreement be submitted for adoption at a meeting of the Company’s stockholders and resolved to recommend that the Company’s stockholders vote their shares of Company common stock in favor of adopting the Merger Agreement and approving the transactions contemplated therein.

On May 6, 2019, the Company and Parent executed the Merger Agreement and related agreements in connection with the transactions contemplated by the Merger Agreement and each of the parties issued a press release announcing the execution of the Merger Agreement.

Reasons for the Merger and Recommendation of the Board

At a meeting on May 3, 2019, the Board unanimously:

•	determined that the Merger Agreement and the transactions contemplated therein, including the Merger, are fair to, and in the best interests of the Company’s stockholders;

•

approved and declared advisable the Merger Agreement, the performance by the Company of its covenants and agreements contained therein and the consummation of the Merger and the other transactions contemplated thereby, in each case upon the terms and subject to the conditions contained in the Merger Agreement; and

•

resolved, upon the terms and subject to the conditions contained in the Merger Agreement, to recommend that the Company’s stockholders vote their shares of the Company’s common stock in favor of adopting the Merger Agreement and approving the transactions contemplated therein, including the Merger.

In the course of reaching its determination, the Board held numerous meetings and consulted with the Company’s senior management, financial advisor and outside legal counsel, and reviewed, evaluated and considered numerous factors and a significant amount of information and data, including the following material factors, each of which the Board believes supported its decision, but which are not listed in any relative order of importance:

•

information concerning the Company’s business, financial performance (both historical and projected) and the Company’s financial condition, results of operations (both historical and projected), and business strategic objectives, as well as the risks of accomplishing those objectives;

•	the risks and uncertainties associated with the Company remaining an independent company compared to the opportunities presented by the Merger, including the risks and uncertainties with respect to:

•	the Company achieving its growth plans in light of the current and future market conditions, including the risks and uncertainties in the U.S. and global economies in general;

•	the Company’s dependence on a highly concentrated customer base;

•	the cyclical nature of the semiconductor industry and the corresponding fluctuations in the Company’s financial results and the market price of the Company’s common stock;

•

the fluctuations in the Company’s sales and operating results in recent periods and its prospect for future growth, and the general risks associated with the Company’s ability to execute on a business plan that would create stockholder value in excess of the Per Share Merger Consideration;

•	the dependence of the Company on international sales for a significant portion of the Company’s revenue in recent periods and the business risks associated with such a dependency;

•	the general risks and market conditions that could affect the price of the Company’s common stock; and

•	the other “risk factors” set forth in the Company’s Form 10-Q for the fiscal quarter ended March 31, 2019, and the Company’s Form 10-K for the fiscal year ended December 31, 2018, as amended;

•	the fact that the Per Share Merger Consideration of $1.20 per share represents a premium to the then current historical and market prices of the Company’s common stock as follows:

•	an approximately 5.3% premium to the closing price of the Company’s common stock on May 3, 2019, the last trading day prior to the date on which the parties entered into the Merger Agreement;

•

an approximately 8.6% premium to the average closing price of the Company’s common stock in the 1-month trading period ending on May 3, 2019, the last trading day prior to the date on which the parties entered into the Merger Agreement; and

•

an approximately 11.2% premium to the average closing price of the Company’s common stock in the 3-month trading period ending on May 3, 2019, the last trading day prior to the date on which the parties entered into the Merger Agreement;

•

the Board’s belief that the process that it conducted, with the assistance of the Company’s management team and advisors, to evaluate opportunities for a potential sale of the Company and the fact that neither any of the other parties with whom the Company or its advisors had communications about a potential acquisition of the Company nor any other party that would have become aware of the evaluation of such opportunities determined to make an offer to acquire the Company over the past two and a half years;

•	the Board’s and management’s efforts to negotiate a higher price and Parent’s insistence that the most recent proposal was its “best and final” offer;

•

the risk that prolonging the process for evaluating alternatives available to the Company in an effort to obtain additional proposals at a higher prices prior to executing a definitive merger agreement could have resulted in the loss of the opportunity to successfully consummate the Merger and was unlikely to yield a proposal that would be a material improvement to Parent’s proposal;

•

the ability of other potential acquirers to make, and the likelihood that other potential acquirers would make, a proposal to acquire the Company at a higher price per share than the Per Share Merger Consideration and the Board’s ability to hear and respond to alternative proposals;

•

the Board’s belief, based upon the results of the process conducted and prior processes to evaluate a potential sale of the Company and its historical operating and financial performance and future prospects, that the Per Share Merger Consideration represented the highest price per share of the Company’s common stock that was reasonably attainable;

•

the Board’s review and consideration of the terms and conditions of the Merger Agreement and the transactions contemplated thereby, including the Merger, which included the respective representations, warranties, covenants, conditions and termination rights of the parties;

•	the Board’s belief that the all-cash Per Share Merger Consideration will allow the Company’s stockholders to realize in the near term a fair value, in cash, for their shares, while avoiding medium-

and long-term market and business risks and the risks associated with seeking to realize current expectations for the Company’s future financial performance;

•

estimated projections of the Company’s future financial performance prepared by the Company’s management, together with management’s view of the Company’s financial condition, results of operations, business, prospects and competitive position and the ability to achieve the performance set forth in such projections;

•

the financial analyses presented to the Board by Cowen with respect to the Merger and the written opinion of Cowen to the Board to the effect that, as of May 3, 2019, and subject to the various assumptions and limitations set forth therein, the Per Share Merger Consideration to be received by the Company’s in the Merger was fair, from a financial point of view, to the Company’s stockholders (other than Parent and its direct or indirect wholly owned subsidiaries). The full text of Cowen’s opinion is attached hereto as Annex B and is incorporated into this proxy statement by reference and in its entirety. Cowen’s opinion is more fully described below in the section of this proxy statement captioned “The Merger — Opinion of Cowen and Company, LLC;”

•

the ability of the Company’s management to furnish information to, and conduct negotiations with, third parties in certain circumstances prior to vote of the Company’s stockholders, and to terminate the Merger Agreement to accept a superior proposal upon payment of a $2,338,109 termination fee (which the Board believed was reasonable under the circumstances);

•

the Board’s belief that the terms of the Merger Agreement, including the representations, warranties, covenants and the closing conditions, were reasonable and in the best interests of the Company’s stockholders;

•

the likelihood that the Merger would be completed based on, among other things, the conditions to closing set forth in the Merger Agreement and the absence of a financing condition in the Merger Agreement;

•

the fact that the Company’s financial and legal advisors were involved during the process and negotiations and updated the Board directly and regularly, which provided the Board with additional perspectives on the process and negotiations;

•

the Company’s ability, subject to compliance with the terms and conditions of the Merger Agreement (including the payment of a termination fee as further explained in the section of this proxy statement captioned “The Merger Agreement — Termination Fees”), to make a change in its recommendation to the Company’s stockholders with respect to the adoption of the Merger Agreement and approval of the transactions contemplated therein or to terminate the Merger Agreement during certain periods prior to the completion of the Merger to accept an acquisition proposal from a third party that is a superior proposal (as defined in and further explained in the section of this proxy statement captioned “The Merger Agreement — The Board’s Recommendation; Company Board Recommendation Change”);

•

the ability of the Board to make a change in its recommendation to the Company’s stockholders with respect to the adoption of the Merger Agreement and approval of the transactions contemplated therein due to an intervening event (as defined in and further explained in the section of this proxy statement captioned “The Merger Agreement — The Board’s Recommendation; Company Board Recommendation Change”);

•

the availability of statutory appraisal rights under the DGCL to holders of the Company’s common stock who do not vote in favor of the adoption of the Merger Agreement and approval of the transactions contemplated therein and comply with all of the required procedures under the DGCL, which provides those stockholders with an opportunity to accept the “fair value” of their shares of the Company’s common stock (as determined pursuant to the laws of the State of Delaware), which may be more than, less than or the same as the amount such stockholders would have received under the Merger Agreement;

•

the commitment of MKDG to provide a guarantee in favor of and for the benefit of the Company, sufficient to absolutely, unconditionally and irrevocably guarantee, as primary obligor and not merely as surety, the due and prompt payment and performance of all covenants, agreements, obligations, expenses and liabilities of Parent and Merger Sub under the Merger Agreement;

•

representations by Parent and Merger Sub in the Merger Agreement that Parent and Merger Sub have and will have, respectively, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under the Merger Agreement, including the payment of the Per Share Merger Consideration;

•	the entitlement to specific performance under certain circumstances, to enforce the terms of the Merger Agreement;

•

that the members of the Board were unanimous in their determination to recommend the Merger Agreement for adoption and the transaction contemplated therein for approval by the Company’s stockholders; and

•	the fact that the Merger is not subject to approval by Parent’s stockholders.

The Board also considered a variety of potentially negative factors concerning the Merger Agreement and the Merger, which are listed below in no relative order of importance:

•

the fact that the Company’s stockholders will have no ongoing equity participation in the Company following the Merger, and that they will cease to participate in the Company’s future earnings or growth, if any, or to benefit from increases, if any, in the value of the Company’s common stock, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization of the Company;

•	the fact that completion of the Merger will require CFIUS approval;

•	the risk that the parties may incur significant costs and delays resulting from seeking CFIUS approval;

•

the risk that the conditions to the parties’ obligations to complete the Merger will not be satisfied, and as a result, the possibility that the Merger may not be completed even if the Merger Agreement is adopted and the transactions contemplated therein are approved by the Company’s stockholders;

•

the potential negative effects of the public announcement of the Merger on the Company’s operating results and stock price, its ability to retain key management, sales and marketing, technical and other personnel, and its relationships with customers, suppliers and regulators;

•

the risks and substantial costs to the Company if the Merger does not close, including the diversion of management and employee attention, potential employee attrition and the potential disruptive effect on the Company’s business and customer relationships;

•

the possibility that the Company may be obligated to pay Parent a termination fee of $2,338,109 in certain circumstances in which the Merger Agreement is terminated (as further explained in the section of this proxy statement captioned “The Merger Agreement — Termination Fees”);

•

the right afforded to Parent under the Merger Agreement to match acquisition proposals that the Board determines in good faith are superior proposals may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company;

•	the fact that the Company’s stockholders may not approve the Merger;

•	the conditions to the obligations of Parent and Merger Sub to complete the Merger and the right of Parent to terminate the Merger Agreement under certain circumstances;

•

the restrictions on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company to conduct its business in the ordinary course and preventing the Company from taking certain specified actions, subject to specific limitations, all of which may delay or even prevent it from undertaking business opportunities pending completion of the Merger;

•

the risk that the Merger may not be consummated or at the closing of the Merger may be unduly delayed, even if the requisite approval is obtained from the Company’s stockholders, including the possibility that certain closing conditions in the Merger Agreement may not be satisfied;

•

the fact that the Company’s executive officers and directors may have interests in the Merger that are different from, or in addition to, the interests of the Company’s stockholders, including the accelerated vesting of equity-based awards held by executive officers and directors, the payment of cash severance to certain executives of the Company if a termination of employment were to occur under specified circumstances in connection with the Merger, and the interests of the Company’s executive officers and directors in indemnification by Parent and the Surviving Corporation and insurance coverage from the Surviving Corporation under the terms of the Merger Agreement (as further explained in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger”); and

•

the fact that the receipt of cash by the Company’s stockholders in exchange for their shares of the Company’s common stock will be a taxable transaction for U.S. federal income tax purposes as described further below in the section of this proxy statement captioned “The Merger — Material U.S. Federal Income Tax Consequences of the Merger.”

After taking into account all of the factors set forth above, as well as others, the Board concluded the uncertainties, risks and potentially negative factors relevant to the Merger were outweighed by the benefits that the Board expects the Company’s stockholders would achieve as a result of the Merger.

The foregoing discussion of the information and factors considered by the Board is not intended to be exhaustive, but includes the material factors considered by the Board. In view of the wide variety of factors considered in connection with its evaluation of the Merger and the complexity of these matters, the Board did not find it practicable to and did not attempt to quantify, rank or otherwise assign relative weights to these factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but, rather, the Board conducted an overall analysis of the factors described above, including discussions with the Company’s management and its financial and legal advisors. In considering the factors described above, individual members of the Board may have given different weights to different factors.

The explanation of the Board’s reasons for the Merger and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section of this proxy statement captioned “Forward-Looking Statements.”

The Board unanimously recommends that you vote “FOR” the adoption of the Merger Agreement and approval of the transactions contemplated therein, “FOR” the adjournment of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting and “FOR” the proposal to approve, by non-binding, advisory vote, compensation that will or may become payable to the Company’s named executive officers in connection with the Merger.

Management Projections

The Company’s management has historically prepared and provided public guidance as to certain projected financial and operational results, including revenue, GAAP net loss, non-GAAP net loss (excluding stock-based compensation expense) and Adjusted EBITDA for the then-present quarter in its press releases announcing its financial results for the immediately preceding quarter. Specifically, the Company provided public guidance as to (i) certain projected financial and operational results, including revenues, GAAP net loss, non-GAAP net loss and Adjusted EBITDA for the then-current quarter in November 2017, February 2018, May 2018, August 2018, November 2018 and February 2019 and (ii) certain projected financial and operational results, including revenues, GAAP net loss, non-GAAP net loss and Adjusted EBITDA for the second half of the year 2017 in August 2017. Other than the publicly disclosed financial guidance discussed above, the Company has not in the ordinary course made public disclosures regarding prospective financial projections for periods beyond the current quarter due to the unpredictability of the underlying assumptions and estimates.

2019 Budget

In December of each year, for the purpose of normal course business planning, the Company’s management prepares, for internal use, certain unaudited financial projections with respect to the Company’s business plans for the upcoming fiscal year (the “Budget”). The Budget is based on a “bottom-up” methodology whereby the Company’s results are forecasted on a customer-by-customer and project-by-project basis. The Budget is the basis of the Company’s annual internal planning and performance goal setting processes and is discussed, reviewed and approved by the Board annually. Additionally, the Company’s management reviews an updated version of the Budget with the Board each quarter during the then-current year. The Company’s management periodically updates the Budget on a rolling basis by incorporating actual results from the then-current year in order to better reflect, and potentially adjust, the outlook with respect to the then-current year.

The annual Budget for 2019 (the “2019 Budget”) was presented to and reviewed and approved by the Board during a meeting of the Board on December 13, 2018. On December 18, 2018, the 2019 Budget was uploaded to an electronic dataroom to which Cowen and MKDG and its advisors had access (the “Dataroom”). Between December 13, 2018 and March 1, 2019, the Company’s management updated the 2019 Budget to reflect the incorporation of actual results and uploaded these periodic updates (each, an “Update”) to the Dataroom on each of February 3, 2019, February 15, 2019 and March 1, 2019, the last of which such Update (the “March Update”) included the Company’s actual performance through January 31, 2019. Projected revenue for fiscal year 2019 remained constant at $34.0 million across both the 2019 Budget and all Updates. As compared to the 2019 Budget, the March Update reflected (i) a de minimis increase in cost of goods sold of $8,000, (ii) an aggregate reduction in operating expenses of $242,000 and (iii) an aggregate increase in Adjusted EBITDA of $244,000.

The following table sets forth selected metrics reflected in the 2019 Budget and the Updates referenced above:

		Updates
	2019 Budget	2/3/19	2/15/19	3/1/19
($ in thousands)	2019E	2019E	2019E	2019E
Revenue	$34,000	$34,000	$34,000	$34,000
Cost of Goods Sold	$9,801	$9,816	$9,807	$9,809
Operating Expenses	$24,353	$24,138	$24,124	$24,111
Adjusted EBITDA (1)	$2,334	$2,553	$2,566	$2,578

(1)	Excludes stock-based compensation expense and non-recurring items.

Revenue Projections

Throughout the year, the Company’s management also prepares, for internal use only, certain unaudited prospective revenue projections for the upcoming years (the “Revenue Projections”). Unlike the Budget, the Revenue Projections are not based on a “bottom-up” review but instead reflect high-level revenue scenarios based on a “top-down” review of the Company’s customers and program pipeline. Similar to a sensitivity analysis, the Company’s management establishes a desired revenue target and determines the customer pipeline needed to support that target based upon an analysis of the market’s need for the Company’s services and the Company’s availability to service both its current customers as well as the additional pipeline of anticipated projects with new and existing customers. Additionally, unlike the Budget, the Company does not use a standard template for the Revenue Projections, but instead often shows a “base case” as well as an “upside case” in order to reflect the possible increase in revenue that could be realized if certain growth opportunities are achieved.

Internally, the Company only uses the Revenue Projections as a tool to direct the operating team toward new opportunities and not as a basis for valuing the Company or establishing operating budgets. While the Company’s management did provide both Cowen and MKDG with access to the Revenue Projections for the purpose of demonstrating possible upside scenarios, given the highly speculative nature of such opportunities and projections in conjunction with the “top-down” development of this information, the Company’s management did not and would not reasonably expect the Revenue Projections to be relied upon for purposes of valuing the Company or evaluating the Merger.

In the normal course of its strategic planning process, the Company’s management developed Revenue Projections for the fiscal years 2019, 2020 and 2023 (the “Initial Revenue Projections”) in December 2018, which are summarized below. The Company’s management provided a “base case” scenario and an “upside” scenario in the Initial Revenue Projections in order to demonstrate the potential growth opportunities of the Company for both 2019 and 2020 (the “Base Revenue Projections”), based on certain underlying assumptions of the marketplace for the Company’s services. The Company’s management also provided a second revenue forecast, which assumed an even larger “base case” revenue scenario and a corresponding “upside” revenue scenario (the “Initial Stretch Revenue Projections”). The underlying assumptions under the Initial Stretch Revenue Projections are more speculative than the Base Revenue Projections as they highlight a more aggressive growth strategy, which is inconsistent with the Company’s historical performance. Finally, the Initial Revenue Projections include an estimate of 2023 revenue (the “Best Case Revenue Projection”), which was developed by Company’s management in order to determine a growth scenario that would be necessary for the Company to generate $100 million in revenue by the end of fiscal year 2023. Additionally, the Company’s management generated an update to the Initial Stretch Revenue Projections for 2019 (the “Revised Stretch Revenue Forecast”) on February 26, 2019, summarized in the table below. The Revised Stretch Revenue Projection reflects updates to the underlying growth assumptions based on actual performance to date and the Company’s efforts to materialize the project pipeline through calls with existing customers related to potential growth opportunities, as well as discussions with new target customers, in each case, that did not result in the generation of new business in the near term. Although the Initial Revenue Projections and the Revised Stretch Revenue Projection were made available to Cowen and MKDG in the Dataroom during the process of discussing the Merger Agreement, the Company did not engage in discussions regarding, and neither Cowen nor MKDG requested, any explanation of the variation in these projections from the 2019 Budget. Given the highly speculative nature of such projections in conjunction with the “top-down” approach to developing these projections, the Company’s management, the Board and Cowen did not, and would not reasonably expect any party to, consider or rely upon the Revenue Projections when valuing the Company or evaluating the Merger.

The following table sets forth the Revenue Projections:

	Fiscal Year Ending December 31,
($ in thousands)	2019E	2020E	2021E	2022E	2023E
Base Revenue Projections
Base Revenue	$34,000	$40,143	—	—	—
Upside Revenue	$46,015	$59,843	—	—	—
Initial Stretch Revenue Projections
Base Revenue	$40,215	$47,733	—	—	—
Upside Revenue	$52,530	$67,433	—	—	—
Best Case Revenue Projection
Revenue	—	—	—	—	$101,560
Revised Stretch Revenue Projections
Base Revenue	$36,695	—	—	—	—
Upside Revenue	$48,125	—	—	—	—

Extended Projections

In connection with discussions regarding the Merger, the Company’s management prepared certain unaudited prospective financial projections for fiscal years 2019 through 2024 (the “Extended Projections,” and together with the Budget and the Revenue Projections, the “Projections”), which are summarized below. Similar to the Budget, the Extended Projections were prepared on a “bottom-up” basis, treating the Company as a standalone entity, without giving effect to the Merger, including the impact of negotiating or consummating the Merger, the expenses that may be incurred in connection with the consummating the Merger, the potential synergies that may be achieved as a result of the Merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the Merger Agreement having been executed or the effect of any business or strategic decisions or actions which would likely have been taken if the Merger Agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the Merger. The Extended Projections were only shared with the Board and Cowen for the purpose of evaluating the Merger.

The Extended Projections, along with their associated assumptions, risks and opportunities were reviewed and discussed with the Board during a meeting of the Board on May 1, 2019.

The following table sets forth the Extended Projections:

($ in thousands)	2019E	2020E	2021E	2022E	2023E	2024E
Revenue	$34,000	$36,294	$38,566	$40,703	$42,958	$45,338
Cost of Goods Sold	$9,809	$10,201	$10,957	$11,713	$12,362	$13,047
Operating Expenses	$24,111	$24,325	$24,956	$26,114	$27,171	$28,052
Adjusted EBITDA (1)	$2,579	$3,741	$4,413	$4,911	$5,599	$6,345
Depreciation / Amortization	$2,223	$1,574	$1,361	$1,636	$1,774	$1,706
Capital Expenditures	$1,599	$1,500	$1,500	$1,500	$1,500	$1,500
Increase in Net Working Capital	$270	$(50)	$(35)	$(7)	$(4)	$(0)
Stock-Based Compensation Expense	$1,600	$1,600	$1,600	$1,600	$1,600	$1,600

(1)	Excludes stock-based compensation expense and non-recurring items.

The Projections

The Projections were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial projections, or GAAP. In the view of the Company’s management, the Budget and Extended Projections were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of the Company on a stand-alone basis as described above and subject to the assumptions and limitations described in this section. In contrast, given the upside nature of the Revenue Projections, the Company’s management considers the Revenue Projections to be subject to significant uncertainty and even greater variability than the rest of the Projections. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the Projections. Although the Company’s management believes there is a reasonable basis for each of the Projections, the Company cautions stockholders that future results could be materially different from the Projections. This summary of the Projections is not being included in this proxy statement to influence any stockholder’s decision whether to vote for the proposal to adopt the Merger Agreement and approve the transactions contemplated thereby, but because these Projections were shared with the Board, Cowen and, in a more limited fashion MKDG, for the purposes of considering and evaluating the Merger and the Merger Agreement. Cowen was instructed to use and rely upon the Extended Projections and the 2019 Budget and all Updates as the basis for its analysis in rendering its opinion described in the section of this proxy statement under the section captioned “The Merger — Opinion of Cowen and Company, LLC.” The Company’s independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the Projections and, accordingly, does not express an opinion or any other form of assurance with respect hereto.

The Projections are subject to estimates and assumptions in many respects and, as a result, subject to interpretations. While presented with numerical specificity, the Projections are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by the Company as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition and the risks discussed in this proxy statement in the sections captioned “Forward-Looking Statements” and “Where You Can Find More Information.” The Projections also reflect assumptions as to certain business decisions that are subject to change. Because the Projections were developed for the Company on a standalone basis without giving effect to the Merger, they do not reflect any requirements or restrictions that may be imposed in connection with the receipt of CFIUS approval, any synergies that may be realized as a result of the Merger or any changes to the Company’s operations or strategy that may be implemented after completion of the Merger. There can be no assurance that the Projections will be realized, and actual results may differ dramatically from those shown. Generally, the further out the period by which the Projections relate, the less predictable and more unreliable the information becomes.

The Projections contain certain non-GAAP financial measures that the Company believes are helpful in understanding its past financial performance and future results. The Company’s management regularly uses a variety of financial measures that are not prepared in accordance with GAAP, including Adjusted EBITDA (as defined in the section captioned “The Merger — Opinion of Cowen and Company, LLC”) for forecasting, budgeting and measuring operating performance. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While the Company believes that these non-GAAP financial measures provide meaningful information to help investors understand the Company’s operating results and to analyze the Company’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of the Company’s competitors and may not be directly comparable to similarly titled measures of the Company’s competitors due to potential differences in the exact method of calculation.

The Company has not provided reconciliation of the non-GAAP financial measures included in these Projections to the comparable GAAP measures due to the lack of reasonably accessible or reliable comparable GAAP measures for these measures and the inherent difficulty in forecasting and quantifying the measures that are necessary for such reconciliation.

None of the Company or any of its affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ meaningfully from the Projections, and none of them undertake any obligation to update, or otherwise revise or reconcile, the Projections to reflect circumstances existing after the date the Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections, as applicable, are shown to be in error. Except as required by applicable securities laws, the Company does not intend to make publicly available any update or other revision to the Projections, even in the event that any or all assumptions are shown to be in error. The Company has made publicly available its actual results of operations for the year ended December 31, 2018 in the Company’s Annual Report on Form 10-K filed with the SEC on March 8, 2019, as amended on April 29, 2019, and for the quarterly period ended March 31, 2019 in the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 14, 2019. None of the Company or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any of stockholder of the Company or other person regarding the Company’s ultimate performance compared to the information contained in the Projections or that forecasted results will be achieved. The Company has made no representation to MKDG, Parent or Merger Sub, in the Merger Agreement or otherwise, concerning the Projections.

Opinion of Cowen and Company, LLC

The Company retained Cowen to act as its exclusive financial advisor in connection with the exploration, consideration and consummation of a possible sale of or other business combination involving the Company, and to render an opinion to the Board as to the fairness, from a financial point of view, of the Per Share Merger Consideration of $1.20 per share of the Company’s common stock to be received by the Company’s stockholders in the Merger.

On May 3, 2019, Cowen delivered its opinion to the Board to the effect that, as of that date and based upon and subject to the various assumptions and limitations set forth therein, the Per Share Merger Consideration of $1.20 per share of the Company’s common stock to be received by the Company’s stockholders in the Merger was fair, from a financial point of view, to the Company’s stockholders (other than Parent and its direct or indirect wholly owned subsidiaries). The full text of the written opinion of Cowen, dated May 3, 2019, is attached as Annex B hereto and is incorporated by reference. The Company encourages stockholders to read the opinion in its entirety for the assumptions made, procedures followed, other matters considered and limits of the review by Cowen. The summary of the written opinion of Cowen set forth herein is qualified in its entirety by reference to the full text of such opinion. Cowen’s analyses and opinion were prepared for and addressed to the Board and are directed only to the fairness, from a financial point of view, of the Per Share Merger Consideration of $1.20 per share of the Company’s common stock to be received by the Company’s stockholders in the Merger, to the Company’s stockholders (other than Parent and its direct or indirect wholly owned subsidiaries). Cowen’s opinion is not a recommendation to any stockholder or any other person as to how to vote with respect to the Merger or to take any other action in connection with the Merger or otherwise.

In arriving at its opinion, Cowen reviewed and considered such financial and other matters as it deemed relevant, including, among other things:

•	a draft of the Merger Agreement dated May 2, 2019;

•	certain publicly available financial and other information for Intermolecular and certain other relevant financial and operating data furnished to Cowen by the management of Intermolecular;

•

certain internal financial analyses, financial forecasts, reports and other information concerning Intermolecular prepared by the management of Intermolecular, as described further in the section of this proxy statement captioned “The Merger — Management Projections.” (referred to in this section as the “Intermolecular Projections”);

•	estimates and financial projections in research analyst reports (referred to in this section as the “Research Analyst Projections”) for the Company;

•

discussions Cowen had with certain members of the Company’s management concerning the historical and current business operations, financial condition and prospects of the Company and such other matters Cowen deemed relevant;

•	certain operating results of the Company as compared to the operating results of certain publicly traded companies Cowen deemed relevant;

•	certain financial and stock market information for the Company as compared with similar information for certain publicly traded companies Cowen deemed relevant;

•	certain financial terms of the Merger as compared to the financial terms of certain selected business combinations Cowen deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that Cowen deemed relevant for the purposes of its opinion.

In conducting its review and arriving at its opinion, Cowen, with the consent of the Board, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to Cowen by the Company or which was publicly available or was otherwise reviewed by Cowen. Cowen did not undertake any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. Cowen relied upon, without independent verifications, the assessment of the Company’s management as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, Cowen did not conduct or assume any obligation to conduct any physical inspection of the properties or facilities of the Company or Parent. Cowen further relied upon the Company’s representation that all information provided to Cowen by the Company was accurate and complete in all material respects. Cowen, with the consent of the Board, assumed that the Intermolecular Projections were reasonably prepared by the Company’s management on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such Intermolecular Projections, and the Research Analyst Projections utilized in Cowen’s analyses, provide a reasonable basis for its opinion. Cowen expressed no opinion as to the Intermolecular Projections, the Research Analyst Projections or the assumptions on which they were made. Cowen expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it became aware after the date of its opinion.

Cowen assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to Cowen. Cowen did not make or obtain any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor was Cowen furnished with such materials. In addition, Cowen did not evaluate the solvency or fair value of the Company, Parent or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Cowen’s opinion did not address any legal, tax or accounting matters related to the Merger Agreement or the Merger, as to which Cowen assumed that the Company and the Board had received such advice from legal, tax and accounting advisors as each had determined appropriate. Cowen’s opinion addressed only the fairness of the Per Share Merger Consideration, from a financial point of view to the Company’s stockholders, other than Parent and its direct or indirect wholly owned subsidiaries. Cowen expressed no view as to any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Cowen’s opinion was necessarily based upon economic and market conditions and other circumstances as they existed and could be evaluated by Cowen on the date of its opinion. It should be understood that although subsequent developments may affect Cowen’s opinion, Cowen does not have any obligation to update, revise or reaffirm its opinion and Cowen expressly disclaims any responsibility to do so.

Cowen did not consider any potential legislative or regulatory changes then considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the SEC, the Financial Accounting Standards Board or any similar foreign regulatory body or board.

For purposes of rendering Cowen’s opinion, Cowen assumed in all respects material to Cowen’s analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger would be satisfied without waiver thereof. Cowen assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by Cowen. Cowen also assumed that all governmental, regulatory and other consents and approvals contemplated by the Merger Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Merger. Cowen assumed that the Merger will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Exchange Act and all other applicable state or federal statutes, rules and regulations.

Cowen’s opinion was intended for the benefit and use of the Board in its consideration of the financial terms of the Merger. Cowen’s opinion should not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with Cowen’s prior written approval. However, Cowen’s opinion may be reproduced in full in disclosure documents relating to the Merger which the Company is required to file under the Exchange Act, including this proxy statement. Cowen’s opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how to vote with respect to the Merger, or to take any other action in connection with the Merger or otherwise. Cowen was not requested to opine as to, and Cowen’s opinion did not in any manner address, the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company. In addition, Cowen was not requested to opine as to, and Cowen’s opinion did not in any manner address, (i) the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the Company’s public stockholders or (ii) whether Parent has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Per Share Merger Consideration at the closing of the Merger.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses performed by Cowen to arrive at its opinion. Some of the summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses. Cowen performed certain procedures, including each of the financial analyses described below, and reviewed with the Board and the Company’s management the assumptions on which such analyses were based and other factors, including the historical and projected financial results of the Company.

Transaction Overview

For informational purposes only, Cowen reviewed the closing prices of the shares of the Company’s common stock on various days and over various periods. The table below illustrates the stock prices for those days and periods and the premium implied by the Per Share Merger Consideration of $1.20 per share of the Company’s common stock to the Company’s historical stock prices.

Closing Price Date	Historical Share Price	Premium / (Discount) Implied by Per Share Merger Consideration
May 2, 2019	$1.18	1.7%
1 day prior to May 2, 2019 (Spot)	$1.10	9.1%
2 days prior to May 2, 2019 (Spot)	$1.09	10.6%
1 month prior to May 2, 2019 (Spot)	$1.14	5.3%
3 months prior to May 2, 2019 (Spot)	$1.20	0.0%
6 months prior to May 2, 2019 (Spot)	$0.93	29.0%
12 months prior to May 2, 2019 (Spot)	$1.22	(1.6%)
2 years prior to May 2, 2019 (Spot)	$0.80	50.0%
High during 12 months ending on May 2, 2019 (July 6, 2018) (Spot)	$1.95	(38.5%)
Low during 12 months ending on May 2, 2019 (December 21, 2018) (Spot)	$0.90	33.2%
High during 2 years ending on May 2, 2019 (July 6, 2018) (Spot)	$1.95	(38.5%)
Low during 2 years ending on May 2, 2019 (May 2, 2017) (Spot)	$0.80	50.0%
1 month ending on May 2, 2019 (Average)	$1.11	8.6%
3 months ending on May 2, 2019 (Average)	$1.08	11.3%
6 months ending on May 2, 2019 (Average)	$1.05	14.0%
12 months ending on May 2, 2019 (Average)	$1.21	(1.0%)
2 years ending on May 2, 2019 (Average)	$1.18	2.0%

Cowen also noted that the aggregate Per Share Merger Consideration to be received by all of the Company’s stockholders in the Merger based upon the Company’s Implied Enterprise Value (as defined below) of $34.9 million, derived from the Per Share Merger Consideration of $1.20 per share of the Company’s common stock, implied a premium of 3.2% to the Company’s Implied Enterprise Value of $33.8 million derived from the Company’s per share of the Company’s common stock closing price of $1.18 on May 2, 2019, and implied a premium of 21.2% to the Company’s Implied Enterprise Value of $28.8 million derived from the closing price of $1.09 per share of the Company’s common stock on April 30, 2019. Cowen noted that the premium to the Company’s Implied Enterprise Value was larger than the premium to the Company’s historical stock prices due to the Company’s cash, cash equivalents and short-term investments of $27.4 million, with no outstanding debt, as of March 31, 2019, as provided by the Company’s management.

For informational purposes only, Cowen also reviewed one recently published, publicly available research analyst report. This research analyst report set a 12-month undiscounted price target for the Company of $3.00 per share of the Company’s common stock.

Analysis of Selected Publicly Traded Companies

To provide contextual data and comparative market information, Cowen compared selected operating and financial data and multiples for the Company to the corresponding data and multiples of certain other companies in the semiconductor services industry (referred to in this section as the “Selected Companies”) whose securities are publicly traded and that Cowen believes in the exercise of its professional judgment to have one or more business or operating characteristics, market valuations and trading valuations similar to what might be expected of the Company. These companies were:

Selected Companies

•	Amkor Technology, Inc.

•	ASE Technology Holding Co., Ltd.

•	ChipMOS TECHNOLOGIES INC.

•	DB Hitek Co., Ltd.

•	Frontken Corporation Berhad

•	Hua Hong Semiconductor Limited

•	PDF Solutions, Inc.

•	Powertech Technology Inc.

•	Semiconductor Manufacturing International Corp.

•	Tower Semiconductor Ltd.

•	Ultra Clean Holdings, Inc.

•	United Microelectronics Corporation

•	X-FAB Silicon Foundries SE

The data and multiples reviewed by Cowen included the market capitalization of equity, based on fully-diluted shares outstanding, plus debt and debt-like instruments less cash (referred to in this section as “Implied Enterprise Value”) of each of the Selected Companies, as a multiple of revenue and as a multiple of earnings before interest expense, income taxes, depreciation and amortization and excluding the effects of stock-based compensation and non-recurring items (referred to in this section as “Adjusted EBITDA”), in each case, calculated on a historical basis for calendar year 2018 (referred to in this section as “CY2018A”) and on a forecasted basis for calendar year 2019 (referred to in this section as “CY2019E”) from Capital IQ where available, otherwise from research analyst reports.

The following table presents the multiple of Implied Enterprise Value to revenue and Adjusted EBITDA, in each case, for the Selected Companies and for CY2018A and CY2019E. The information in the table is based on the closing stock prices of the Selected Companies per Capital IQ on May 2, 2019.

	Low	Mean	Median	High
Implied Enterprise Value as a multiple of:
CY2018A Revenue	0.6x	1.7x	1.2x	4.4x
CY2019E Revenue	0.7x	1.6x	1.3x	4.3x
CY2018A Adjusted EBITDA (1)	2.7x	5.7x	4.7x	14.0x
CY2019E Adjusted EBITDA (1)(2)	3.0x	6.1x	5.1x	11.7x

(1)	The multiple for the following company was excluded because it was greater than 25.0x and was considered not meaningful: PDF Solutions, Inc.
(2)	The multiple for the following company was excluded because it was not available: Amkor Technology, Inc.

Based upon the information presented above, Cowen’s experience in the semiconductor services industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share of the Company’s common stock based on the selected multiple ranges and using the Company’s historical revenue and Adjusted EBITDA for CY2018A and the Company’s forecasted revenue and Adjusted EBITDA for CY2019E, in each case compared to the Per Share Merger Consideration of $1.20 per share of the Company’s common stock.

	Reference Multiple Range	Implied Value per Fully-diluted Share
Implied Enterprise Value as a multiple of:
CY2018A Revenue	0.8x – 1.3x	$1.05 – $1.37
CY2019E Revenue	0.8x – 1.3x	$1.05 – $1.38
CY2018A Adjusted EBITDA	4.0x – 6.0x	$0.66 – $0.73
CY2019E Adjusted EBITDA	4.0x – 6.0x	$0.73 – $0.83

Although the Selected Companies were used for comparison purposes, none of those companies is directly comparable to the Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the Selected Companies and other factors that could affect the public trading value of the Selected Companies and the Company to which they are being compared.

Analysis of Selected Transactions

Cowen reviewed the financial terms, to the extent publicly available based on company filings, press releases and research analyst reports, of 10 completed transactions (referred to in this section as the “Selected Transactions”) involving the acquisition of companies or businesses in the semiconductor services industry and that Cowen believes in the exercise of its professional judgment to have one or more business or operating characteristics, market valuations and trading valuations that Cowen deemed relevant, and that were announced since November 2009. These transactions and the dates announced were:

Month and Year Announced	Target	Buyer
September 2018	Graphene Semiconductor Services Pvt. Ltd.	L&T Technology Services Limited
July 2018	Quantum Global Technologies, LLC	Ultra Clean Holdings, Inc.
December 2017	EAG Laboratories	Eurofins
June 2016	LFoundry S.r.l.	Semiconductor Manufacturing International Corporation
May 2016	Siliconware Precision Industries Co., Ltd.	ASE Technology Holding Co., Ltd.
January 2016	ChipMOS Technologies (Bermuda) Ltd.	ChipMOS Technologies Inc.
November 2014	ThaiLin Semiconductor Corp.	ChipMOS Technologies Inc.
November 2014	STATS ChipPAC	Jiangsu Changjiang Electronics Technology Co Ltd (JCET)
December 2009	ASAT Holdings Ltd.	United Test and Assembly Center, Ltd. (UTAC)
November 2009	Universal Scientific Industrial Co. Ltd.	ASE Technology Holding Co., Ltd.; ASE Test Ltd.; J&R Holding Ltd.

The data and multiples reviewed by Cowen included the Implied Enterprise Value paid in each of the Selected Transactions as a multiple of revenue and Adjusted EBITDA in each case, for the latest 12 months (referred to in this section as “LTM”) prior to the announcement of the Selected Transactions.

The following table presents the multiple of Implied Enterprise Value to revenue and Adjusted EBITDA for the periods indicated.

	Low	Mean	Median	High
Implied Enterprise Value as a multiple of:
LTM Revenue	0.3x	1.2x	1.1x	3.5x
LTM Adjusted EBITDA(1)	2.6x	5.3x	5.7x	7.1x

(1)	The multiple for the transactions involving Graphene Semiconductor Services Pvt. Ltd., EAG Laboratories and LFoundry S.r.l. as the target companies were excluded because they were not available.

Based upon the information presented above, Cowen’s experience in the semiconductor services industry and its professional judgment, Cowen selected implied reference multiple ranges. The following table presents the implied value per share of the Company’s common stock based on the selected multiple ranges using the Company’s historical LTM revenue and Adjusted EBITDA (LTM period ending March 31, 2019), in each case compared to the Per Share Merger Consideration of $1.20 per share of the Company’s common stock.

	Reference Multiple Range	Implied Value per Fully-diluted Share
Implied Enterprise Value as a multiple of:
LTM Revenue	0.8x – 1.3x	$1.00 - $1.30
LTM Adjusted EBITDA (1)	4.5x – 6.5x	$0.48 - $0.46

(1)	Cowen noted that because the Company’s LTM Adjusted EBITDA for the LTM period ending March 31, 2019 was negative, this analysis was considered not meaningful.

Although the Selected Transactions were used for comparison purposes, none of those transactions is directly comparable to the Merger, and none of the target companies in those transactions is directly comparable to the Company. Accordingly, an analysis of the results of such a comparison is not purely mathematical, but instead involves complex considerations and judgments concerning differences in historical and projected financial and operating characteristics of the target companies involved and other factors that could affect the acquisition value of such companies or the Company to which they are being compared.

Discounted Cash Flow Analysis

Cowen estimated a range of values for the shares of the Company’s common stock based upon the discounted present value of the Company’s projected unlevered free cash flow for the six-month period ending on December 31, 2019 and the full fiscal years ending in 2020 through 2023 and the terminal value of the Company based on multiples of the Company’s forecasted Adjusted EBITDA for the Company’s fiscal year ending in 2024, and assuming a Merger closing date of June 30, 2019. Cowen calculated unlevered free cash flow based on financial forecast information provided by the Company’s management as (i) Adjusted EBITDA, less (ii) stock based compensation expense, less (iii) cash taxes, less (iv) capital expenditures, less (v) change in net working capital (in each case as set forth in the section of this proxy statement captioned “The Merger — Management Projections”). This analysis was based upon certain assumptions described by, projections supplied on April 26, 2019 by and discussions held with the Company’s management. In performing this analysis, Cowen utilized discount rates ranging from 16.5% to 18.5%, which were selected based on the estimated weighted average cost of capital of the Company. Cowen utilized terminal multiples of Adjusted EBITDA ranging from 4.0x to 6.0x, which range was selected by Cowen in its professional judgment and based on the multiples for the Selected Companies. In performing this analysis, Cowen also calculated the present value of the Company’s estimated United States federal and state net operating loss carry forwards, as estimated and provided by the Company’s management, discounted to present value at a discount rate of 17.8%, which was selected based on the Company’s estimated cost of equity. Cowen utilized a marginal tax rate of 26.0% which was selected based on discussions held with the Company’s management.

Utilizing this methodology, the implied value per share of the Company’s common stock, excluding the present value of the Company’s estimated United States federal and state net operating loss carry forwards, ranged from $0.82 to $0.96, and the implied value per share of the Company’s common stock, including the present value of the Company’s estimated United States federal and state net operating loss carry forwards, ranged from $0.82 to $1.02, compared to the Per Share Merger Consideration of $1.20 per share of the Company’s common stock. The range of discount ranges and terminal multiples described above implied a range of perpetuity growth rates based on the Company’s estimated unlevered free cash flow in the terminal year of 8.3% to 12.8%.

General

The summary set forth above does not purport to be a complete description of all the analyses performed by Cowen. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Cowen did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, notwithstanding the separate factors summarized above, Cowen believes, and has advised the Board, that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. In performing its analyses, Cowen made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of the Company or Parent, as applicable. These analyses performed by Cowen are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors. None of the Company, Parent, Cowen or any other person assumes responsibility if future results are materially different from those projected. The analyses supplied by Cowen and its opinion were among several factors taken into consideration by the Board in making its decision to approve the Merger Agreement and should not be considered as determinative of such decision.

Cowen was selected by the Company to render an opinion to the Board because of Cowen’s familiarity with the Company, because Cowen is a nationally recognized investment banking firm, because of Cowen’s experience and capabilities, including Cowen’s experience in the semiconductor and electronics industries, the Chinese market and because, as part of its investment banking business, Cowen is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In addition, in the ordinary course of its business, Cowen and its affiliates may actively trade or hold the securities of the Company, Parent and/or their respective affiliates for their own account and for the accounts of their customers, and, accordingly, may at any time hold a long or short position in such securities. In the two years preceding the date of its opinion, Cowen has not had a material relationship with the Company, Parent or any other party to the Merger Agreement and has not received any fees from the Company, Parent or any other party to the Merger Agreement. Cowen and its affiliates may in the future provide investment banking services to the Company and Parent and may receive fees for the rendering of such services. The issuance of Cowen’s opinion was approved by Cowen’s Fairness Opinion Review Committee.

Pursuant to the engagement letter between Cowen and the Company, Cowen will be entitled to receive a transaction fee estimated to be approximately $1.56 million, $500,000 of which became payable upon Cowen informing the Board that it was prepared to render its opinion, which is creditable against such transaction fee, and the balance of which is contingent upon the consummation of the Merger. Additionally, the Company has agreed to reimburse Cowen for certain of its out-of-pocket expenses, including attorneys’ fees, and has agreed to indemnify Cowen against certain liabilities, including liabilities under the federal securities laws. The terms of the fee arrangement with Cowen were negotiated at arm’s length between the Company and Cowen, and the Board was aware of the arrangement, including the fact that a significant portion of the fee payable to Cowen is contingent upon the consummation of the Merger.

Interests of the Company’s Directors and Executive Officers in the Merger

When considering the recommendation of the Board that you vote to approve the proposal to adopt the Merger Agreement and approve the transactions contemplated therein, you should be aware that the directors and executive officers of the Company have interests in the Merger that are different from, or in addition to, the interests of stockholders generally, as more fully described below. The Board was aware of and considered these interests to the extent that they existed at the time, among other matters, in approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted and the transactions contemplated therein be approved by stockholders.

Arrangements with Parent

As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger, certain of our executive officers may have discussions with, or may enter into agreements with, Parent or Merger Sub or their respective affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates.

Treatment of Company Equity Awards

The equity awards held by the Company’s non-employee directors and executive officers will be treated as described below in the section of this proxy statement captioned “The Merger Agreement — Treatment of Equity-Based Awards.” As described in that section, all outstanding Company equity awards will fully vest at the Effective Time.

For details regarding the number and value of Company equity awards held by the Company’s non-employee directors and executive officers, see the section below captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Equity Interests of the Company’s Executive Officers and Non-Employee Directors.”

Change in Control Severance Benefits

The Company has entered into change in control severance agreements (the “CIC Severance Agreements”) with each of Christian F. Kramer and Bill Roeschlein. Under the terms of these agreements, if either Messrs. Kramer’s or Roeschlein’s employment is terminated by us other than for “cause” or by them for “good reason” (each as defined in the CIC Severance Agreement) on or within the one-month period preceding, or the one-year period following, a “change in control” (as defined in the CIC Severance Agreements), then they will be entitled to: (i) accelerated vesting of all equity compensation then held by them (to the extent then unvested); (ii) a lump sum payment equal to 18 months (for Mr. Kramer) or 12 months (for Mr. Roeschlein) of base salary and the executive’s target annual bonus for the year of termination; and (iii) company-paid premiums for COBRA continuation coverage for up to 18 months (for Mr. Kramer) or up to 12 months (for Mr. Roeschlein) after the date of termination. The Merger would constitute a “change in control” under the CIC Severance Agreements.

Messrs. Kramer’s and Roeschlein’s rights to receive the severance payments described above is subject to their signing and not revoking a general release of claims in favor of the Company.

Additionally, the CIC Severance Agreements generally provide that benefits may be limited to a lesser amount so that no portion of the benefits is subject to the imposition of excise taxes under the “golden parachute” provisions of Sections 280G and 4999 of the Code, if such limitation results in the receipt by the executive officer, on an after-tax basis, of a greater amount of benefits than without such limitation.

Transaction Bonuses

The Board has approved transaction bonuses for each of Messrs. Kramer and Roeschlein, such that if the Company is sold on or before December 31, 2019, and Messrs. Kramer and Roeschlein remain employed with the Company through the date of such sale, each will be entitled to a lump sum transaction bonus in the amounts of $500,000 and $187,500, respectively. The Merger would constitute a sale of the Company for purposes of the transaction bonuses.

Insurance and Indemnification of Directors and Executive Officers

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under (i) the indemnification agreements between the Company or any of its subsidiaries and any of their respective current or former directors, officers and employees, and any person who becomes a director, officer or employee of the Company or any of its subsidiaries prior to the Effective Time and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation and bylaws or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the Merger Agreement.

The Merger Agreement also provides that, for a period of six years from the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation, advancement of expenses and limitation of director and officer liability that are at least as favorable to the current provisions with respect to indemnification, exculpation and advancement of expenses contained in the Company’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Merger Agreement further provides that the Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify such provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors and officers of the Company and its subsidiaries, except as required by applicable law.

From and for the six years following the Effective Time, the Company and the Surviving Corporation shall maintain in effect the directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s directors’ and officers’ liability insurance in force as of the date of the Merger Agreement, on terms with respect to the coverage and amounts that are no less favorable than those under the liability insurance in force as of the date of the Merger Agreement, provided that Parent and the Surviving Corporation shall not be obligated to pay premiums in excess of 300% of the amount paid by the Company for such coverage during its current coverage period, provided further, that if the premiums do exceed that amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage possible for the cost of 300% of the amount paid by the Company for such coverage during its current coverage period.

Further, the Merger Agreement provides that, prior to the Effective Time, the Company will purchase a six year prepaid “tail” policy on the Company’s current officers and directors liability insurance and the Surviving Corporation will maintain the “tail” policy in full force and effect and continue to honor all obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation to cover the obligations related to acts or omissions occurring at or prior to the Effective Time so long as such “tail” policy is maintained in full force and effect.

Golden Parachute Compensation

The Company has entered into CIC Severance Agreements with each of Christian F. Kramer and Bill Roeschlein. Under the terms of these agreements, if either Messrs. Kramer’s or Roeschlein’s employment is terminated by us other than for “cause” or by them for “good reason” (each as defined in the CIC Severance Agreement) on or within the one-month period preceding, or the one-year period following, a “change in control” (as defined in the CIC Severance Agreements), then they will be entitled to: (i) accelerated vesting of all equity compensation then held by them (to the extent then unvested); (ii) a lump sum payment equal to 18 months (for Mr. Kramer) or 12 months (for Mr. Roeschlein) of base salary and the executive’s target annual bonus for the year of termination; and (iii) company-paid premiums for COBRA continuation coverage for up to 18 months (for Mr. Kramer) or up to 12 months (for Mr. Roeschlein) after the date of termination. The Merger would constitute a “change in control” under the CIC Severance Agreements.

Messrs. Kramer’s and Roeschlein’s rights to receive the severance payments described above is subject to their signing and not revoking a general release of claims in favor of the Company.

Additionally, the CIC Severance Agreements generally provide that benefits may be limited to a lesser amount so that no portion of the benefits is subject to the imposition of excise taxes under the “golden parachute” provisions of Sections 280G and 4999 of the Code, if such limitation results in the receipt by the executive officer, on an after-tax basis, of a greater amount of benefits than without such limitation.

Transaction Bonuses

The Board has approved transaction bonuses for each of Messrs. Kramer and Roeschlein, such that if the Company is sold on or before December 31, 2019, and Messrs. Kramer and Roeschlein remain employed with the Company through the date of such sale, each will be entitled to a lump sum transaction bonus in the amounts of $500,000 and $187,500, respectively. The Merger would constitute a sale of the Company for purposes of the transaction bonuses.

Golden Parachute Compensation

Name	Cash ($) (1)	Equity ($) (2)	Perquisites/ Benefits ($) (3)	Other ($)	Total ($)
Christian F. Kramer	1,615,625	1,055,459	42,678	—	2,713,762
Bill Roeschlein	612,750	335,079	16,368	—	984,197

(1)

For Mr. Kramer, the amount represents (i) a lump sum payment equal to 18 months of base salary plus his fiscal year 2019 target bonus, and (ii) a $500,000 transaction bonus. For Mr. Roeschlein, the amounts represent a lump sum payment equal to (i) 12 months of base salary plus his fiscal year 2019 target bonus, and (ii) a $187,500 transaction bonus.

The following table quantifies the separate forms of cash compensation included in the aggregate total reported in the column. Amounts in the “Salary and Bonus Severance” column below are double trigger benefits, and amounts in the “Transaction Bonus” column are single trigger benefits that are triggered solely by a change in control of the Company.

Name	Salary and Bonus Severance ($)	Transaction Bonus ($)
Christian F. Kramer	1,115,625	500,000
Bill Roeschlein	425,250	187,500

(2)	This column quantifies the value of each named executive officer’s unvested Company Options and Company RSU Awards that would accelerate in the Merger.

Under the Merger Agreement, at the Effective Time:

•

each outstanding Company Option will fully vest and be canceled in exchange for a cash payment equal to (x) the aggregate number of shares of the Company’s common stock underlying such Company Option, multiplied by (y) the amount by which $1.20 exceeds the per share exercise price of such Company Option; and

•

each outstanding Company RSU Award will fully vest and be canceled in exchange for a cash payment equal to (x) the aggregate number of shares of the Company’s common stock underlying such Company RSU Award, multiplied by (y) $1.20.

The foregoing are single trigger benefits that are triggered solely by a change in control of the Company pursuant to the Merger Agreement.

Under the CIC Severance Agreements, each named executive officer is also eligible to receive double trigger equity acceleration benefits, as described above in the section of this proxy statement captioned “The Merger — Interests of the Company’s Directors and Executive Officers in the Merger — Change in Control Severance Benefits.”

The following table quantifies the value of the acceleration of each unvested Company Option and Company RSU Award included in the aggregate total reported in the column:

Name	Unvested Company Options ($)	Unvested Company RSU Awards ($)
Christian F. Kramer	35,459	1,020,000
Bill Roeschlein	43,079	312,000

(3)

Represents the value of Company-paid premiums for COBRA continuation coverage for up to 18 months (for Mr. Kramer) or up to 12 months (for Mr. Roeschlein) after the date of termination. The foregoing are double trigger benefits.

Equity Interests of the Company’s Executive Officers and Non-Employee Directors

The following table sets forth the number of shares of common stock and the number of shares of common stock underlying Company RSU Awards and “in-the-money” Company Options currently held by each of the Company’s executive officers and non-employee directors, in each case that either are currently vested or that will vest in connection with the Merger, as of May 20, 2019. The table also sets forth the values of these shares and equity awards based on the Per Share Merger Consideration. No new shares of common stock or equity awards were granted to any executive officer or non-employee director in contemplation of the Merger.

Name	Shares Held (#)	Shares Held ($)	Company RSU Awards (#)	Company RSU Awards ($)	Company Options (#)	Company Options ($)	Total ($)
Christian F. Kramer	—	—	850,000	1,020,000	200,000	74,000	1,094,000
Bill Roeschlein	—	—	260,000	312,000	54,000	11,340	323,340
Marvin D. Burkett	—	—	—	—	25,000	8,750	8,750
Irwin Federman	538,267	645,920	—	—	25,000	8,750	645,920
Matthew S. Furnas	—	—	—	—	75,000	18,000	18,000
George M. Scalise	160,000	192,000	—	—	25,000	8,750	200,750
Adam Scheer	—	—	—	—	—	—	—
Jonathan B. Schultz	—	—	—	—	—	—	—
Kenneth H. Traub	—	—	—	—	25,000	8,750	8,750

Financing of the Merger

The Merger is not conditioned on Parent obtaining the proceeds of any financing. We anticipate that the total funds necessary to complete the Merger and the other transactions contemplated by the Merger Agreement will be approximately $62.3 million. We understand that Parent expects to use cash on hand and/or funds available to it. These funds include the funds needed to:

•	pay the Company’s stockholders the amounts due under the Merger Agreement; and

•	make payments in respect of certain of the Company’s outstanding equity-based awards pursuant to the Merger Agreement.

Guarantee

As a material inducement for the Company to enter into the Merger Agreement, MKDG executed the guarantee, dated as of May 6, 2019, in favor of the Company. Under the guarantee, subject to the limitations described therein, MKDG has (a) absolutely, unconditionally and irrevocably guaranteed, as primary obligor and not merely as surety, to the Company the due and prompt payment and performance of all covenants, agreements, obligations, expenses and liabilities of Parent and Merger Sub under the Merger Agreement; and (b) subject to the provisions of the guarantee, including the limitations contained therein, unconditionally and irrevocably waived (i) any right to revoke the guarantee, in whole or in part (including, without limitation, in respect of any waiver, amendment, assignment or modification of the Merger Agreement authorized by Parent or Merger Sub) and (ii) promptness, diligence, notice of acceptance, presentment, demand for performance, notice of non-performance, default, acceleration, protest or dishonor and any other notice with respect thereto. The guarantee is one of performance and payment, not merely collection, and a separate action or actions may be brought and prosecuted against MKDG to enforce the guarantee, irrespective of whether any action is brought against Parent or Merger Sub or whether Parent or Merger Sub is joined in any such action or actions.

Subject to the other provisions of the guarantee, including the limitations contained therein, the guarantee is a continuing one and remains in full force and effect until the indefeasible payment and satisfaction in full of Parent’s and Merger Sub’s obligations under the Merger Agreement, shall be binding upon MKDG, its successors and assigns, and shall inure to the benefit of, and be enforceable by, the Company but shall immediately terminate (and MKDG will have no further obligations under the guarantee) on the earliest to occur of: (i) such time as all of the payment obligations of the Parent or Merger Sub under the Merger Agreement shall have been satisfied; (ii) the termination of the Merger Agreement in accordance with its terms under circumstances in which none of the Guaranteed Obligations are payable; (iii) the time at which the Guaranteed Obligations have been paid in full; (iv) the date that is six months from the date of termination of the Merger Agreement under circumstances in which any of the Guaranteed Obligations are payable (unless the Company has made a claim under the guarantee prior to such date, in which case the relevant date shall be the date that such claim is finally settled or otherwise resolved either in a final non-appealable judicial determination by a court of competent jurisdiction or by the mutual written agreement of the Company and MKDG (or its permitted assignee) and the Guaranteed Obligations thereby finally determined or agreed to be owed by MKDG are satisfied in full); and (v) the closing of the Merger and the payment of all amounts due from Parent or Merger Sub pursuant to certain terms of the Merger Agreement.

Support Agreements

Concurrently with the execution of the Merger Agreement, Parent and the Supporting Stockholders, solely in their respective capacities as stockholders of the Company, entered into Support Agreements. As of the Record Date, the Supporting Stockholders collectively held approximately [●]% of the outstanding shares of the Company’s common stock. The form of Support Agreement is attached to this proxy statement as Annex D.

Pursuant to the terms of their respective Support Agreements, the Supporting Stockholders agreed, among other things, to vote certain of their shares of the Company’s common stock (i) in favor of (A) the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement and (B) the approval of any proposal to adjourn or postpone the Special Meeting to a later date if there are not sufficient votes to approve the Merger on the date on which the Special Meeting is held, (ii) against any acquisition proposal from a third party, without regard to any recommendation to the holders of the Company’s common stock by the Board concerning such acquisition proposal, and without regard to the terms of such acquisition proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (iii) against any agreement, amendment of any agreement (including the organizational documents of the Company), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement or (iv) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement.

Subject to certain exceptions, the Support Agreements prohibit transfers by the Supporting Stockholders of any of the Company’s common stock prior to the termination of their respective Support Agreements and certain other actions that would impair the ability of the Supporting Stockholders to fulfill their obligations under their respective Support Agreements.

The Support Agreements will terminate upon the earliest to occur of (i) the Merger Agreement being adopted and the transactions contemplated therein being approved by Company stockholders, (ii) the date of termination of the Merger Agreement in accordance with its terms, (iii) subject to the terms of their respective Support Agreements, the date on which the Supporting Stockholders cease to beneficially own any shares of the Company’s common stock and (iv) subject to certain conditions, the effectiveness of certain modifications to the Merger Agreement or any provision therein.

Closing and Effective Time

The closing of the Merger will take place as soon as practicable, but no later than five business days following the satisfaction or waiver in accordance with the Merger Agreement of all of the conditions to closing of the Merger (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions.

Appraisal Rights

If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand and petition for appraisal of their shares will be entitled to appraisal rights in connection with the Merger under Section 262 of the DGCL (“Section 262”).

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached to this proxy statement as Annex C and incorporated herein by reference. The following summary does not constitute any legal or other advice and does not constitute a recommendation that the Company’s stockholders exercise their appraisal rights under Section 262. Only a holder of record of shares of the Company’s common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A person having a beneficial interest in shares of the Company’s common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect appraisal rights. If you hold your shares of the Company’s common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee.

Under Section 262, holders of shares of the Company’s common stock who (i) do not vote in favor of the adoption of the Merger Agreement and approval of the transactions contemplated thereby; (ii) continuously are the record holders of such shares through the Effective Time; (iii) file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time; and (iv) otherwise follow the procedures set forth in Section 262 will be entitled, subject to the satisfaction of all other requirements set forth in Section 262, including, without limitation, the “de minimis” requirement set forth in Section 262(g), to have their shares appraised by the Delaware Court of Chancery and to receive (A) payment in cash of the “fair value” of the shares of the Company’s common stock (unless to the extent that the Company has made, at its sole discretion and before the entry of judgment, cash prepayments to one or more of the Company’s stockholders that are entitled to appraisal), exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with (B) interest to be paid on the amount determined by the court to be fair value, if any.

Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly from the Effective Time through the date the judgment is paid at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during such period. Under Section 262, the Company may make, at any time before the entry of judgment, prepayments in cash to one or more of the Company’s stockholders that are entitled to appraisal, in which case interest will accrue thereafter (at the rate described in the immediately preceding sentence) only upon the sum of (i) the difference, if any, between the amount prepaid by the Company and the fair value of the shares determined by the court, and (ii) interest already accrued before such prepayment and not paid at that time.

Under Section 262, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes the Company’s notice to stockholders that appraisal rights are available in connection with the Merger, and the full text of Section 262 is attached to this proxy statement as Annex C. In connection with the Merger, any holder of shares of the Company’s common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so should review Annex C carefully. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Per Share Merger Consideration described in the Merger Agreement. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of the Company’s common stock, the Company believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.

Any of the Company’s stockholder wishing to exercise the right to seek an appraisal of its shares of the Company’s common stock must do ALL of the following:

•	the stockholder must not vote in favor of the proposal to adopt the Merger Agreement and approve the transactions contemplated therein;

•	the stockholder must deliver to the Company a written demand for appraisal before the vote on the Merger Agreement at the Special Meeting;

•

the stockholder must continuously hold the shares of the Company’s common stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of the Company’s common stock before the Effective Time); and

•

the stockholder or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the Merger Agreement and the approval of the transactions contemplated therein, abstain or not vote its shares.

Filing a Written Demand

Any holder of shares of the Company’s common stock wishing to exercise appraisal rights must deliver to the Company, before the vote on the adoption of the Merger Agreement at the Special Meeting at which the proposal to adopt the Merger Agreement will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares of the Company’s common stock, and that stockholder must not vote or submit a proxy in favor of the adoption of the Merger Agreement. A holder of shares of the Company’s common stock exercising appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the adoption of the Merger Agreement or abstain from voting on the adoption of the Merger Agreement. Neither voting against the adoption of the Merger Agreement nor abstaining from voting or failing to vote on the proposal to adopt the Merger Agreement will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the adoption of the Merger Agreement. A proxy or vote against the adoption of the Merger Agreement will not constitute a demand. A stockholder’s failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the Special Meeting of the Company’s stockholders will constitute a waiver of appraisal rights.

Only a holder of record of shares of the Company’s common stock is entitled to demand appraisal rights for the shares registered in that holder’s name. A demand for appraisal in respect of shares of the Company’s common stock should be executed by or on behalf of the holder of record and must reasonably inform the Company of the identity of the holder and state that the person intends thereby to demand appraisal of the holder’s shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKER OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKER OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:

Intermolecular, Inc.

3011 N. First Street

San Jose, CA 95134

Attention: Corporate Secretary

Any holder of shares of the Company’s common stock may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to the Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Notice by the Surviving Corporation

If the Merger is completed, within 10 days after the Effective Time, the Surviving Corporation will notify each holder of shares of the Company’s common stock who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.

Filing a Petition for Appraisal

Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any holder of shares of the Company’s common stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and holders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of the Company’s common stock. Accordingly, any holders of shares of the Company’s common stock who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of the Company’s common stock within the time and in the manner prescribed in Section 262. The failure of a holder of the Company’s common stock to file such a petition within the period specified in Section 262 could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the Effective Time, any holder of shares of the Company’s common stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares not voted in favor of the adoption of the Merger Agreement and with respect to which the Company has received demands for appraisal, and the aggregate number of holders of such shares. The Surviving Corporation must mail this statement to the requesting stockholder within 10 days after receipt of the written request for such a statement or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements. As noted above, however, the demand for appraisal can only be made by a stockholder of record.

If a petition for an appraisal is duly filed by a holder of shares of the Company’s common stock and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings.

De Minimis Exception Not Satisfied

Given that immediately before the Merger the shares of the Company’s common stock as to which appraisal rights are available were listed on a national securities exchange and the Merger is not approved under Sections 253 or 267 of the DGCL, the Delaware Court of Chancery will dismiss the appraisal proceedings as to all holders of shares of the Company’s common stock who are otherwise entitled to appraisal rights unless (i) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the Company’s common stock eligible for appraisal, or (ii) the value of the consideration provided in the merger for such total number of shares exceeds $1 million.

Determination of Fair Value

After determining the holders of the Company’s common stock entitled to appraisal, the Delaware Court of Chancery will appraise the “fair value” of the shares of the Company’s common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. Under Section 262, the Company may make, at any time before the entry of judgment, prepayments in cash to one or more stockholders that are entitled to appraisal, in which case interest will accrue thereafter (at the rate described in the immediately preceding sentence) only upon the sum of (i) the difference, if any, between the amount prepaid by the Company and the fair value of the shares determined by the court, and (ii) interest already accrued before such prepayment and not paid at that time.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Supreme Court of Delaware stated that, in making this determination of fair value, the court must consider relevant factors such as: market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. Although the Company believes that the Per Share Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and the Company’s stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Per Share Merger Consideration. Neither the Company nor Parent anticipates offering more than the Per Share Merger Consideration to any stockholder exercising appraisal rights, and each of the Company and Parent reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock is less than the Per Share Merger Consideration. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of his, her or its shares of the Company’s common stock under Section 262 fails to perfect, or loses or successfully withdraws, such holder’s right to appraisal, the stockholder’s shares of the Company’s common stock will be deemed to have been converted at the Effective Time into the right to receive the Per Share Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective

Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the Per Share Merger Consideration in accordance with Section 262.

From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of the Company’s common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the holder’s shares of the Company’s common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceedings may not be dismissed as to any stockholder who commenced the proceedings or joined these proceedings as a named party without the approval of the court and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights.

Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders and Non-U.S. Holders (each as defined below) of our common stock whose shares are converted into the right to receive cash pursuant to the Merger, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. Holder or Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding tax consequences of the Merger.

This discussion is limited to holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	tax-exempt organizations or governmental organizations;

•	persons subject to the alternative minimum tax;

•	S-corporations, partnerships or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes (and investors therein);

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	regulated investment companies or real estate investment trusts;

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction transaction or as part of a conversion transaction or other integrated investment;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who received our common stock in a compensatory transaction or pursuant to the exercise of options or warrants or pursuant to restricted stock units;

•	persons who own an equity interest, actually or constructively, in Parent or the Surviving Corporation following the Merger;

•	U.S. Holders whose “functional currency” is not the U.S. dollar;

•	“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax;

•	tax-qualified retirement plans; and

•	persons who do not vote in favor of the Merger and who properly demand appraisal of their shares under Section 262 of the DGCL.

If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships holding our common stock and partners therein should consult their tax advisors regarding the U.S. federal income tax consequences of the Merger.

This discussion does not address the tax consequences pertaining to Company Options or Company RSU Awards that are converted into the right to receive cash in connection with the Merger.

THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS OR THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION.

U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust (i) that is subject to the primary supervision of a court within the United States and the control of one or more United States persons as defined in Section 7701(a)(30) of the Code; or (ii) that has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

The receipt of cash by a U.S. Holder in exchange for our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis will generally equal the price the U.S. Holder paid for such shares. Such gain or loss will be a capital gain or loss, and will be a long-term capital gain or loss if such U.S. Holder’s holding period in such shares is more than one year at the time of the Merger. A preferential tax rate generally will apply to long-term capital gains recognized by certain non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of common stock at different times or different prices, such U.S. Holder must determine its tax basis, holding period and gain or loss separately with respect to each block of common stock.

Non-U.S. Holders

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is neither a U.S. Holder nor an entity that is treated as a partnership for U.S. federal income tax purposes.

Any gain realized by a Non-U.S. Holder resulting from the Merger generally will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States);

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year of the Merger, and certain other requirements are met; or

•

the Company is or has been a “United States real property holding corporation” as such term is defined in Section 897(c) of the Code (“USRPHC”) at any time within the shorter of the five-year period preceding the Merger or such Non-U.S. Holder’s holding period with respect to the applicable shares of common stock and, if our common stock is regularly traded on an established securities market (within the meaning of Section 897(c)(3) of the Code), such Non-U.S. Holder owned, actually or constructively, more than 5% of the Company’s common stock at any time during such period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates applicable to U.S. persons. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we have not been and are not currently a USRPHC, and we do not anticipate becoming a USRPHC before the Merger.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply to the proceeds received by a holder pursuant to the Merger. Backup withholding generally will not apply to (i) a U.S. Holder who furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on IRS Form W-9, or otherwise establishes a basis for exemption from backup withholding, or (ii) a Non-U.S. Holder who provides a certification of such holder’s non-U.S. status on the applicable IRS Form W-8, or otherwise establishes a basis for exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS. Copies of information returns that are filed with the IRS may be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which a Non-U.S. Holder resides or is established.

Regulatory Approvals Required for the Merger

The Company, Parent and Merger Sub have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the transactions contemplated by the Merger Agreement, including using reasonable best efforts to (i) cause all of the conditions to the closing of the merger set forth in the Merger Agreement to be satisfied as promptly as practicable, (ii) obtain, as promptly as practicable, and maintain all necessary actions or non-actions and consents from any governmental bodies, including CFIUS Approval (as defined below), and make all necessary registrations, declarations and filings with any governmental bodies that are necessary to consummate the Merger and (iii) resist, contest, appeal and remove any legal proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, retrains the consummation of the transactions contemplated by the Merger Agreement.

CFIUS

Section 721 of the Defense Production Act of 1950 (as amended and codified at 50 U.S.C. Section 4565, “Section 721”), as well as related Executive Orders and regulations, authorize the President of the United States or CFIUS, to review transactions that could result in control of a U.S. business by a foreign person. Under Section 721 and Executive Order 13456, the Secretary of the Treasury acts through CFIUS to coordinate review of certain covered transactions that are submitted voluntarily to CFIUS or that are reviewed unilaterally by CFIUS. In general, CFIUS review of a covered transaction occurs in an initial 45-day review period that may be extended by CFIUS for an additional 45-day investigation period which investigation period may be extended by CFIUS for an additional 15 days in extraordinary circumstances. At the close of its review or investigation of a covered transaction, CFIUS may determine that there are no unresolved national security concerns with respect to the transaction, may impose mitigation terms to resolve any national security concerns with respect to the transaction, or may send a report to the President recommending that the transaction be suspended or prohibited, or providing notice to the President that CFIUS cannot reach consensus on a recommendation relative to the covered transaction. The President has 15 days after the date on which an investigation is completed under Section 721 to act on CFIUS’ report.

The Merger is conditioned upon (i) the receipt by parent and the Company of written notice from CFIUS stating that (A) CFIUS has concluded that the transactions contemplated by the Merger Agreement are not a “covered transaction” and not subject to review under applicable laws or (B) the review of the transaction contemplated by the Merger Agreement under Section 721 has been concluded, and there are no unresolved national security concerns with respect to the transactions contemplated by the Merger Agreement, or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and the Company, (X) the period under Section 721 which the President may announce the President’s decision to take action to suspend, prohibit or place any limitations on the transactions contemplated by the Merger Agreement having been expired without any such action being threatened, announced or taken or (Y) the President having announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated by the Merger Agreement (“CFIUS Approval”).

Under the Merger Agreement, Parent, Merger Sub and the Company have agreed to file jointly with CFIUS, as soon as practicable after the date of the Merger Agreement, and in any event within 30 days after the date thereof, a draft voluntary notice contemplated under 31 C.F.R. § 800.401(f) and, as soon as practicable after CFIUS provides notification that the draft filing meets all requirements of 31 C.F.R. § 800.402, jointly file with

CFIUS a formal voluntary notice as contemplated by 31 C.F.R. § 800.401(a). Parent, Merger Sub and the Company jointly filed the draft voluntary notice on May 25, 2019. As soon as practicable upon the receipt of notice from CFIUS that the draft filing meets all of the requirements under the CFIUS regulations, the parties will jointly file the formal voluntary notice with CFIUS.

There can be no assurance that CFIUS will conclude that the Merger will not impair the national security of the United States. There can be no assurance regarding the ultimate outcome of CFIUS’ review or investigation of the Merger.

Other Regulatory Approvals

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents to the consummation of the Merger. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by stockholders and the completion of the Merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.

THE MERGER AGREEMENT

Explanatory Note Regarding the Merger Agreement

The following summary describes the material provisions of the Merger Agreement. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meaning ascribed to them in the Merger Agreement.

The representations, warranties, covenants and agreements described below and included in the Merger Agreement (i) were made only for purposes of the Merger Agreement and as of specific dates; (ii) were made solely for the benefit of the parties to the Merger Agreement; and (iii) may be subject to important qualifications, limitations and supplemental information agreed to by the Company and Parent in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Parent and Merger Sub by the Company in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Parent and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Parent and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter to the Merger Agreement or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Parent, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.

Effects of the Merger; Directors and Officers; Articles of Organization; Bylaws

The Merger Agreement provides that, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will cease and (iii) the Company will continue as the Surviving Corporation in the Merger. From and after the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

The parties will take all further actions necessary to ensure that the board of directors of Merger Sub immediately prior to the Effective Time shall become the board of directors of the Surviving Corporation from and after the Effective Time, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation. The parties will also take all further actions necessary to ensure that the officers of Merger Sub immediately prior to the Effective Time become the officers of the Surviving Corporation from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the organizational documents of the Surviving Corporation. At the Effective Time, the certificate of incorporation of the Company will be amended and restated in the form attached as Exhibit A to the Merger Agreement, and the bylaws of Merger Sub will become the bylaws of the Surviving Corporation, until thereafter amended, except that all references therein to Merger Sub will automatically be amended and will become references to the Surviving Corporation.

Closing and Effective Time

The consummation of the Merger will take place no later than the fifth business day following the satisfaction or waiver, if permitted by applicable law, of all conditions to closing of the Merger (described below under the caption “The Merger Agreement — Conditions to the Closing of the Merger”) (other than those conditions to be satisfied at the closing of the Merger, but subject to satisfaction or waiver, if permitted by applicable law, of those conditions) or such other time agreed to in writing by Parent, the Company and Merger Sub.

Merger Consideration

Common Stock

At the Effective Time, each outstanding share of the Company’s common stock (other than Excluded Shares) will be converted into the right to receive the Per Share Merger Consideration of $1.20 per share of the Company’s common stock, without interest and less any applicable withholding taxes. All shares of the Company’s common stock converted into the right to receive the Per Share Merger Consideration will automatically be cancelled at the Effective Time.

Treatment of Equity-Based Awards

The treatment of the Company’s equity awards that are outstanding immediately prior to the Effective Time will be as follows:

Company Options

Each Company Option that remains outstanding as of immediately prior to the Effective Time will fully vest (to the extent unvested) and be canceled as of the Effective Time, and the holder will be paid an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of the Company’s common stock underlying such Company Option, by (y) the amount, if any, by which $1.20 exceeds the per share exercise price of such Company Option.

Company RSU Awards

Each Company RSU Award that remains outstanding as of immediately prior to the Effective Time will fully vest (to the extent unvested, and with any applicable performance criteria being deemed achieved at the maximum possible level of achievement for such performance criteria) and be canceled as of the Effective Time, and each holder will be paid an amount in cash equal to the product obtained by multiplying (x) the aggregate number of shares of the Company’s common stock underlying such Company RSU Award, by (y) $1.20.

All amounts described in this section will be subject to any applicable withholding taxes and deductions.

Exchange and Payment Procedures

Prior to the Effective Time, Parent will select a bank or trust company, which we refer to as the “payment agent,” to make payments of the aggregate consideration to which each of the Company’s stockholders is entitled. At or prior to the closing of the Merger, Parent will deposit or cause to be deposited with the payment agent an amount of cash equal to the aggregate Per Share Merger Consideration to all of the Company’s stockholders.

Promptly following the Effective Time, and in any event within five business days thereafter, Parent and the Surviving Corporation will cause the the payment agent to mail to each holder of record of shares of the Company’s common stock (i) a customary letter of transmittal in a form reasonably satisfactory to both Parent and the Company and (ii) instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for their portion of the Per Share Merger Consideration. Upon receipt of (1) surrendered certificates (or affidavits of loss in lieu thereof) or book-entry shares representing shares of the Company’s common stock; and (2) a duly completed and validly executed letter of transmittal, the holder of such shares will be entitled to receive their portion of the Per Share Merger Consideration in exchange therefor. The amount of any Per Share Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.

Any cash deposited with the payment agent that remains undistributed on the date that is 12 months after the Effective Time will be delivered to the Parent, upon demand, and any holders of the Company’s common stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Parent or the Surviving Corporation, as general creditor thereof, for payment of the Per Share Merger Consideration in respect of the shares of the Company’s common stock to which such holders may be entitled to pursuant to the Merger Agreement.

The letter of transmittal will include instructions if a stockholder has lost a share certificate or if such certificate has been lost, stolen or destroyed. In the event any certificates have been lost, stolen or destroyed, the holder of such lost, stolen or destroyed certificates will have to make an affidavit in the form and substance reasonably requested by the payment agent, and if required by the payment agent, deliver a customary indemnity against any claim that may be made against Parent, the Surviving Corporation or the payment agent with respect to such allegedly lost, stolen or destroyed certificate.

Representations and Warranties

The Merger Agreement contains representations and warranties of the Company, Parent and Merger Sub.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality,” “Material Adverse Effect” or “Material Impact.” For purposes of the Merger Agreement, “Material Adverse Effect” means, with respect to the Company, any effect that has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company and its subsidiaries, taken as a whole; provided, however, that no effects resulting or arising from the following shall be deemed to constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” exists or has occurred or is reasonably likely to exist or occur:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

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conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the industries in which the Company and its subsidiaries conduct business;

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political conditions (or changes in such conditions) in the United States (including any shutdown of the United States Federal Government) or any other country or region in the world or acts of war (whether or not declared), sabotage, military action, terrorism or cyberterrorism (including any escalation or general worsening of any such acts of war (whether or not declared), sabotage military action, terrorism or cyberterrorism) in the United States or any other country or region in the world;

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

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the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby, including (i) the identity of, or the effect of any fact or circumstance relating to, Parent or any of its or their affiliates, (ii) the loss or departure of officers or other employees of the Company or any of its subsidiaries, (iii) the termination or potential termination of (or the failure or potential failure to renew or enter into) any contracts with customers, suppliers, distributors or other business partners of the Company, and (iv) any other negative development (or potential negative development) in the Company’s or any of its subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, in each case of subclauses (i) through (iv), to the extent resulting from such announcement or pendency (except that this clause will not apply with respect to any of the representations and warranties regarding consents and approvals and no violation contained in the Merger Agreement to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement of the Merger Agreement or the pendency or consummation of the transactions contemplated thereby);

•	any actions taken or failure to take action, in each case, by the Company or its subsidiaries at Parent’s written request or otherwise as required in order to comply with the Merger Agreement;

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changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

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any legal proceedings made or brought by any of the Company’s current or former stockholders (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by the Merger Agreement.

Notwithstanding the foregoing, to the extent that any such effect resulting from the condition or situation described in any of the first six items described in the above bullet points has a disproportionately adverse effect on the Company and its subsidiaries, taken as a whole, in comparison to other companies or entities operating in the industries in which the Company and its subsidiaries operate that is affected by such condition or situation, they will not be excluded from a determination of whether a Material Adverse Effect has occurred and, in such case, the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Adverse Effect has occurred.

For purposes of the Merger Agreement, “Material Impact” means, with respect to the Company, (i) any Material Adverse Effect or (ii) any other effect that, individually or in the aggregate, has created, imposed or caused, or would reasonably be expected to create or impose or cause, the Company and its subsidiaries to incur any individual or collective liability or obligation in excess of $1,000,000. Notwithstanding the foregoing, no effects resulting from the 10 matters listed as exceptions to the definition of Material Adverse Effect shall constitute a Material Impact, except to the extent that any such effect resulting from the condition or situation described in any of the first six matters listed as exceptions to the definition of Material Adverse Effect has a disproportionately adverse effect on the Company and its subsidiaries, taken as a whole, in comparison to other companies or entities operating in the industries in which the Company and its subsidiaries operate that is affected by such condition or situation, they will not be excluded from a determination of whether a Material Impact has occurred and, in such case, the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Impact has occurred.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

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due organization and existence and good standing (to the extent such concept is recognized), with all requisite power and authority to conduct business with respect to the Company and its subsidiaries;

•	the Company’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the Board’s approval of the Merger Agreement and the transactions contemplated thereby and the Board’s recommendation to the Company’s stockholders;

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the absence of any conflict, violation or breach of any organizational documents, existing contracts, applicable laws to the Company or its subsidiaries or the resulting creation of any lien upon the Company’s assets due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the capital structure of the Company and its subsidiaries;

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the absence of any contract or obligation relating to the voting of, requiring registration of, or granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any of the Company’s securities;

•	the accuracy and required filings of the Company’s and its subsidiaries’ SEC filings and financial statements;

•	the Company’s disclosure controls and procedures;

•	the Company’s internal accounting controls and procedures;

•	the absence of specified undisclosed liabilities;

•	the conduct of the business of the Company and its subsidiaries in the ordinary course consistent with past practice and the absence of a Material Adverse Effect, in each case since December 31, 2018;

•	legal proceedings and orders;

•	the Company’s and its subsidiaries’ compliance with laws and possession of necessary permits;

•	tax matters;

•	environmental matters;

•	real property owned, leased or subleased by the Company and its subsidiaries;

•	personal property of the Company;

•	trademarks, patents, copyrights and other intellectual property matters;

•	material contracts;

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the existence and enforceability of specified categories of the Company’s and its subsidiaries’ material contracts, and any notices with respect to violation or breach of or default thereunder or intention to terminate or modify those material contracts;

•	employee benefit plans;

•	labor matters;

•	insurance matters;

•	compliance with the anti-bribery laws;

•	absence of any transactions, relations or understandings between the Company or any of its subsidiaries and any affiliate or related person;

•	payment of fees to brokers in connection with the Merger Agreement;

•	the rendering of Cowen’s fairness opinion to the Board;

•	the necessary vote of stockholders in connection with the Merger Agreement;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the absence of a shareholder rights plan;

•	the accuracy of information to be provided in the proxy statement; and

•	the Company and its subsidiaries’ compliance with certain export control laws and customs laws and regulations.

In the Merger Agreement, Parent and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:

•	due organization and existence and good standing (to the extent such concept is recognized), with all requisite power and authority to conduct business with respect to Parent and Merger Sub;

•	Parent’s and Merger Sub’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;

•	the absence of any conflict, violation or breach of any organizational documents, or applicable laws due to the performance of the Merger Agreement;

•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;

•	the absence of litigation;

•	ownership of the Company’s capital stock by Parent and Merger Sub;

•	matters with respect to Parent’s and Merger Sub’s sufficiency of funds;

•	the operations of Merger Sub;

•	payment of fees to brokers in connection with the Merger Agreement; and

•	the accuracy of information supplied by Parent and Merger Sub for inclusion in this proxy statement.

The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Pending the Merger

The Merger Agreement provides that, except as: (i) disclosed in the confidential disclosure letter to the Merger Agreement; (ii) required by law; (iii) contemplated or required by the Merger Agreement; or (iv) consented to by

Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the termination of the Merger Agreement or the Effective Time, the Company will use its reasonable best efforts to, and to cause each of its subsidiaries to, subject to the restrictions and exceptions in the Merger Agreement, conduct its operations in all material respects according to its ordinary course of business and to preserve intact its business organization and present relationships with those persons having significant business relationships with the Company or any such subsidiaries.

In addition, the Company has also agreed that, except as (i) disclosed in the confidential disclosure letter to the Merger Agreement; (ii) required by law; (iii) contemplated, required or permitted by the Merger Agreement; or (iv) consented to by Parent (which consent will not be unreasonably withheld, conditioned or delayed), and subject to certain qualifications and exceptions as set forth in the Merger Agreement, during the period of time between the date of the signing of the Merger Agreement and the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:

•	adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents);

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issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company securities or securities of any subsidiary of the Company, other than the Company’s common stock issuable upon the vesting, settlement or exercise of Company Options or Company RSU Awards in accordance with their terms;

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acquire or redeem, directly or indirectly, or amend any company securities, other than (i) as provided by the Company’s 2004 Equity Incentive Plan and 2011 Incentive Award Plan, (ii) the acquisition by the Company of shares of the Company’s common stock in connection with the surrender of shares of the Company’s common stock by holders of Company Options in order to pay the exercise price of such Company Options, (iii) the withholding of shares of the Company’s common stock to satisfy tax withholding obligations with respect to Company Options or Company RSU Awards or (iv) the acquisition by the Company of Company Options or Company RSU Awards in connection with the forfeiture of such awards or (v) the acquisition by the Company of Company Restricted Shares pursuant to the terms thereof or in satisfaction of any tax withholding obligations in respect thereof;

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split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company or one of its wholly owned subsidiaries by a wholly owned subsidiary of the Company);

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(i) acquire, by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities (other than any acquisition of assets in the ordinary course of business), (ii) sell, lease or otherwise dispose of any material assets of the Company or any of its subsidiaries, except (A) pursuant to contracts or commitments existing as of the date of the Merger Agreement, or (B) de minimis dispositions or abandonments, in each case in the ordinary course of business, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

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make any loans, advances or capital contributions to, or investments in, any other person (other than wholly owned subsidiaries of the Company), except for advances to employees for travel and other business expenses in the ordinary course of business consistent with past practice;

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(i) terminate any material contract, (ii) amend any material contract in any material respect, (iii) grant any release or relinquishment of any material rights under any material contract, (iv) enter into any contract that would be a material contract if entered into prior to the date of the Merger Agreement or (v) enter into any contract with any 5% shareholder or affiliate of the Company or any of its subsidiaries, in each case, except in the ordinary course of business and except for renewals, expirations or terminations in accordance with the terms of any material contract;

•	incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money, except for borrowings in an amount not to exceed $500,000 in the aggregate;

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assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other individual or entity except wholly owned subsidiaries of the Company;

•	change, in any material respect, any financial accounting methods, principles or practices used by it, except in order to comply with GAAP or applicable law;

•	make or change any material tax election, or amend any material tax return, in each ease, other than as required by applicable law or in the ordinary course of business;

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except pursuant to a plan in effect on the date hereof or as required by applicable law: (i) grant any severance or termination pay which will become due and payable on or after the Effective Time, (ii) adopt, enter into, materially amend or terminate any plan (other than to reflect changes in plan administration or in the ordinary course of business) or (iii) grant any increases in the compensation or benefits payable to its executive officers or directors;

•	negotiate or enter into any collective bargaining or similar labor agreement;

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make or authorize any capital expenditure in excess of $250,000 or incur any obligations, liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of the Merger Agreement;

•	settle any legal proceeding other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $500,000 individually or $1,000,000 in the aggregate;

•	establish any person that would constitute a subsidiary of the Company;

•	terminate the employment of executive officers or other employee with an annual base salary in excess of $120,000;

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hire any executive officer or other employee with an annual base salary in excess of $120,000 other than to replace an employee whose employment has been terminated after the date of the Merger Agreement;

•	enter into or amend any employment agreement with any employee who has an annual stated base salary in excess of $120,000; or

•	offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Acquisition Proposals

From the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company and its subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective representatives, and shall instruct such representatives not to, directly or indirectly:

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solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing non-public information regarding the Company or its subsidiaries), any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal;

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solicit, initiate, knowingly encourage or participate or engage in any discussions or negotiations regarding, or furnish to any person (other than Parent, Merger Sub and their representatives) any non-public information with respect to or in connection with, or take any other action to facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an acquisition proposal; or

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enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement (whether or not binding) with respect to an acquisition transaction.

Additionally, from the date of the Merger Agreement until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company and its subsidiaries shall, and shall instruct their respective representatives to, immediately cease all negotiations with any person conducted prior to the date of the Merger Agreement with respect to any inquiry or proposal that constitutes or would reasonably be expected to lead to any acquisition proposal. With respect to any such person that has executed a confidentiality agreement in the 12 month period preceding the date of the Merger Agreement relating to a potential acquisition proposal, the Company will immediately request that such person promptly return to the Company or destroy all non-public documentation and materials furnished by the Company or any of its representatives.

Finally, the Company shall not, and shall cause each of its affiliates not to, and shall instruct its and their respective representatives not to, release any person from, or waive, amend or modify any provision of, or grant any permission under any “standstill” provision or similar provision with respect to any capital stock of the Company in any agreement to which the Company or any of its affiliates is a party.

Notwithstanding the restrictions described above, if at any time prior to the Effective Time (i) the Company or any of its affiliates or representatives has received a bona fide acquisition proposal from any person that did not result from a material breach of Section 4.3 of the Merger Agreement, and (ii) the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to lead to a superior proposal, and that after consultation with the Company’s outside legal counsel, that the failure to take any action would be reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law, then the Company may furnish certain information to the person making such acquisition proposal and engage in discussions or negotiations with such person, provided that the Company shall provide written notice of the Board’s determination, the Company shall promptly provide to Parent any non-public information shared with such person and the Company shall have entered into a confidentiality agreement with such person.

For purposes of this proxy statement and the Merger Agreement:

An “acquisition proposal” means any offer or proposal or indication of interest in making a proposal or offer (other than an offer or proposal by Parent or Merger Sub) to engage in an acquisition transaction.

An “acquisition transaction” means any transaction or series of related transactions (other than the Merger) resulting in:

(1)

any direct or indirect acquisition by any person or “group” (as defined in or under Section 13(d) of the Exchange Act) of more than 15% of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in such person or “group” (as defined in or under Section 13(d) of the Exchange Act) beneficially owning more than 15% of the outstanding voting securities of the Company;

(2)

any merger, consolidation, share exchange, business combination, recapitalization, liquidation, reorganization or other similar transaction involving the Company pursuant to which any person or “group” (as defined in or under Section 13(d) of the Exchange Act), would hold shares of the Company’s common stock, directly or indirectly, representing more than 15% of the outstanding voting securities of the Company or voting power of the surviving entity after giving effect to the consummation of such transaction; or

(3)

any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license, or other acquisition of more than 15% of the consolidated assets of the Company.

A “superior proposal” means a bona fide written acquisition proposal made by a third party or group that is not solicited in violation of Section 4.3 of the Merger Agreement and that the Board determines in good faith, after consultation with outside legal counsel and its financial advisor, to be more favorable to the Company’s stockholders, from a financial point of view, than the terms of the Merger and is reasonably capable of being completed within 12 months of the date of such bona fide written acquisition proposal on the terms proposed, taking into account all terms and conditions of such acquisition proposal (including all legal, regulatory, financial, timing and other aspects of such offer); provided, however, that for purposes of the reference to an “acquisition proposal” in this definition of a “superior proposal,” all references to “more than 15%” in the definition of “acquisition transaction” will be deemed to be references to “more than 50%.”

The Board’s Recommendation; Company Board Recommendation Change

As described above, and subject to the provisions described below, the Board has made the recommendation that the holders of shares of common stock vote “FOR” the proposal to adopt the Merger Agreement and approve the transactions contemplated therein. The Merger Agreement provides that the Board will not effect a company board recommendation change except as described below.

Prior to the adoption of the Merger Agreement by the holders of shares of common stock, neither the Board nor any committee thereof shall (with any action described in the following being referred to as a “company board recommendation change”):

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withdraw, withhold or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw, withhold or rescind (or modify or qualify in a manner adverse to parent or Merger Sub), the company board recommendation;

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adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, or submit to the vote of any securityholders of the Company, any acquisition proposal, or approve any transaction under, or any transaction resulting in any third party becoming an “interested stockholder” under Section 203 of the DGCL;

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fail to include the company board recommendation in the proxy statement or to recommend against any acquisition proposal that is a tender offer or exchange offer within 10 business days after the commencement thereof; or

•	resolve or agree to take any of the foregoing actions.

The Board may only effect a board recommendation change in connection with an intervening event if:

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the Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

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the Company provides written notice to Parent at least four business days prior to effecting a board recommendation change of its intent to take such action, specifying the reasons therefor and a reasonably detailed description of the interning event; and

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prior to effecting such board recommendation change, the Company shall, and shall cause its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four business day period to make such adjustments in the terms and conditions of the Merger Agreement as would obviate the basis for a board recommendation change.

In addition, the Board may only effect a company board recommendation change in connection with a superior proposal if:

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the Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law;

•	the Board has determines in good faith (after consultation with its outside legal counsel) that the applicable acquisition proposal constitutes a superior proposal;

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the Company provides written notice to Parent at least four business days prior to effecting a board recommendation change of its intent to take such action, specifying the material terms and conditions of the superior proposal and identifying the person or group making such superior proposal and including copy of the most current version of the agreement or proposal and all material related documentation with respect to such superior proposal;

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prior to effecting such board recommendation change, the Company shall, and shall cause its representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four business day period to make such adjustments in the terms and conditions of the Merger Agreement as would obviate the basis for a board recommendation change; and

•

taking into account any changes to the terms of the Merger Agreement proposed by Parent in any binding proposal, the Board or any committee thereof has determined in good faith (i) after consultation with the Company’s outside counsel that it would continue to be inconsistent with the Board’s fiduciary duties under applicable law not to effect the board recommendation change and (ii) after consultation with the Company’s outside legal counsel and financial advisor that the acquisition proposal received by the Company continues to constitute a superior proposal, in each case, if such changes offered by Parent in such binding proposal were given effect.

For purposes of this proxy statement and the Merger Agreement, an “intervening event” means an effect that was not known to the Board prior to the date of the Merger Agreement or, if known, the material consequences of which were not reasonably foreseeable as of the date of the Merger Agreement; provided, however, that in no event shall any event resulting from or relating to any of the following give rise to an intervening event:

•	any acquisition proposal;

•	a change in the trading price of the Company’s common stock, in and of itself (however, the underlying reasons for such changes may constitute an effect);

•

the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an effect);

•	changes in GAAP, other applicable accounting rules or applicable law;

•	changes in the industry in which the Company or any of its subsidiaries operates;

•	changes in the general economic or business conditions in the U.S. or other jurisdictions in which the Company or its subsidiaries have operations;

•	compliance with or performance under the Merger Agreement or the transactions contemplated therein; or

•

the public announcement, execution, delivery or performance of the Merger Agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated by the Merger Agreement (or the public announcement of any discussions among the parties related thereto).

Employee Benefits

Parent acknowledges that a “change in control” (or any similar phrase) within the meaning of the Company’s benefit plans, as applicable, will occur as of the Effective Time and further agrees that it shall or shall cause the Surviving Corporation to honor in accordance with their terms all of the company’s benefit plans that provide for severance and change in control obligations as in effect immediately prior to the Effective Time.

For a period of 12 months following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) provide to each employee of the Company who remains employed by the Surviving Corporation following the Merger, which we refer to as a “continuing employee,” (i) a base salary or wage rate, as applicable, and annual cash bonus opportunity that is no less favorable than that provided to such continuing employee immediately prior to the Effective Time and (ii) other employee benefits (including severance benefits, but excluding equity-based compensation and benefits provided pursuant to any defined benefit pension plans) that are, taken as a whole, substantially comparable in the aggregate to the other employee benefits provided to such continuing employee immediately prior to the Effective Time.

To the extent any Company benefit plan or other employee benefit plan or other compensation or severance arrangement of the Surviving Corporation or Parent is made available to any continuing employee on or following the Effective Time, the Surviving Corporation will (and Parent will cause the Surviving Corporation to) cause to be granted to such continuing employee credit for all service with the Company and its subsidiaries prior to the Effective Time solely for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant. However, such service need not be credited to the extent that it would result in duplication of coverage or benefits.

In addition, Parent will (or will cause the Surviving Corporation to) ensure that (i) each continuing employee shall be immediately eligible to participate in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (which we refer to as “new plans”) to the extent coverage under any new plan replaces coverage under a comparable Company benefit plan in which the continuing employee participated immediately before the Effective Time (which we refer to as “old plans”) and (ii) for purposes of each new plan providing medical, dental or pharmaceutical, vision and disability benefits to any continuing employee, all waiting periods, evidence of insurability requirements, physical examinations, pre-existing conditions limitations and actively-at-work or similar requirements of such new plan will be waived for such continuing employee and his or her covered dependents, and to the extent practicable any eligible expenses incurred by such continuing employee and his or her covered dependents during any unfinished portion of the plan year of the old plan ending on the date such employee’s participation in the corresponding new plan begins will be given full credit under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such continuing employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan, subject to Parent’s receipt of such information within two months of the closing of the Merger. To the extent Parent elects to have continuing employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, following the Closing, the flexible spending plan maintained or to be established by Parent or its affiliates shall credit each continuing employee’s flexible spending account with the balance recognized by the Company immediately prior to Closing. Each continuing employee eligible to participate in the Parent flexible spending plan shall be permitted to continue his or her election in effect under the flexible spending account maintained by the Company for the remainder of the calendar year in which the closing date occurs, subject to the limitation on contributions contained in the related Company plan, and parent will, or will cause its affiliates to, honor any such election, and the Parent flexible spending plan will honor any claims incurred by a continuing employee during such calendar year that would otherwise be an eligible expense under the related Company benefit plan, whether or not such expense was incurred before, on or after the closing date.

Efforts to Close the Merger

The Company, Parent and Merger Sub have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the transactions contemplated by the Merger Agreement, including using reasonable best efforts to (i) cause all of the conditions to the closing of the merger set forth in the Merger Agreement to be satisfied as promptly as practicable, (ii) obtain, as promptly as practicable, and maintain all necessary actions or non-actions and consents from any governmental bodies, including CFIUS Approval, and make all necessary registrations, declarations and filings with any governmental bodies that are necessary to consummate the Merger, (iii) resist, contest, appeal and remove any legal proceeding and to have vacated, lifted, reversed or overturned any order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, retrains the consummation of the transactions contemplated by the Merger Agreement and (iv) at the written request of Parent, obtain all necessary consents from third parties under any material contracts to which the Company or any of its subsidiaries is party in connection with the Merger Agreement and the consummation of the transactions contemplated hereby.

Notwithstanding the foregoing, in connection with obtaining CFIUS Approval or any other governmental approval, if any, Parent and Merger Sub, and any of their respective affiliates, shall not be required to agree to any term, take any action, or fail to take any action that (i) would reasonably be expected to have, individually or in the aggregate, a “Parent Material Impact” (as defined below) or (ii) would reasonably be expected to have any adverse impact or adverse effect upon any transaction, relationship or contemplated transaction of any nature between Parent, Merger Sub or any affiliate of Parent or Merger Sub and Versum or any affiliate of Versum.

For purposes of this proxy statement and the Merger Agreement, a “Parent Material Impact” means (i) an effect that, individually or in the aggregate, has or would reasonably be expected to (A) reduce the reasonably expected benefits to Parent and its subsidiaries of completing the Merger by $500,000 or more or (B) have an adverse effect on the business, financial condition, assets or results of operations of Parent and its subsidiaries, taken as a whole, by $500,000 or more, or (ii) any other effect that, individually or in the aggregate, has created, imposed or caused, or would reasonably be expected to create or impose or cause, Parent or its subsidiaries to incur any individual or collective liability or obligation in excess of $500,000.

Indemnification and Insurance

The Merger Agreement provides that the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) honor and fulfill in all respects the obligations of the Company and its subsidiaries under (i) the indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors, officers and employees, and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation and bylaws or comparable organizational documents of the Company or any of its subsidiaries in effect on the date of the Merger Agreement.

The Merger Agreement also provides that, for a period of six years from the Effective Time, the Surviving Corporation and its subsidiaries will (and Parent will cause the Surviving Corporation and its subsidiaries to) cause the certificates of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses that are no less favorable than the current provisions with respect to indemnification, exculpation and advancement of expenses contained in the Company’s and its subsidiaries’ organizational documents as of the date of the Merger Agreement. The Merger Agreement further provides that the Surviving Corporation and its subsidiaries will not, for a period of six years from the Effective Time, amend, repeal or otherwise modify such provisions in the organizational documents in any manner that would adversely affect the rights of the current or former directors and officers of the Company and its subsidiaries, except as required by applicable law.

From and for the six years following the Effective Time, the Company and the Surviving Corporation shall maintain in effect the directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s directors’ and officers’ liability insurance in force as of the date of the Merger Agreement, on terms with respect to the coverage and amounts that are no less favorable than those under the liability insurance in force as of the date of the Merger Agreement, provided that Parent and the Surviving Corporation shall not be obligated to pay premiums in excess of 300% of the amount paid by the Company for such coverage during its current coverage period, provided further, that if the premiums do exceed that amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for the cost of 300% of the amount paid by the Company for such coverage during its current coverage period.

Further, the Merger Agreement provides that, prior to the Effective Time, the Company will purchase a six year prepaid “tail” policy on the Company’s current officers and directors liability insurance and the Surviving Corporation will maintain the “tail” policy in full force and effect and continue to honor all obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation to cover the obligations related to acts or omissions occurring at or prior to the Effective Time so long as such “tail” policy is maintained in full force and effect.

Other Covenants

Stockholders Meeting

The Company has agreed to duly call, convene and hold a special meeting of the Company’s stockholders as promptly as reasonably practicable after this proxy statement is cleared by the SEC for mailing to the Company’s stockholders for the purpose of voting upon the adoption of the Merger Agreement and approval of the Merger.

Stockholder Litigation

The Company will: (1) promptly advise Parent of any legal proceeding commenced, or, to the knowledge of the Company, threatened after the date of the Merger Agreement against the Company or any of its directors (in their capacity as such) by any of the Company’s stockholders relating to the Merger Agreement or the transactions contemplated thereby and (2) keep Parent reasonably informed with respect to the status thereof. Subject to the execution of a customary joint defense agreement, the Company will give Parent the opportunity to participate in and consult with the Company regarding the defense or settlement of any stockholder litigation (at Parent’s expense), and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

Conditions to the Closing of the Merger

The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible under applicable law) prior to the Effective Time of each of the following conditions:

•	the adoption of the Merger Agreement by the requisite affirmative vote of the Company’s stockholders;

•	the receipt of CFIUS Approval; and

•	the consummation of the Merger not being made illegal or otherwise prohibited by any law or order of any governmental body of competent jurisdiction.

In addition, the obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible by applicable law) at or prior to the Effective Time of each of the following additional conditions:

•

the representations and warranties of the Company relating to organization and qualification, corporate power and enforceability, capitalization and the inapplicability of state anti-takeover statues being true and correct other than de minimis inaccuracies both as of the date of the Merger Agreement and at and as of the closing date as though made on the closing date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date);

•

the other representations and warranties of the Company (without giving effect to any qualification as to “materiality,” “Material Adverse Effect,” “Material Impact” or similar qualifiers set forth therein, except in the case of the term “Material Contract”) being true and correct as of the date of the Merger Agreement and on and as of the closing date of the Merger with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct as of such date would not have, individually or in the aggregate, a Material Adverse Effect;

•

the Company having performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement, or any breach or failure to do so having been cured;

•	there not having occurred and be continuing any effect that has had or would reasonably be expected to have a Material Adverse Effect; and

•

the receipt by Merger Sub of a certificate of the Company, executed by an executive officer of the Company, dated as of the closing date, certifying that the conditions described in the preceding four bullet points have been satisfied.

In addition, the obligation of the Company to consummate the Merger is subject to the satisfaction or waiver (where permissible by applicable law) at or prior to the Effective Time of each of the following additional conditions:

•

the representations and warranties of Parent and Merger Sub contained in the Merger Agreement (without giving effect to any qualification as to “materiality” or similar qualifiers set forth therein) shall be true and correct in all respects both at and as of the date of the Merger Agreement and at and as of the closing date as though made on the closing date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct as of such date would not, individually or in the aggregate, prevent the consummation of the transactions contemplated by the Merger Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under the Merger Agreement;

•

each of Parent and Merger Sub having performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under the Merger Agreement, or any breach or failure to do so having been cured; and

•

the receipt by the Company of a certificate of Merger Sub, executed by an executive officer of Merger Sub, dated as of the closing date, certifying that the conditions described in the preceding two bullet points have been satisfied.

Termination of the Merger Agreement

The Merger Agreement may be terminated and the Merger and the other transactions contemplated thereby may be abandoned at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the Company’s stockholders, in the following ways:

•	by mutual written agreement of the Company and Parent;

•	by either the Company or Parent if:

•

the the Merger will not have been consummated on or before May 6, 2020, which we refer to as the “termination date,” provided that this right to terminate the Merger Agreement will not be available to any party whose material breach of its obligations under the Merger Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated by the termination date (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of this termination right);

•	any applicable law or order being enacted, issued, promulgated or granted that has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, which has become final and non-appealable, provided, that (i) the party seeking to terminate the Merger Agreement under this right shall have complied with its obligations to have such law or order vacated, lifted, reversed or overturned and (ii) this termination right shall not be available to any party whose material breach of its obligations under the Merger Agreement has been a principal cause of or resulted in such law or order (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of this termination right); or

•

if the Company’s failure to obtain the requisite stockholder vote at the Special Meeting of the Company’s stockholders (or any adjournment or postponement thereof) at which a vote on the adoption of the Merger Agreement was taken;

•	by the Company if:

•

Parent or Merger Sub has breached or failed to perform any of their respective covenants or agreements under the Merger Agreement, or any of the representations and warranties of Parent or Merger Sub set forth in the Merger Agreement having been or becoming inaccurate such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, within 30 days following Parent’s receipt of written notice by the Company of such breach, failure to perform or inaccuracy and of the Company’s intention to terminate the Merger Agreement; provided that the Company will not have the right to terminate pursuant to this termination right if the Company is then in breach of or has failed to perform any of its representations, warranties, covenants or agreements under the Merger Agreement such that Parent has a reciprocal right to terminate the Merger Agreement; or

•

prior to the adoption of the Merger Agreement by stockholders in the event that (i) the Company shall have received a superior proposal, (ii) the Board shall have determined to terminate the Merger Agreement or effected or resolved to effect a board recommendation change, (iii) the Company enters into a definitive written agreement providing for the consummation of a superior proposal concurrently with the termination of the Merger Agreement and (iv) the Company pays Parent the Termination Fee (as defined below); and

•	by Parent if:

•

the Company has breached or failed to perform any of their respective covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement having been or becoming inaccurate such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or is not cured, within 30 days following the Company’s receipt of written notice by Parent or Merger Sub of such breach, failure to perform or inaccuracy and of the Parent’s or Merger Sub’s intention to terminate the Merger Agreement; provided that Parent will not have the right to terminate pursuant to this termination right if Parent or Merger Sub is then in breach of or has failed to perform any of its representations, warranties, covenants or agreements under the Merger Agreement such that the Company has a reciprocal right to terminate the Merger Agreement; or

•

in the event that (i) a board recommendation change has occurred, (ii) a tender or exchange offer that if consummated would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than 20% of the outstanding voting securities of the Company has been commenced by a person who is not an affiliate or representative of Parent and the Company has not publicly announced, within 10 business days after the commencement of such tender or exchange offer, that the Company recommends rejection of such tender or exchange offer, (iii) the Company enters into a definitive written agreement providing for the consummation of a superior proposal, (iv) the Board or any committee thereof has failed to reaffirm the board recommendation within 10 business days after receipt of a written request to do so from Parent following an acquisition proposal that has been publicly announced or that has become publicly known or (v) the Company has committed a willful and material breach of certain obligations, or a knowing, willful and material breach of certain other obligations, which breach, if capable of being cured, has not been cured within five days after Parent gave written notice to the Company of such breach.

In the event that the Merger Agreement is terminated pursuant to the termination rights above, the Merger Agreement will be of no further force or effect without liability of any party to the other parties, as applicable, except that certain sections of the Merger Agreement will survive the termination of the Merger Agreement in accordance with their respective terms, including terms relating liability or damages resulting from any willful and material breach of the Merger Agreement.

In addition, no termination of the Merger Agreement will affect the rights or obligations of any party pursuant to the confidentiality agreement between an affiliate of Parent and the Company, which rights, obligations and agreements will survive the termination of the Merger Agreement in accordance with their respective terms.

Termination Fees

If the Merger Agreement is terminated in specified circumstances, the Company has agreed to pay Parent a termination fee of $2,338,109 (the “Termination Fee”). Parent will be entitled to receive the Termination Fee from the Company:

•	if each of the following three conditions is satisfied:

•

the Merger Agreement is terminated (1) by Parent or the Company, in the event that (A) the Merger has not been consummated by the termination date or (B) the stockholders failed to adopt the Merger Agreement at the Special Meeting or any adjournment thereof or (2) by Parent, in the event that the Company has breached or failed to perform any of its covenants or agreements under the Merger Agreement, or any of the representations and warranties of the Company set forth in the Merger Agreement has been or become inaccurate such that certain corresponding conditions set forth in the Merger Agreement are not satisfied, and such breach is not capable of being cured, or not cured within 30 days following Parent’s delivery of written notice;

•

prior to the termination of the Merger Agreement, a competing acquisition transaction has been publicly announced or has become publicly disclosed and not have been withdrawn or otherwise abandoned; and

•

within 12 months following such termination, either (A) the Company enters into a definitive agreement with respect to such competing acquisition transaction and such transaction is later consummated or (B) the person making such competing acquisition transaction consummates a competing acquisition transaction (for purposes of this proxy statement and the Merger Agreement “competing acquisition transaction” means the same thing as “acquisition transaction” except that all references to “more than 15%” shall be deemed to be references to “more than 50%;”

•	if the Merger Agreement is terminated by the Company, in order to enter into a definitive agreement with respect to a superior proposal; and

•

if the Merger Agreement is terminated by Parent in the event that (i) a board recommendation change has occurred, (ii) a tender or exchange offer that if consummated would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than 20% of the outstanding voting securities of the Company has been commenced by a person who is not an affiliate or representative of Parent and the Company has not publicly announced, within 10 business days after the commencement of such tender or exchange offer, that the Company recommends rejection of such tender or exchange offer, (iii) the Company enters into a definitive written agreement providing for the consummation of a superior proposal, (iv) the Board or any committee thereof has failed to reaffirm the board recommendation within 10 business days after receipt of a written request to do so from Parent following an acquisition proposal that has been publicly announced or that has become publicly known or (v) the Company has committed a willful and material breach of certain obligations, or a knowing, willful and material breach of certain other obligations, which breach, if capable of being cured, has not been cured within five days after Parent gave written notice to the Company of such breach.

Liquidated Damages

The parties have agreed that the payment of the Termination Fee will be the sole and exclusive remedy available to Parent and Merger Sub with respect to the Merger Agreement in the event any such payment becomes due and payable and is paid, and, upon payment of the Termination Fee, the Company (and its affiliates and representatives) will have no further liability to parent and Merger Sub under the Merger Agreement; provided that in the event that a Termination Fee becomes due and is paid pursuant to the provisions described in the section captioned “The Merger Agreement — Termination Fees,” Parent will have the right to refund the Termination Fee within 10 business days after the payment of the Termination Fee by the Company, and if Parent does so refund the Termination Fee in its entirety to the Company within such 10 business day period, the Company will not be relieved or released from any liabilities or damages arising out of its willful and material breach of the Merger Agreement and Parent and Merger Sub will be entitled to all remedies available pursuant to the terms of the Merger Agreement.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the Merger Agreement, the non-breaching party will be entitled to an injunction, specific performance or other equitable relief to enforce specifically the terms and provisions of the Merger Agreement.

Fees and Expenses

Except in specified circumstances, whether or not the Merger is completed, the Company, on the one hand, and Parent and Merger Sub, on the other hand, are each responsible for all of their respective costs and expenses incurred in connection with the Merger and the other transactions contemplated by the Merger Agreement.

Amendment

The Merger Agreement may be amended in a writing signed by the Company, Parent and Merger Sub at any time before or after adoption of the Merger Agreement by the Company’s stockholders. However, after adoption of the Merger Agreement by the Company’s stockholders, no amendment that requires further approval by such stockholders pursuant to Delaware law may be made without such approval.

Governing Law

The Merger Agreement is governed by the law of the State of Delaware.

Dispute Resolution

Each of the parties to the Merger Agreement irrevocably and unconditionally consents, in any action or proceeding, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in federal court, then the Federal Court of the United States of America sitting in the District of Delaware.

MARKET PRICES AND DIVIDEND DATA

The Company’s common stock is listed on Nasdaq under the symbol “IMI.” As of May 20, 2019, there were 49,758,224 shares of common stock outstanding, held by approximately 26 stockholders of record. The Company has never declared or paid any cash dividends on the Company’s common stock. Pending the consummation of the Merger, the Company currently intends to retain any future earnings for use in the operation and expansion of the Company’s business, and does not plan to declare or pay any dividends on shares of the Company’s common stock in the foreseeable future.

On [●], 2019, the latest practicable trading day before the printing of this proxy statement, the closing price for the Company’s common stock on Nasdaq was $[●] per share. You are encouraged to obtain current market quotations for the Company’s common stock.

Following the Merger, there will be no further market for the Company’s common stock and it will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, following the Merger we will no longer file periodic reports with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock, as of May 20, 2019, of each person or entity who we know to beneficially own 5% or more of the outstanding shares of common stock and all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person, and the percentage ownership of that person, shares of common stock subject to stock options or warrants held by that person that are currently exercisable, or exercisable within 60 days of May 20, 2019, are deemed outstanding; and any reference in the footnotes to this table to stock options or warrants refers only to such options or warrants. Shares subject to such stock options or warrants, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the address of each beneficial owner listed in the table is c/o Intermolecular, Inc., 3011 N. First Street, San Jose, CA 95134.

The percentages in the table below are based on 49,758,224 shares of common stock outstanding as of May 20, 2019. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The information provided in this table is based on our records and information filed with the SEC, unless otherwise noted.

Name and Address of Beneficial Owner	Number	Percentage
5% Stockholders
Raging Capital Management, LLC (1)	14,731,351	29.6%
Entities affiliated with Redpoint Ventures (2)	7,395,039	14.9%
Entities affiliated with Mario Gabelli (3)	3,483,721	7.0%
Directors and Named Executive Officers
Christian F. Kramer (4)	894,791	1.8%
Bill Roeschlein (5)	286,499	*
Marvin D. Burkett (6)	142,500	*
Irwin Federman (7)	668,267	1.3%
Matthew S. Furnas (8)	62,500	*
George M. Scalise (9)	290,000	*
Adam Scheer (10)	18,750	*
Jonathan B. Schultz (10)	18,750	*
Kenneth H. Traub (11)	106,250	*
All of our directors and executive officers as a group (9 persons) (12)	2,488,307	5.0%

*	Represents a beneficial ownership of less than 1%.

(1)

Based upon a Schedule 13D/A filed with the SEC on May 7, 2019. Consists of 14,731,351 shares held by Raging Capital Master Fund, Ltd., a Cayman Islands exempted company (Raging Master). Raging Capital Management, LLC, a Delaware limited liability company (Raging Capital), is the investment manager for Raging Master. William C. Martin is the chairman, chief investment officer and managing member of Raging Capital. By virtue of these relationships, each of Raging Capital and William C. Martin may be deemed to share voting and dispositive power over the shares held by Raging Master. The principal business address of each of Raging Capital and William C. Martin is 10 Princeton Avenue, PO Box 228, Rocky Hill, New Jersey 08553. The principal business address of Raging Master is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY 1-9007, Cayman Islands.

(2)

Based upon a Form 4 filed with the SEC on March 4, 2019. Consists of: (i) 7,227,911 shares held by Redpoint Ventures II, L.P. (RV II) and (ii) 167,128 shares held by Redpoint Associates II, LLC (RA II). Redpoint Ventures II, LLC (RV II LLC), a Delaware limited liability company, is the sole general partner of RV II. The address of each of the entities affiliated with Redpoint Ventures is 3000 Sand Hill Road, Building Two, Suite 290, Menlo Park, California 94025.

(3)

Based upon a Schedule 13D filed with the SEC on May 16, 2019. Consists of (i) 260,500 shares held by GAMCO Asset Management Inc., a New York corporation, (ii) 1,808,221 shares held by Gabelli Funds, LLC, a New York limited liability company and (iii) 1,415,000 shares held by Gabelli & Company Investment Advisers, Inc., a Delaware Corporation. The principal business office of each of the entities affiliated with Mario Gabelli is One Corporate Center, Rye, New York 10580.

(4)	Consists of 894,791 shares that may be acquired pursuant to the exercise of stock options within 60 days of May 20, 2019.

(5)	Consists of 286,499 shares that may be acquired pursuant to the exercise of stock options within 60 days of May 20, 2019.

(6)	Consists of 142,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of May 20, 2019.

(7)	Consists of the 538,267 shares held by Mr. Federman and 130,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of May 20, 2019.

(8)	Consists of 62,500 shares that may be acquired pursuant to the exercise of stock options within 60 days of May 20, 2019.

(9)

Consists of: (i) 160,000 shares held by The Scalise Family Trust dated December 28, 1988, and (ii) 130,000 shares that may be acquired pursuant to the exercise of stock options within 60 days of May 20, 2019.

(10)	Consists of 18,750 shares that may be acquired pursuant to the exercise of stock options within 60 days of May 20, 2019.

(11)	Consists of 106,250 shares that may be acquired pursuant to the exercise of stock options within 60 days of May 20, 2019.

(12)

Consists of: (i) 698,267 shares held by entities affiliated with certain of our directors and executive officers, and (ii) 1,790,040 shares that may be acquired pursuant to the exercise of stock options within 60 days of May 20, 2019.

FUTURE STOCKHOLDER PROPOSALS

If the Merger is completed, the Company will have no public stockholders and there will be no public participation in any future meetings of the Company’s stockholders. However, if the Merger is not completed, the Company’s stockholders will continue to be entitled to attend and participate in stockholder meetings.

In light of the execution of the Merger Agreement, the Company does not currently expect to hold an annual meeting of stockholders in 2019.

Except for proposals properly made in accordance with Rule 14a-8 under the Exchange Act, proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2019, if held, must have been received by us at our principal executive offices at c/o Intermolecular, Inc., 3011 N. First Street, San Jose, California 95134, Attention: Corporate Secretary, no later than the close of business on December 11, 2019; provided, however, that if the date of our 2019 Annual Meeting is not within 30 days before or after May 24, 2019, then the deadline is a reasonable time before the Company begins to print and send its proxy materials. Proposals of stockholders that are intended for inclusion in our proxy statement relating to our annual meeting in 2019 must satisfy the conditions established by the SEC, including, but not limited to, Rule 14a-8 promulgated under the Exchange Act, and in our bylaws for stockholder proposals in order to be included in our proxy statement for that meeting.

Our bylaws also provide for separate advance notice procedures to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting which is not intended to be included in next year’s proxy statement. To be considered timely under these provisions, the stockholder’s notice must have been delivered to or mailed and received by our Secretary at our principal executive offices at the address set forth above no earlier than January 24, 2019 and no later than February 23, 2019; provided, however, that if the date of our 2019 annual meeting, if held, is more than 30 days before or more than 60 days after May 24, 2019, the notice must be delivered no earlier than 120 days before the 2019 annual meeting, if held, and no later than 90 days before the 2019 annual meeting, if held, or, if later, no later than the 10th day following the day on which the first public announcement of the date of the 2019 annual meeting, if held, was made. Our bylaws also specify requirements as to the form and content of a stockholder’s notice. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

The chairman of the meeting may refuse to acknowledge the introduction of your proposal if it is not made in compliance with the foregoing procedures or the applicable provisions of our bylaws. Our bylaws were filed with the SEC and can be viewed by visiting the SEC’s website at www.sec.gov. You may also obtain a copy by writing to our Secretary at c/o Intermolecular, Inc., 3011 N. First Street, San Jose, California 95134, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

The following Company filings with the SEC are incorporated by reference:

•	Intermolecular’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on March 8, 2019, as amended April 29, 2019;

•	Intermolecular’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed May 14, 2019; and

•	Intermolecular’s Current Report on Form 8-K filed on May 6, 2019.

We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Special Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

Information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.

You may read and copy any reports, proxy and information statements or other information that we file with the SEC at http://www.sec.gov.

You may obtain any of the documents we file with the SEC, without charge and via first class mail or other prompt means within one business day of receipt of request, by requesting them in writing or by telephone from us at the following address:

Intermolecular, Inc.

3011 N. First Street

San Jose, California 95134

Attention: Corporate Secretary

+1 (408) 582-5415

If you would like to request documents from us, please do so as soon as possible, to receive them before the Special Meeting. Please note that all of our documents that we file with the SEC are also promptly available through the “Investor”section of our website, www.intermolecular.com. The information included on our website is not incorporated by reference into this proxy statement.

If you have any questions concerning the Merger, the Special Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of common stock, please contact our Proxy Solicitor:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

+1 (800) 332-2885

proxy@mackenziepartners.com

MISCELLANEOUS

The Company has supplied all information relating to the Company, and Parent has supplied, and the Company has not independently verified, all of the information relating to Parent and Merger Sub contained in this proxy statement.

You should rely only on the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement in voting on the Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [●], 2019. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

EMD GROUP HOLDING II, INC.,

EMD PERFORMANCE MATERIALS SEMICONDUCTOR SERVICES CORP.

and

INTERMOLECULAR, INC.

Dated as of May 6, 2019

A-i

A-ii

ARTICLE IX DEFINITIONS & INTERPRETATIONS	A-44

9.1 Certain Definitions	A-44
9.2 Additional Definitions	A-52
9.3 Certain Interpretations	A-53

A-iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 6, 2019 by and among EMD Group Holding II, Inc., a Delaware corporation (“Parent”), EMD Performance Materials Semiconductor Services Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Intermolecular, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 9.1.

W I T N E S E T H:

WHEREAS, pursuant to this Agreement, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock, par value $0.001 per share, of the Company (collectively, the “Company Shares,” and each such share, a “Company Share”) (other than Canceled Company Shares and Dissenting Company Shares) will thereupon be canceled and converted into the right to receive $1.20 in cash (the “Merger Consideration”), and the Company will survive the Merger as a wholly owned subsidiary of Parent, all upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, and (iii) resolved, upon the terms and subject to the conditions set forth in this Agreement, to recommend that the Company Stockholders vote their Company Shares in favor of adopting this Agreement;

WHEREAS, the Board of Directors of each of Parent and Merger Sub have approved and declared advisable this Agreement, the performance by Parent and Merger Sub of their respective covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as an inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are executing support agreements in favor of Parent (each a “Support Agreement” and, collectively, the “Support Agreements”); and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

1.1    The Merger. Upon the terms and subject to the conditions set forth in this Agreement and the applicable provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease and the Company shall continue as the surviving corporation of the Merger. The Company, as the surviving corporation of the Merger, is sometimes referred to herein as the “Surviving Corporation.”

1.2    The Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, Parent, Merger Sub and the Company shall cause the Merger to be consummated under the DGCL by filing a certificate of merger in such form as required by, and executed in accordance with, the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the time and day of such filing and acceptance by the Secretary of State of the State of Delaware, or such later time and day as may be agreed in writing by Parent, Merger Sub and the Company and specified in the Certificate of Merger, being referred to herein as the “Effective Time”) and shall take such further actions as may be required to make the Merger effective.

1.3    The Closing. The consummation of the Merger shall take place at a closing (the “Closing”) to occur at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, California 94025, as soon as practicable following the satisfaction (or waiver, if permitted by applicable Law) of the last to be satisfied of the conditions set forth in Article VI (other than those conditions that, by their nature, are to be satisfied at the Closing, but subject to the satisfaction (or waiver, if permitted by applicable Law) of those conditions), and in any event within five (5) Business Days thereafter, or at such other location (including remotely via the electronic exchange of documents), date and time as Parent, Merger Sub and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”

1.4    Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5    Certificate of Incorporation and Bylaws. Subject to Section 5.5, at the Effective Time (a) the certificate of incorporation of the Company shall be amended and restated in its entirety to read in the form attached hereto as Exhibit A until thereafter amended as provided therein or by applicable Law and (b) the bylaws of Merger Sub shall be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law, except that all references therein to Merger Sub shall automatically be amended and shall become references to the Surviving Corporation.

1.6    Directors and Officers.

(a)    Directors. The directors of Merger Sub immediately prior to the Effective Time shall be, and Parent, Merger Sub and the Company shall take all such further actions as may be necessary such that the directors of Merger Sub immediately prior to the Effective Time become, from and after the Effective Time, the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

(b)    Officers. The officers of Merger Sub immediately prior to the Effective Time shall be, and Parent, Merger Sub and the Company shall take such further actions as may be necessary such that the officers of Merger Sub immediately prior to the Effective Time become, from and after the Effective Time, the officers of the Surviving Corporation until their successors shall have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

1.7    Effect on Capital Stock.

(a)    Capital Stock. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, or the holders of any of the following securities, the following shall occur:

(i)    Company Shares. Each Company Share that is outstanding immediately prior to the Effective Time (including each Company Restricted Share (subject to Section 1.7(e))), but excluding (A) Canceled Company Shares and (B) any Dissenting Company Shares, shall be automatically converted into the right to receive cash in an amount equal to the Merger Consideration, without interest thereon. As of the Effective Time, all such Company Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration in accordance with Section 1.8(c).

(ii)    Excluded Company Shares. Each Company Share owned by Parent, Merger Sub or the Company, or by any direct or indirect wholly owned subsidiary of Parent, Merger Sub or the Company, in each case outstanding immediately prior to the Effective Time (“Canceled Company Shares”), shall, in each case, be canceled at the Effective Time by virtue of the Merger without any consideration paid therefor.

(iii)    Capital Stock of Merger Sub. Each share of common stock, par value $0.0001 per share, of Merger Sub that is outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Sub shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(b)    Statutory Rights of Appraisal.

(i)    Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by Company Stockholders who are entitled to demand and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Shares in compliance in all respects with Section 262 of the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 1.7(a), but instead will be entitled to receive such consideration as may be determined to be due to such holder of Dissenting Company Shares pursuant to Section 262 of the DGCL, except that all Dissenting Company Shares held by any Company Stockholder who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of such Company Shares in the manner provided in Section 1.8.

(ii)    The Company shall give Parent (A) prompt notice of any written demands for appraisal received by the Company and any withdrawals of such demands received by the Company in respect of Dissenting Company Shares and (B) to the extent permitted by applicable Law, the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent or as required by applicable Law, voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

(c)    Company Options. Effective as of immediately prior to the Effective Time, (i) the vesting of each Company Option that remains outstanding and unvested as of immediately prior to the Effective Time shall be accelerated in full, (ii) each Company Option that remains outstanding as of immediately prior to the Effective Time shall be canceled and terminated as of the Effective Time, and (iii) the holder of each such Company

Option shall be paid by the Surviving Corporation promptly after the Effective Time, subject to Section 1.8(e), an amount in cash (without interest), if any, equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company Option immediately prior to the Effective Time, by (y) the amount, if any, by which the Merger Consideration exceeds the per share exercise price of such Company Option (the “Option Consideration”). For the avoidance of doubt, no Option Consideration shall be payable with respect to any Company Option so canceled with a per share exercise price that equals or exceeds the amount of the Merger Consideration. Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s payroll to the holders of Company Options who are current or former employees of the Company or its Subsidiaries the Option Consideration, less any required withholding Taxes payable in respect thereof pursuant to Section 1.8(e), as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days following the Effective Time). All other payments to holders of Company Options who are not current or former employees shall be made through Parent’s, the Surviving Corporation’s or the applicable Subsidiary of the Surviving Corporation’s accounts payable as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days following the Effective Time).

(d)    Company RSU Awards. Effective as of immediately prior to the Effective Time, (i) the vesting of each Company RSU Award that remains outstanding as of immediately prior to the Effective Time shall be accelerated in full (with any applicable performance criteria being deemed achieved at the maximum possible level of achievement for such performance criteria), (ii) each Company RSU Award that remains outstanding as of immediately prior to the Effective Time shall be canceled and terminated as of the Effective Time, and (iii) each holder of each such Company RSU Award shall be entitled to be paid by the Surviving Corporation promptly after the Effective Time, subject to Section 1.8(e), an amount in cash (without interest) equal to the product obtained by multiplying (x) the aggregate number of Company Shares underlying such Company RSU Award immediately prior to the Effective Time, by (y) the Merger Consideration (the “RSU Consideration”). Parent shall, or shall cause the Surviving Corporation or a Subsidiary of the Surviving Corporation to, pay through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s payroll to the holders of Company RSU Awards who are current or former employees of the Company or its Subsidiaries the RSU Consideration, less any required withholding Taxes payable in respect thereof pursuant to Section 1.8(e), as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days following the Effective Time). All other payments to holders of Company RSU Awards who are not current or former employees shall be made through Parent’s, the Surviving Corporation’s or the applicable Subsidiary’s accounts payable as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days following the Effective Time).

(e)    Restricted Shares. Notwithstanding Section 1.7(a)(i), with respect to each Company Restricted Share held by a current or former Company employee that is outstanding immediately prior to the Effective Time and for which the holder thereof did not timely file an election to be taxed currently under Section 83(b) of the Code, Parent shall pay by wire transfer of immediately available funds to the Surviving Corporation, and Parent shall cause the Surviving Corporation to pay to the holders of such Company Restricted Shares, the Merger Consideration, less any required withholding Taxes payable in respect thereof pursuant to Section 1.8(e), as promptly as practicable following the Effective Time (and in no event later than five (5) Business Days following the Effective Time).

1.8    Exchange of Certificates.

(a)    Payment Agent. Prior to the Effective Time, Parent shall select a bank or trust company to act as the payment agent for the Merger (the “Payment Agent”).

(b)    Exchange Fund. At or prior to the Closing, Parent shall deposit (or cause to be deposited) with the Payment Agent, for payment to the Company Stockholders pursuant to the provisions of this Article I, an amount of cash equal to the aggregate consideration to which Company Stockholders are entitled under this Article I.

Until disbursed in accordance with the terms and conditions of this Agreement, such funds shall be invested by the Payment Agent, as directed by Parent or the Surviving Corporation, in obligations of or guaranteed by the United States of America or obligations of an agency of the United States of America which are backed by the full faith and credit of the United States of America (such cash amount being referred to herein as the “Exchange Fund”). Any interest and other income resulting from such investments shall be paid to Parent. No investment or losses thereon shall affect the consideration to which Company Stockholders are entitled under this Article I and to the extent that there are any losses with respect to any investments of the Exchange Fund, or the Exchange Fund diminishes for any reason below the amount required to promptly pay in full the cash amounts contemplated by this Article I, Parent shall, or shall cause the Surviving Corporation to, promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient to make in full such payments contemplated by this Article I. The Exchange Fund shall not be used for any purpose other than as provided in this Agreement.

(c)    Payment Procedures. Promptly following the Effective Time, and in any event within five (5) Business Days thereafter, Parent and the Surviving Corporation shall cause the Payment Agent to mail to each holder of record (as of immediately prior to the Effective Time) of (i) a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding Company Shares, and (ii) non-certificated Company Shares represented by book-entry (the “Uncertificated Shares”), in each case, whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.7, (A) a letter of transmittal in customary form reasonably satisfactory to the Company and Parent and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) and Uncertificated Shares in exchange for the Merger Consideration payable in respect thereof pursuant to the provisions of this Article I. Upon surrender of Certificates for cancellation to the Payment Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such Certificate that were converted into the right to receive the Merger Consideration pursuant to Section 1.7, by (y) the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Upon receipt of an “agent’s message” by the Payment Agent (or such other evidence, if any, of transfer as the Payment Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the holders of such Uncertificated Shares shall be entitled to receive in exchange therefor an amount in cash equal to the product obtained by multiplying (x) the aggregate number of Company Shares represented by such holder’s transferred Uncertificated Shares that were converted into the right to receive the Merger Consideration pursuant to Section 1.7, by (y) the Merger Consideration, and the transferred Uncertificated Shares so surrendered shall forthwith be canceled. The Payment Agent shall accept such Certificates and transferred Uncertificated Shares upon compliance with such reasonable terms and conditions as the Payment Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates and Uncertificated Shares on the Merger Consideration payable upon the surrender of such Certificates and Uncertificated Shares. Until so surrendered, outstanding Certificates and Uncertificated Shares (other than Certificates and Uncertificated Shares representing any Dissenting Company Shares) shall, from and after the Effective Time, evidence only the right to receive the Merger Consideration, without interest thereon, payable in respect thereof pursuant to the provisions of this Article I.

(d)    Transfers of Ownership. In the event that a transfer of ownership of Company Shares is not registered in the stock transfer books or ledger of the Company, or if the Merger Consideration is to be paid in a name other than that in which the Certificates or Uncertificated Shares surrendered in exchange therefor are registered in the stock transfer books or ledger of the Company, the Merger Consideration may be paid to a Person other than the Person in whose name the Certificate or Uncertificated Share so surrendered is registered in the stock transfer books or ledger of the Company only if such Certificate or Uncertificated Shares is properly endorsed and otherwise in proper form for surrender and transfer and the Person requesting such payment has paid any transfer Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Uncertificated Shares, and established to the reasonable satisfaction of

Parent (or any agent designated by Parent) that such transfer Taxes have been paid or are otherwise not payable. Parent shall pay all other transfer Taxes in connection with the Merger.

(e)    Required Withholding. Each of the Payment Agent, Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold from any cash amounts payable pursuant to this Agreement to any holder or former holder of Company Shares, Company Options and Company RSU Awards such amounts as are required to be deducted or withheld therefrom under applicable Tax Laws; provided, however, that except for payments to current or former employees of the Company with respect to Company Options and Company RSU Awards or any U.S. federal backup withholding attributable to a failure of a Company Stockholder to provide IRS Form W-8 or W-9, before making any such deduction or withholding, Parent shall provide to the Company notice of any applicable payor’s intention to make such deduction or withholding, such notice shall include the authority, basis and method of calculation for the proposed deduction or withholding and such notice shall be given at least a commercially reasonable period of time before such deduction or withholding is required in order for the Company to obtain any available reduction of or relief from such deduction or withholding from the applicable Governmental Body or execute and deliver to or file with such Governmental Body or Parent such affidavits, certificates and other documents to afford to the Company and its stockholders reduction of or relief from such deduction or withholding. To the extent that such amounts are so deducted and withheld, each such payor shall take all action as may be necessary to ensure that any such amounts so withheld are timely and properly remitted to the appropriate Governmental Body and such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(f)    No Liability. Notwithstanding anything to the contrary set forth in this Agreement, none of the Payment Agent, Parent, Merger Sub, the Surviving Corporation or any other party hereto shall be liable to a holder of Company Shares for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)    Distribution of Exchange Fund to Parent. Any portion of the Exchange Fund that remains undistributed to the holders of the Certificates or Uncertificated Shares on the date that is twelve (12) months after the Effective Time shall be delivered to Parent upon demand, and any Company Stockholders who have not theretofore surrendered their Certificates or Uncertificated Shares representing such Company Shares that were issued and outstanding immediately prior to the Effective Time for exchange pursuant to the provisions of this Section 1.8 shall thereafter look solely to Parent or the Surviving Corporation for payment of the Merger Consideration payable in respect of the Company Shares represented by such Certificates or Uncertificated Shares, as a general creditor thereof, for any claim to the applicable Merger Consideration to which such holders may be entitled pursuant to the provisions of this Article I.

1.9    No Further Ownership Rights in Company Shares. From and after the Effective Time, all Company Shares shall no longer be outstanding and shall automatically be canceled, retired and cease to exist, and each holder of a Certificate or Uncertificated Shares theretofore representing any Company Shares shall (other than Certificates or Uncertificated Shares representing Dissenting Company Shares, which shall be subject to Section 1.7(b)(i)) cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable therefor upon the surrender thereof in accordance with the provisions of Section 1.8. The Merger Consideration paid in accordance with the terms of this Article I shall be deemed to have been paid in full satisfaction of all rights pertaining to such Company Shares. From and after the Effective Time, there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares that were issued and outstanding immediately prior to the Effective Time, other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10    Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of a customary affidavit of that fact by the holder thereof, in the form and substance as reasonably requested by the Payment Agent, the Merger Consideration payable in respect thereof pursuant to Section 1.7; provided, however, that the Payment Agent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a customary indemnity against any claim that may be made against Parent, the Surviving Corporation or the Payment Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

1.11    Adjustments to the Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Shares), reclassification, combination, exchange of shares or other like change with respect to Company Shares occurring on or after the date hereof and prior to the Effective Time; provided, however, that this sentence shall not be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

1.12    Necessary Further Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation’s right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or Liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or Liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure schedule delivered by the Company to Parent on the date of this Agreement (the “Disclosure Schedule”), or (ii) as specifically disclosed in any Company SEC Reports filed with or furnished to the SEC since January 1, 2016, and publicly available at least two (2) Business Days prior to the date of this Agreement (including any financial statements or schedules included or incorporated by reference therein, but excluding any disclosure under the heading “Risk Factors” or “Cautionary Note Regarding Forward-Looking Statements” (or other similar headings) to the extent predictive, cautionary or forward-looking in nature), the Company hereby represents and warrants to Parent and Merger Sub as of the date hereof as follows:

2.1    Organization and Qualification.

(a)    The Company and each of its Subsidiaries is duly organized and existing and in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to have a Material Impact. The Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation or other entity authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Impact.

(b)    The Company has heretofore made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing documents) as currently in effect for the Company and each of its Subsidiaries. Neither the Company nor its Subsidiaries are in violation of any of the provisions of their certificate of incorporation or bylaws (or similar governing documents).

(c)    Section 2.1(c) of the Disclosure Schedule identifies each Subsidiary of the Company and its jurisdiction of incorporation. Neither the Company nor any of its Subsidiaries, directly or indirectly, owns any equity interest, profit participation or any other interest that is convertible in accordance with its terms into an equity interest in any Person other than the Company’s Subsidiaries.

2.2    Corporate Power; Enforceability.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company (subject only to the Required Vote), and no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder or the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally, and (ii) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

(b)    At a meeting duly called and held, the Company Board unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to, and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement, the performance by the Company of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein and (iii) resolved, upon the terms and subject to the conditions set forth in this Agreement, to recommend that the Company Stockholders vote their Company Shares in favor of adopting this Agreement and thereby approving the Merger. The resolutions approving the foregoing, except to the extent permitted by Section 5.1, have not been rescinded, modified or withdrawn in any way.

2.3    Consents and Approvals; No Violation. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of the Company or any of its Subsidiaries, (b) require any Governmental Authorization of, or filing with or notification to, any Governmental Body except (i) as may be required under the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, (iii) as may be required under the applicable requirements of NASDAQ and (iv) the submission of a voluntary joint filing of notice of the transaction to CFIUS and any requested supplemental information (the “Joint Notice”) pursuant to Section 721 of the Defense Production Act of 1950, 31 C.F.R. Part 800 and 50 U.S.C. App. § 2170, as amended (“Exon-Florio”) and the CFIUS Approval, (c) violate, conflict with, or result in a breach of any provisions of, or require any consent (other than the Required Vote), waiver or approval or result in a default (or give rise to any right of suspension, limitation, termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any Material Contract, (d) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries (other than Permitted Liens or one created by Parent or Merger Sub), or (e) violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any of their respective assets are bound, except, in the case of clauses (c) through (e), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to have a Material Impact.

2.4    Capitalization.

(a)    The authorized capital stock of the Company consists of 200,000,000 Company Shares and 5,000,000 shares of Company Preferred Stock. At the close of business on April 30, 2019 (the “Capitalization Date”), (i) 49,758,224 Company Shares were issued and outstanding; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) no Company Shares were held by the Company in its treasury; and (iv) under the Company Stock Plans, there were outstanding Company Options to purchase 6,121,766 Company Shares and outstanding Company RSU Awards with respect to 1,845,000 Company Shares (in each case, assuming maximum level achievement with respect to any performance criteria). Except as set forth in the preceding sentence, at the close of business on the Capitalization Date, no shares of capital stock or other voting securities of or equity interests in the Company, or securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or ownership interests in the Company or warrants to purchase capital stock or voting securities or ownership interests in the Company (collectively, “Company Securities”), were issued, reserved for issuance or outstanding. Except as set forth on Section 2.4(a) of the Disclosure Schedule, from the Capitalization Date until and including the date hereof, the Company has not issued any shares of its capital stock (other than in connection with the exercise of Company Options or vesting of Company RSU Awards outstanding as of the Capitalization Date), has not granted any options, restricted stock, stock appreciation rights, warrants or rights, or entered into any other agreements or commitments to issue any shares of its capital stock, or granted any other awards in respect of any shares of its capital stock and has not split, combined or reclassified any of its shares of capital stock. All of the outstanding Company Shares have been duly authorized and issued and are fully paid and nonassessable and are free of preemptive rights, purchase options, call options, rights of first refusal, subscription rights or any similar right under any provision of the DGCL, the Company’s certificate of incorporation or bylaws or any Contract to which the Company is, or, to the Knowledge of the Company, a stockholder of the Company is, a party or otherwise bound. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(b)    Section 2.4(b) of the Disclosure Schedule contains a true, correct and complete list, as of the Capitalization Date, of the name of each holder of Company Options, Company Restricted Shares and Company RSU Awards, the number of Company Shares underlying the outstanding Company Options and Company RSU Awards (in each case, assuming maximum level achievement with respect to any performance criteria) held by such holder, the grant date of each such Company Option, award of Company Restricted Shares and Company RSU Award, the corresponding exercise price of each Company Option and the expiration date of each Company Option. A maximum of 354,747 Company Shares will be issued and converted into the right to receive the Merger Consideration in settlement of all outstanding Company Options as set forth on Annex 2.4(b) of the Disclosure Schedule. All of the Company Options, Company Restricted Shares and Company RSUs are evidenced by written or electronic award agreements, in each case substantially in the forms that have been made available to Parent.

(c)    There are on the date hereof no outstanding obligations of the Company or any of its Subsidiaries to purchase, redeem or otherwise acquire any Company Securities. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of capital stock of the Company. All outstanding securities of the Company have been offered and issued in compliance in all material respects with all applicable securities Laws, including the Securities Act and “blue sky” Laws.

(d)    The Company or another of its Subsidiaries is the record and beneficial owner of all outstanding shares of capital stock of each Subsidiary of the Company, free and clear of any Lien (other than Permitted Liens), and there are no irrevocable proxies with respect to any such shares. Other than the outstanding shares of capital stock of each Subsidiary of the Company owned directly or indirectly by the Company, there are no outstanding (i) shares of capital stock or other voting securities of or equity interests in, or any securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or equity interests in, any Subsidiary of the Company, (ii) options, warrants or other rights to acquire from any Subsidiary of the Company, or that obligates any Subsidiary of the Company to issue, any capital stock or other voting securities of or equity interests in, or any securities convertible into or exchangeable for shares of capital stock or other voting securities of or equity interests in, any Subsidiary of the Company or (iii) obligations of any Subsidiary of the Company to issue, deliver, sell, grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar Contract relating to any capital stock or other voting securities of or equity interests in, any Subsidiary of the Company.

2.5    Reports; Financial Statements.

(a)    Since January 1, 2016, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by it with the SEC (all such reports, schedules, forms, statements and other documents, as amended and supplemented, together with all exhibits and schedules thereto and any documents filed or furnished, as applicable, by the Company with the SEC during such period on a voluntary basis, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended or superseded by a subsequent filing, as of the date of the last such amendment or superseding filing, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and, in each case, the rules and regulations of the SEC promulgated thereunder. The Company has made available to Parent true, correct and complete unredacted copies of all documents filed as exhibits to the Company SEC Reports subject to a request to the staff of the SEC for confidential treatment. The Company has not submitted any request for confidential treatment of documents filed as exhibits to the Company SEC Reports that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC. As of their respective SEC filing dates, none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports. None of the Company’s Subsidiaries are required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)    The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (collectively, the “Company Financial Statements”) complied as to form in all material respects with the published rules and regulations of the SEC and have been prepared in accordance with GAAP (except as may be indicated in the notes thereto) applied on a consistent basis throughout the periods involved and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of their respective dates, and the consolidated income, stockholders equity, results of operations and changes in consolidated financial position or cash flows for the periods presented therein (subject, in the case of the unaudited financial statements, to normal year-end audit adjustments).

(c)    The Company has established and maintains disclosure controls and procedures (as such terms are defined in Rule 13a-15 under the Exchange Act), that are reasonably designed to ensure that information required to be disclosed by the Company in the Company SEC Reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms and is made known to the Company’s chief executive officer and its chief financial officer by others within those entities to allow timely decisions regarding required disclosures as required under the Exchange Act. The chief executive officer and chief financial officer of the Company have evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable

Company SEC Report that is a report on Form 10-K or Form 10-Q, or any amendment thereto, their conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.

(d)    The Company has established and maintains a system of internal controls over financial reporting (as such term is defined in Rule 13a-15 under the Exchange Act), which are designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including policies and procedures that (i) require the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made in accordance with appropriate authorizations of management and the Company Board in all material respects and (iii) provide assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. Except as set forth on Section 2.5(d) of the Disclosure Schedule, since January 1, 2016, none of the Company, the Company Board, the audit committee of the Company Board or, to the Knowledge of the Company, the Company’s outside auditors, have identified (x) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information or (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(e)    Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Item 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the consolidated financial statements of the Company and its Subsidiaries filed with any Company SEC Report.

2.6    Undisclosed Liabilities. Except for those liabilities and obligations (a) reserved against or provided for in the Company Financial Statements, (b) incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and its Subsidiaries included in the Company Financial Statements (the “Company Balance Sheet Date”), (c) incurred under this Agreement or in connection with the transactions contemplated by this Agreement, including the Merger, (d) under Contracts binding upon the Company or any of its Subsidiaries, or (e) which individually or in the aggregate have not had and would not be expected to result in a Material Impact, as of the date of this Agreement, neither the Company nor any of its Subsidiaries have incurred any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, whether or not required by GAAP to be reflected on the face of a consolidated balance sheet of the Company.

2.7    Absence of Certain Changes. Since the Company Balance Sheet Date, (a) the Company and its Subsidiaries have not suffered any Material Adverse Effect and there has not occurred any event, condition, change or effect that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (b) the Company and its Subsidiaries have conducted their respective businesses in the ordinary course of business, consistent with past practices, except for the negotiation, execution, delivery and performance of this Agreement and have not taken any action that, if taken or effected after the date of this Agreement, would require Parent’s consent under Section 4.2(a) through (t).

2.8    Litigation.

(a)    As of the date of this Agreement, there is no Legal Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties that, individually or in the aggregate, would reasonably be expected to have a Material Impact.

(b)    As of the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to have a Material Impact.

2.9    Compliance with Law; Governmental Authorizations. Except in each case as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole: (a) neither the Company nor any of its Subsidiaries is, or has been since January 1, 2016, in conflict with, in default with respect to or in violation of, any Laws applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected; (b) the Company and each of its Subsidiaries have all Governmental Authorizations required to conduct their businesses as currently conducted and such Governmental Authorizations are valid and in full force and effect; (c) neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body threatening to revoke any such Governmental Authorization; and (d) the Company and each of its Subsidiaries are in compliance with the terms of such Governmental Authorizations.

2.10    Tax Matters.

(a)    The Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and all such Tax Returns are complete and accurate in all material respects, and have been prepared in substantial compliance with all applicable Laws and the Company and each of its Subsidiaries have paid all material Taxes due and owing whether or not shown on such Tax Returns, or have established an adequate reserve therefor in accordance with GAAP.

(b)    There are no pending or, to the Knowledge of the Company, threatened audits, examinations, assessments or other proceedings in respect of material Taxes of the Company or any Subsidiary of the Company, and the Company and its Subsidiaries have not received written notice of any such audits, examinations, assessments or other proceedings.

(c)    Subject to exceptions as would not be material, no written claim has been made in the past seven (7) years by any Taxing authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation by that jurisdiction.

(d)    There are no Liens for Taxes (other than Taxes not yet due and payable or that are being contested in good faith through appropriate proceedings and fully reserved against in the Company Financial Statements to the extent required by GAAP) upon any of the assets of the Company or any Subsidiary of the Company.

(e)    The Company and each of its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f)    Neither the Company nor any of its Subsidiaries has entered into any material closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Taxing authority.

(g)    Neither the Company nor any Subsidiary of the Company is a party to or bound by any Tax allocation or sharing agreement (other than agreements entered into in the ordinary course of business, the primary purpose of which is unrelated to Tax and any agreement between or among any of the Company and its Subsidiaries). Neither the Company nor any Subsidiary of the Company (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), or (ii) has liability for the Taxes of any other Person (other than Company and its Subsidiaries) under Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign Law), as a transferee or successor or by Contract (other than Contracts entered into in the ordinary course of business, the primary purpose of which is unrelated to Tax).

(h)    Neither the Company nor any Subsidiary of the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Effective Time as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; or (iv) prepaid amount received prior to the Closing.

(i)    “Ownership changes” within the meaning of Section 382 of the Code occurred with respect to the Company on November 19, 2004, August 30, 2006 and December 31, 2014. To the Knowledge of the Company, no “ownership change” within the meaning of Section 382 of the Code has occurred with respect to the Company from January 1, 2015 to the date hereof.

(j)    The Company and its Subsidiaries’ federal net operating losses (“NOLs”) as of December 31, 2018 are estimated to be approximately $69,600,000. The Company and its Subsidiaries’ California NOLs as of December 31, 2018 are estimated to be approximately $64,600,000.

(k)    Within the past two (2) years the Company has not constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(l)    Neither the Company nor any Subsidiary of the Company has participated in any listed transaction, as defined in Section 1.6011-4(b) (1) of the Regulations or any comparable provision of state or local Tax Law, or a transaction substantially similar to a listed transaction.

2.11    Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact: (a) each of the Company and its Subsidiaries is, and has been at all times since January 1, 2016, in compliance with all applicable Environmental Laws and possess all Governmental Authorizations required under Environmental Laws (“Environmental Authorizations”) for it to conduct its business, and neither the Company nor any of its Subsidiaries has received written notice from any Governmental Body threatening to revoke any such Environmental Authorization; (b) there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any real property currently operated or leased by the Company or any of its Subsidiaries; (c) neither the Company nor its Subsidiaries has received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability relating to or arising under Environmental Laws; and (d) there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or any of its Subsidiaries.

2.12    Property.

(a)    Neither the Company nor any of its Subsidiaries owns or ever has owned any real property.

(b)    Section 2.12(b) of the Disclosure Schedule sets forth a true, correct and complete list of all leases, subleases and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (the “Real Property Leases”). The Company has made available to Parent true, correct and complete copies of all Real Property Leases (including all material modifications, amendments, supplements, waivers and side letters thereto). Each Real Property Lease is valid, binding on the Company and, to the Knowledge of the Company, the other party thereto, and in full force and effect, subject to the Enforceability Exceptions. The Company and each of its Subsidiaries has a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases. There is no event that has occurred that (with the giving of notice, the passage of time or otherwise) constitutes a default under any Real Property Leases by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, the other party thereto.

(c)    The Company has good and valid title to all of its tangible personal property sufficient for the conduct of its business as presently conducted. All such assets are free and clear of all Liens, except for Permitted Liens.

2.13    Intellectual Property.

(a)    Section 2.13(a) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, of all Company Registered Intellectual Property Rights, together with the name of the current owner(s), the applicable jurisdictions and the application or registration numbers and all material unregistered trademarks included in the Company Intellectual Property Rights. Except as otherwise indicated in Section 2.13(a) of the Disclosure Schedule, the Company or a Subsidiary of the Company Controls all such Company Registered Intellectual Property Rights, free and clear of any Liens other than Permitted Liens. To the Knowledge of the Company, nothing is due to be completed or submitted on or before December 31, 2019, the omission of which would materially jeopardize the maintenance, enforcement or prosecution of any of the Company Registered Intellectual Property. The Company Registered Intellectual Property is subsisting and, to the Knowledge of the Company, with the exception of any pending applications for registration, valid and enforceable.

(b)    Since January 1, 2013 through the date of this Agreement, the Company and its Subsidiaries have not received written notice from any third party challenging the validity, enforceability or ownership of any Company Intellectual Property Rights, nor is the Company or its Subsidiaries currently a party to any Legal Proceeding relating to any such challenge, except for office actions and other ex parte proceedings in the ordinary course of prosecuting or maintaining the Company Registered Intellectual Property Rights.

(c)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, to the Company’s Knowledge, the operation of the business of the Company or any of its Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property Rights of any third party. Since January 1, 2013 through the date of this Agreement, neither the Company nor any of its Subsidiaries have received any written notice from any third party alleging that the operation of the business of the Company or any of its Subsidiaries as it is currently conducted infringe or misappropriate the Intellectual Property Rights of any third party.

(d)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material trade secrets that are owned by the Company, and to the Company’s Knowledge, such material trade secrets have not been used, disclosed to or discovered by any Person except pursuant to non-disclosure, license or similar agreements.

(e)    The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality of all material trade secrets of third parties that have been entrusted to Company or its Subsidiaries in connection with any Master Services Agreements (MSAs), Statements of Work (SOWs), Collaborative Development Programs (CDPs), or other similar arrangements, and to the Company’s Knowledge, such material trade secrets have not been used, disclosed to or discovered by any Person except pursuant to non-disclosure, license or similar agreements consistent with any applicable Master Services Agreement (MSA), Statement of Work (SOW), Collaborative Development Program (CDP), or other similar arrangement.

(f)    Each current and former employee of the Company or a Subsidiary of the Company, as a matter of course, and any consultants or independent contractors commissioned by the Company or a Subsidiary of the Company, who has alone or with others contributed in any manner to, or was involved in, the creation or development of any material Company Intellectual Property Rights, has entered into a written agreement with the Company that obliges such employee, consultant or independent contractor to disclose to the Company, and assign to the Company, such Company Intellectual Property Rights. Such employees, consultants and independent contractors have fully waived all rights to royalties or other compensation or other non-assignable rights with respect to any Company Intellectual Property Rights, and the Company is in compliance in all material respects with all applicable Laws related to inventor compensation.

(g)    Neither the Company nor any of its Subsidiaries is obligated to grant licenses to any material Company Registered Intellectual Property Rights to any standards-setting bodies.

(h)    To the Knowledge of the Company, no material Company Registered Intellectual Property Rights were developed using any facilities or resources of universities or under any Contract with any Governmental Body.

(i)    To the Knowledge of the Company, the IT Assets (i) operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company in connection with the conduct of its business, (ii) since January 1, 2016, have not malfunctioned or failed in a manner that has had a material impact on the Company or any of the Subsidiaries of the Company and (iii) are free from bugs. The Company has implemented commercially reasonable backup and disaster recovery technology processes consistent in all material respects with customary industry practices. To the Knowledge of the Company, since January 1, 2016, no Person has gained unauthorized access to the IT Assets.

(j)    Since January 1, 2016, the conduct of the business of the Company and each of the Subsidiaries of the Company is and has been in compliance in all material respects with any and all applicable Laws, and to the Knowledge of the Company, contractual requirements, terms of use and privacy policies binding the applicable Company or each of the Subsidiaries of the Company with respect to data protection or information privacy, security, collection, use and disclosure. Personal Data collected, stored and processed by the Company or any of the Subsidiaries of the Company can be used by Parent and its subsidiaries after the Closing in the same manner currently used by the Company and the Subsidiaries of the Company to the extent Parent and its subsidiaries do not alter the systems of the Company or any of the Subsidiaries of the Company. The Company and each of the Subsidiaries of the Company have used reasonable efforts to protect the secrecy of Personal Data and non-public information that the Company or any of the Subsidiaries of the Company (or any Person on behalf of the Company or the Subsidiaries of the Company) collect, store, use or maintain for the conduct of their business and to prevent unauthorized use, disclosure, loss, processing, transmission or destruction of or access to such Personal Data or non-public information by any other Person. To the Knowledge of the Company, none of the Company or any of the Company Subsidiaries transmits any Personal Data or non-public information to their employees, contractors, customers, distributors, payment processors/providers or others having material business dealings with the Company or any of the Subsidiaries of the Company across country borders. None of the Company or any of the Subsidiaries of the Company has been legally required to provide any notices to data owners in connection with a disclosure of Personal Data or non-public information. Since May 25, 2018, the conduct of the business of the Company has been in compliance with the General Data Protection Regulation (GDPR) (EU) 2016/679.

2.14    Material Contracts.

(a)    Section 2.14(a) of the Disclosure Schedule sets forth a list, as of the date of this Agreement, and the Company has made available to Parent (or Parent’s outside counsel) copies of, each Contract (other than Plans), to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective properties or assets is bound that:

(i)    would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii)    contains covenants that (A) explicitly limit the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or in any geographic area or to solicit any client or customer, (B) require the Company to conduct any business on a “most favored nations” or similar preferential basis with any third party, (C) provide for exclusivity in favor of any third party or (D) contain any provision that would, following the Closing, restrict or prevent Parent or any of its subsidiaries (other than the Surviving Corporation) from employing or engaging (as an independent contractor or otherwise) any Person;

(iii)    provides for or governs the formation, creation, operation, management or control of any partnership or joint venture;

(iv)    involves (A) the use or license by the Company or any of its Subsidiaries of any material Intellectual Property Rights owned by a third party (other than shrink-wrap, click-wrap and off-the-shelf or commercially available software, non-disclosure agreements and other agreements for standard commercial service offerings), or (B) the joint development of products or technology with a third party;

(v)    grants a third party a license under or assigns a third party any Company Intellectual Property Rights material to the business as currently conducted by the Company and its Subsidiaries (except for licenses granted in connection with the Company’s or any of its Subsidiaries’ provision of its standard services to customers);

(vi)    constitutes a manufacturing, supply, distribution or marketing agreement that provides for minimum payment obligations by the Company or any of its Subsidiaries of at least $100,000 in any prospective twelve (12) month period, except for any Contract that may be canceled without penalty or termination payments by the Company or any of its Subsidiaries upon notice of ninety (90) days or less;

(vii)    other than solely among wholly owned Subsidiaries of the Company, relates to indebtedness for borrowed money having an outstanding principal amount in excess of $250,000;

(viii)    is between the Company or any of its Subsidiaries, on the one hand, and any Governmental Body, on the other hand;

(ix)    relating to the settlement or other resolution of any Legal Proceeding pursuant to which the Company or any of its Subsidiaries has any continuing Liability or obligation or restriction other than any obligation of non-disclosure;

(x)    any agreement relating to an acquisition, divestiture, merger or similar transaction that has continuing indemnification or other contingent payment obligations; or

(xi)    any agreement for the employment of any individual providing annual compensation in excess of $120,000 or providing severance benefits.

Each Contract of the type described in clauses (i) through (xi) above is referred to herein as a “Material Contract”.

(b)    As of the date of this Agreement, (i) each Material Contract is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the Knowledge of the Company, each other party thereto and is in full force and effect, subject to the Enforceability Exceptions, (ii) the Company and its

Subsidiaries have, and, to the Knowledge of the Company, each other party thereto has, performed and complied with all obligations required to be performed or complied with by them under each Material Contract to date, (iii) there is no event that has occurred that (with the giving of notice, the passage of time or otherwise) constitutes a default under any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto, and (iv) since January 1, 2016, neither the Company nor any of its Subsidiaries has received any written notice from any third party to any Material Contract that such party intends to terminate, or not renew, such Material Contract.

2.15    Employee Benefit Matters/Employees.

(a)    Section 2.15(a) of the Disclosure Schedule sets forth a complete list of each material (i) “employee benefit plan” as that term is defined in Section 3(3) of ERISA, (ii) employment, consulting, pension, retirement, profit sharing, deferred compensation, stock option, change in control, retention, equity or equity-based compensation, stock purchase, employee stock ownership, severance pay, vacation, bonus or other incentive plans, programs, policies or agreements, and (iii) medical, vision, dental or other health plans, life insurance plans, or fringe benefit plans, in each case, whether oral or written, maintained or contributed to by the Company or any of its Subsidiaries, or required to be maintained or contributed to by the Company of its Subsidiaries or otherwise providing for payments or benefits for or to any employees, directors, officers or consultants of the Company or any of its Subsidiaries or their dependents (collectively, the “Plans”). With respect to the Plans listed on Section 2.15(a) of the Disclosure Schedule, to the extent applicable, correct and complete copies of the following have been made available to Parent by the Company: (A) all Plans, including amendments thereto; (B) the most recent annual report on Form 5500 filed with respect to each Plan (if required by applicable Law) and the most recent actuarial report in respect of any Plan that is a single employer pension plan subject to Title IV of ERISA; (C) the most recent summary plan description for each Plan for which a summary plan description is required by applicable Law and all related summaries of material modifications; (D) the most recent IRS determination or opinion letter, if any, received with respect to any applicable Plan; and (E) each trust agreement relating to any Plan (as applicable). All grants of Company Stock Options, Company RSUs and Company PSUs were, in all material respects, validly made and properly approved by the Company Board (or a duly authorized committee or subcommittee thereof) in compliance in all material respects, with all applicable Laws and recorded on the consolidated financial statements of the Company in accordance with GAAP, and no such grants of Company Stock Options involved any “back dating” or similar practices.

(b)    Each Plan that is intended to be qualified under Section 401(a) of the Code either has received a favorable determination letter from the IRS or may rely upon a favorable prototype opinion letter from the IRS as to its qualified status, and, to the Knowledge of the Company, nothing has occurred since the date of the latest favorable determination letter or prototype opinion letter, as applicable, that would reasonably be expected to adversely affect the qualification of any such Plan in any way that would reasonably be likely to have a Material Impact. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, each Plan and any related trust complies, and has been maintained and administered in compliance, with ERISA, the Code and other applicable Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Knowledge of the Company, threatened against or involving any Plan or asserting any rights to or claims for benefits under any Plan.

(c)    No Plan is, and neither the Company nor any ERISA Affiliate thereof sponsors, maintains, contributes to, or has in the past six (6) years sponsored, maintained, contributed to, or has any actual or contingent liability with respect to any (i) single employer plan or other pension plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) “multiple employer plan” within the meaning of Section 413(c) of the Code, (iii) any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or (iv) multiple employer welfare arrangement (within the meaning of Section 3(4) of ERISA).

(d)    No Plan provides for post-retirement or other post-employment welfare benefits (other than health care continuation coverage as required by Section 4980B of the Code or any similar state law (“COBRA”) or

ERISA, coverage through the end of the calendar month in which a termination of employment occurs or an applicable employment agreement or severance agreement, plan or policy requiring the Company or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee for up to twenty-four (24) months following the employee’s termination).

(e)    No Plan or other agreement or Contract between the Company and an employee or other individual would reasonably be expected to result in any “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(f)    Except as provided by the terms of this Agreement, neither the execution by the Company of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events): (i) entitle any current or former employee, consultant or director of the Company or any of its Subsidiaries or any group of such employees, consultants or directors to any payment of compensation; (ii) increase the amount of compensation or benefits due to any such employee, consultant or director; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(g)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, (i) neither the Company nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of the Company, threatened proceeding alleging that the Company or any of its Subsidiaries has engaged in any unfair labor practice under any Law, and (ii) there is no pending or, to the Knowledge of the Company, threatened labor strike, dispute, walkout, work stoppage, slowdown or lockout with respect to employees of the Company or any of its Subsidiaries, and no such strike, dispute, walkout, slowdown or lockout has occurred within the past three (3) years.

(h)    Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, and there are no labor unions or other organizations representing, or, to the Knowledge of the Company, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries.

(i)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, the Company and each of its Subsidiaries is in compliance with all applicable Laws relating to employment, including Laws relating to discrimination, collective bargaining, unemployment insurance, workers’ compensation, equal employment opportunity, classification of employees and independent contractors, the payment withholding of Taxes, hours of work and the payment of wages or overtime wages and the termination of employment, including any obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 and similar state or local Laws.

(j)    Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) maintained or sponsored by the Company or any of its Subsidiaries has been operated in material compliance with Section 409A of the Code and the guidance issued thereunder. No Company Benefit Plan provides for any gross-up, reimbursement or additional payment by reason of any Tax imposed under Section 409A or Section 4999 of the Code.

(k)    No executive officer of the Company or any of its Subsidiaries has notified the Company or such Subsidiary in writing that such executive officer intends to leave the Company or any such Subsidiary or otherwise terminate such executive officer’s employment with the Company or such Subsidiary in connection with the consummation of the Merger or within 60 days following the Closing Date.

2.16    Insurance. Section 2.16 of the Disclosure Schedule sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, and (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy. No written notice of cancellation or termination has been received by the Company or the Subsidiaries of the Company with respect to any of their respective insurance policies, other than in connection with ordinary renewals.

2.17    Certain Payments. Since the date that is five (5) years prior to the date of this Agreement, neither the Company nor any of its Subsidiaries (nor, to the Company’s Knowledge, any of their respective directors, executives or employees or any of their representatives or agents acting on their behalf) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977 or any rules and regulations promulgated thereunder, the USA PATRIOT Act or any foreign or domestic anti-corruption, anti-bribery, anti-money laundering, anti-terrorism financing, export, import, re-export, anti-boycott, embargo or similar Law (including, to the extent applicable, the United Kingdom Bribery Act, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and the United Nations Convention Against Corruption) in any jurisdiction in which the Company or any Subsidiary of the Company has operated or currently operates (“Anti-Corruption Laws”), (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties, or (e) has made any bribe, unlawful rebate, unlawful payoff, influence payment, kickback or other unlawful payment of any nature.

2.18    Related Party Transactions. No current or former director, officer, 5% shareholder or Affiliate of the Company or any of its Subsidiaries (a) has outstanding any indebtedness to the Company or any of its Subsidiaries, or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company or any of its Subsidiaries (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

2.19    Brokers. No broker, finder, investment banker or financial advisor (other than Cowen and Company, LLC (the “Company Financial Advisor”), whose fees and expenses shall be paid by the Company) is or shall be entitled to receive any brokerage, finder’s, financial advisor’s or similar fee in connection with this Agreement or the transactions contemplated hereby based upon agreements made by or on behalf of the Company.

2.20    Opinion of the Company Financial Advisor. The Company Board has received the opinion of the Company Financial Advisor to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the consideration consisting of $1.20 per Company Share to be received by the Company Stockholders (other than Parent and its direct or indirect wholly owned subsidiaries and holders of Dissenting Company Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders.

2.21    Required Vote. The affirmative vote of the holders of Company Shares representing a majority of the voting power of the outstanding Company Shares entitled to vote thereon (the “Required Vote”), at the Company Stockholder Meeting or any adjournment or postponement thereof with respect to the Merger is the only vote required, if any, of the holders of any class of capital stock of the Company to approve this Agreement and the Merger.

2.22    State Takeover Statutes Inapplicable. Assuming that the representations of Parent and Merger Sub set forth in this Agreement are true, accurate and complete, the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL are not applicable to the Merger and the other transactions contemplated hereby, and to the Knowledge of the Company, no other state takeover statute or similar statute or regulation applies to or purports to apply to the Merger or the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which the Company is subject, party or otherwise bound.

2.23    The Proxy Statement. The Proxy Statement, at the time it is filed with the SEC, at the time it is first mailed to the holders of shares of common stock of the Company and at the time of the Company Stockholder Meeting, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and will comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements included or incorporated by reference in the Proxy Statement based on information supplied by or on behalf of Parent or Merger Sub or any of their Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference therein.

2.24    Export Controls; Trade Compliance; Customs Laws.

(a) Except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, at all times since January 1, 2014, the Company and its Subsidiaries have complied with applicable provisions of United States export control Laws, including (x) the Export Administration Act and implementing Export Administration Regulations; (y) economic sanctions regulations and Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control; and (z) the Arms Export Control Act and implementing International Traffic in Arms Regulations (the “Export Control Laws”). Without limiting the foregoing, at all times since January 1, 2014, (i) the Company and its Subsidiaries have obtained all export licenses, deemed export licenses, registrations, and other approvals required under the Export Control Laws; (ii) the Company and its Subsidiaries are in compliance in with the terms of the applicable export licenses granted under the Export Control Laws, if any; and (iii) there are no pending or, to the Knowledge of the Company, threatened claims against the Company or its Subsidiaries with respect to compliance with the Export Control Laws.

(b)    Neither the Company, nor any of their respective employees, officers or directors, nor, to the Knowledge of the Company, any agent or other third party representative acting on behalf of the Company, is currently, or has been since January 1, 2014: (i) a Sanctioned Person, (ii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or (iii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, otherwise violate applicable Sanctions Laws or U.S. anti-boycott Laws (collectively, “Trade Control Laws”).

(c)    Neither the Company nor its Subsidiaries have been (and none have been required by applicable Law to be) registered with or hold any license from the U.S. Department of State (Office of Defense Trade Controls) or the U.S. Department of Commerce relating to the import, export or re-export of products, technology, software, services or other information from the United States, and the Company is not required to transfer, obtain or hold any such license to authorize the continuation of its current importing, exporting or other business activities.

(d)    Except as would not, individually or in the aggregate, reasonably be expected to have a Material Impact, the Company is in compliance with all applicable U.S. and non-U.S. customs Laws and regulations (“Customs Laws”), including any export or import declaration filing, payment of customs duties, compliance with import quotas, import registration or any other similar requirements related to the exportation or importation of supplies or services by the Company or its Subsidiaries.

(e)    Since January 1, 2014, (i) neither the Company nor its Subsidiaries has not received from any Governmental Body any written notice or inquiry; (ii) made any voluntary or involuntary disclosure to a Governmental Body; or (iii) conducted any internal investigation or audit, in each case of clauses (i)-(iii), concerning any alleged violation of Trade Control Laws, Customs Laws or Export Control Laws.

2.25    No Other Representations and Warranties. Except for the representations and warranties contained in this Article II (as qualified by the Disclosure Schedule) and those made by the applicable stockholder in its Support Agreement, neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided or made available to Parent or Merger Sub in connection with the transactions contemplated hereby, including the accuracy or completeness thereof, and the Company hereby disclaims any other representations or warranties, whether made by the Company or any other Person. Without limiting the foregoing, neither the Company nor any other Person will have or be subject to any liability or other obligation to Parent, Merger Sub or their Representatives or Affiliates or any other Person resulting from Parent’s, Merger Sub’s or their Representatives’ or Affiliates’ use of any information, documents, estimates, projections, forecasts or other material provided or otherwise made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article II (as qualified by the Disclosure Schedule).

2.26    Disclaimer of Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III of this Agreement (a) none of Parent, Merger Sub or any of their respective Subsidiaries or any other Person acting on their behalf makes, or has made, any representations or warranties relating to Parent or Merger Sub or its or their respective businesses or otherwise in connection with the transactions contemplated hereby and the Company is not relying on any representation or warranty except for those expressly set forth in Article III of this Agreement and (b) no Person has been authorized by Parent, Merger Sub or any of their respective Subsidiaries to make any representation or warranty relating to Parent or Merger Sub or its or their respective businesses or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Company as having been authorized by such party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as of the date hereof as follows:

3.1    Organization and Qualification. Each of Parent and Merger Sub is duly organized and existing and in good standing under the Laws of the jurisdiction of its organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to materially delay or hinder the consummation of the transactions contemplated hereby. All of the issued and outstanding capital stock of Merger Sub is owned directly by Parent.

3.2    Authority for this Agreement. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement, to perform their respective covenants and obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by

Parent and Merger Sub and, subject to the adoption of this Agreement by Parent, as the sole stockholder of Merger Sub (which adoption shall occur immediately after the execution and delivery of this Agreement), the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no additional corporate proceedings or action on the part of Parent or Merger Sub are necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder or the consummation by Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions. As of the date of this Agreement, (a) the Board of Directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and its sole stockholder, and declared it advisable, to enter into this Agreement, and (ii) approved the execution and delivery by Merger Sub of this Agreement, the performance by Merger Sub of its covenants and agreements contained herein and the consummation of the Merger upon the terms and subject to the conditions contained herein, in each case of clauses (a) and (b) above, at meetings duly called and held (or by unanimous written consent). No vote or other consent of the holders of any of Parent’s outstanding capital stock is necessary to approve this Agreement or any of the transactions contemplated hereby.

3.3    Consents and Approvals; No Violation. The execution and delivery of this Agreement by Parent and Merger Sub, the performance by Parent and Merger Sub of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby do not and will not, (a) violate or conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or other similar governing documents) of Parent or Merger Sub, (b) require any Governmental Authorization of, or filing with or notification to, any Governmental Body, except (i) as may be required under the applicable requirements of any federal or state securities Laws, including compliance with the Exchange Act and the rules and regulations promulgated thereunder, (ii) the filing and recordation of appropriate merger documents as required by the DGCL, (iii) as may be required under the applicable requirements of NASDAQ and (iv) the submission of a Joint Notice to CFIUS pursuant to Exon-Florio and the CFIUS Approval, (c) violate, conflict with or result in a breach of any provisions of, or require any consent, waiver or approval or result in a default (or give rise to any right of termination, cancellation, modification or acceleration or any event that, with the giving of notice, the passage of time or otherwise, would constitute a default or give rise to any such right) under any of the terms, conditions or provisions of any material Contract or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which Parent or any of its Subsidiaries or any of their respective assets may be bound, or (d) violate any Law or Order applicable to Parent or any of its Subsidiaries (including Merger Sub) or by which any of their respective assets are bound, except, in the case of clauses (b) through (d), inclusive, as have not and would not, individually or in the aggregate, reasonably be expected to materially delay the consummation of the transactions contemplated hereby.

3.4    Litigation. As of the date of this Agreement, there is no Legal Proceeding pending or, to the knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to materially delay or hinder the consummation of the transactions contemplated hereby. As of the date of this Agreement, neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to materially delay or hinder the consummation of the transactions contemplated hereby.

3.5    Interested Stockholder. Neither Parent nor any of its Subsidiaries, nor any “affiliate” or “associate” of Parent or any of its Subsidiaries, is, or has been at any time during the period commencing three (3) years prior to the date hereof through the date hereof, an “interested stockholder” of the Company, as such terms are defined in

Section 203 of the DGCL. None of Parent, Merger Sub or any of their Affiliates directly or indirectly owns any Company Shares, other than shares beneficially owned through benefit or pension plans.

3.6    Sufficient Funds. Parent currently has, and as of the Effective Time will have, available to it, and Merger Sub will have as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Merger Sub’s obligations under this Agreement, including the payment of the aggregate Merger Consideration and the consideration in respect of the Company Options and Company RSU Awards and to pay all reasonable related fees and expenses. Parent’s and Merger Sub’s obligations hereunder, including their obligations to consummate the Merger, are not subject to a condition regarding Parent’s or Merger Sub’s obtaining of funds to consummate the transactions contemplated by this Agreement.

3.7    No Other Operations. Merger Sub was formed solely for the purpose of effecting the Merger. Merger Sub has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those contemplated by this Agreement.

3.8    Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s or similar fee payable to any broker, finder or investment banker in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent and Merger Sub.

3.9    The Proxy Statement. The information supplied by Parent, Merger Sub or any of their respective Affiliates, partners, members, stockholders, directors, officers, employees, agents or other representatives specifically for inclusion or incorporation by reference in the Proxy Statement will not, at the time the Proxy Statement is filed with the SEC, at the time the Proxy Statement is first mailed to holders of shares of common stock of the Company or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to information supplied by the Company or any of its Affiliates, directors, officers, employees, agents or other representatives for inclusion or incorporation by reference in the Proxy Statement.

3.10    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III and made by Parent in the Support Agreements, none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any express or implied representation or warranty with respect to Parent, Merger Sub or their respective businesses or with respect to any other information provided to the Company in connection with the transactions contemplated hereby, including the accuracy or completeness thereof, and each of Parent and Merger Sub hereby disclaims any other representations or warranties, whether made by Parent, Merger Sub or any other Person.

3.11    Disclaimer of Other Representations and Warranties. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article II of this Agreement (as qualified by the Disclosure Schedule) (a) none of the Company or any of its Subsidiaries or any other Person acting on their behalf makes, or has made, any representations or warranties relating to the Company or its business or otherwise in connection with the transactions contemplated hereby and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article II of this Agreement, (b) no Person has been authorized by the Company or any of its Subsidiaries to make any representation or warranty relating to the Company or its business or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party, and (c) any information, documents, estimates, projections, forecasts or other material provided or otherwise made available to Parent, Merger Sub or their Representatives or Affiliates, including any information made available in the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, teasers, marketing materials, confidential information memoranda, management presentations, functional “break-out” discussions, responses to questions submitted on behalf of Parent, Merger Sub or their respective Representatives or in any other form in connection with the transactions contemplated by this Agreement, are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of an express representation or warranty set forth in Article II of this Agreement.

ARTICLE IV

COVENANTS OF THE COMPANY

4.1    Access. At all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time (the “Interim Period”), the Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information only to the extent of such restriction or prohibition, (b) granting such access would violate any obligations of the Company or any of its Subsidiaries with respect to confidentiality to any third party or otherwise breach, contravene or violate, constitute a material default under, or give a third party the right terminate or accelerate any obligations under, any then effective Contract to which the Company or any of its Subsidiaries is a party, or (c) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information, provided, that the Company shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate the applicable Law, Contract or obligation or waive such a privilege. Any investigation conducted pursuant to this Section 4.1 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or any of its Subsidiaries, shall be subject to the Company’s reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to this Section 4.1. Nothing in this Section 4.1 shall be construed to require the Company, any of its Subsidiaries or any Representatives of any of the foregoing to prepare any reports, analyses, appraisals, opinions or other information. No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

4.2    Operation of the Business of the Company. Except as described in Section 4.2 of the Disclosure Schedule, as required by applicable Law or as contemplated or required by this Agreement, or with the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), during the Interim Period, the Company will use reasonable best efforts to conduct, and to cause each of its Subsidiaries to conduct, its operations in all material respects according to its ordinary course of business and to preserve intact its business organization and present relationships with those Persons having significant business relationships with the Company or any such Subsidiaries; provided, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by Section 4.2(a) through Section 4.2(t) below shall be deemed a breach of the foregoing unless such action would constitute a breach of such specific clause. Without limiting the generality of the foregoing, except as set forth in Section 4.2 of the Disclosure Schedule, as required by applicable Law or as contemplated, required or permitted by this Agreement, during the Interim Period, without the prior written consent of Parent (which consent shall not be unreasonably conditioned, withheld or delayed), the Company will not and will not permit any of its Subsidiaries to:

(a)    adopt any amendments to its certificate of incorporation or bylaws (or other similar governing documents);

(b)    issue, sell, grant options or rights to purchase, pledge, or authorize or propose the issuance, sale, grant of options or rights to purchase or pledge, any Company Securities or securities of any Subsidiary of the Company, other than Company Shares issuable upon the vesting, settlement or exercise of Company Options or Company RSU Awards in accordance with their terms;

(c)    acquire or redeem, directly or indirectly, or amend any Company Securities, other than (i) as provided by any Company Stock Plan, (ii) the acquisition by the Company of Company Shares in connection with the surrender of Company Shares by holders of Company Options in order to pay the exercise price of such Company Options, (iii) the withholding of Company Shares to satisfy Tax withholding obligations with respect to Company Options or Company RSU Awards, (iv) the acquisition by the Company of Company Options or Company RSU Awards in connection with the forfeiture of such awards or (v) the acquisition by the Company of Company Restricted Shares pursuant to the terms thereof or in satisfaction of any Tax withholding obligations in respect thereof;

(d)    split, combine or reclassify its capital stock or declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on any shares of its capital stock (other than dividends paid to the Company or one of its wholly owned Subsidiaries by a wholly owned Subsidiary of the Company);

(e)    (i) acquire, by means of a merger, consolidation, recapitalization or otherwise, any business, assets or securities (other than any acquisition of assets in the ordinary course of business), (ii) sell, lease or otherwise dispose of any material assets of the Company or any of its Subsidiaries, except (A) pursuant to Contracts or commitments existing as of the date of this Agreement, or (B) de minimis dispositions or abandonments, in each case in the ordinary course of business, or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization or restructuring;

(f)    make any loans, advances or capital contributions to, or investments in, any other Person (other than wholly owned Subsidiaries of the Company), except for advances to employees for travel and other business expenses in the ordinary course of business consistent with past practice;

(g)    (i) terminate any Material Contract, (ii) amend any Material Contract in any material respect, (iii) grant any release or relinquishment of any material rights under any Material Contract, (iv) enter into any Contract that would be a Material Contract if entered into prior to the date of this Agreement or (v) enter into any Contract with any 5% shareholder or Affiliate of the Company or any of its Subsidiaries, in each case, except in the ordinary course of business and except for renewals, expirations or terminations in accordance with the terms of any Material Contract;

(h)    incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money, except for borrowings in an amount not to exceed $500,000 in the aggregate;

(i)    assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person except wholly owned Subsidiaries of the Company;

(j)    change, in any material respect, any financial accounting methods, principles or practices used by it, except in order to comply with GAAP or applicable Law;

(k)    make or change any material Tax election, or amend any material Tax Return, in each ease, other than as required by applicable Law or in the ordinary course of business;

(l)    except pursuant to a Plan in effect on the date hereof or as required by applicable Law: (i) grant any severance or termination pay which will become due and payable on or after the Effective Time, (ii) adopt, enter into, materially amend or terminate any Plan (other than to reflect changes in Plan administration or in the ordinary course of business) or (iii) grant any increases in the compensation or benefits payable to its executive officers or directors;

(m)    negotiate or enter into any collective bargaining or similar labor agreement;

(n)    make or authorize any capital expenditure in excess of $250,000 or incur any obligations, Liabilities or indebtedness in respect thereof, except for those contemplated by the capital expenditure budget for the relevant fiscal year, which capital expenditure budget has been provided or made available to Parent prior to the date of this Agreement;

(o)    settle any Legal Proceeding other than a settlement solely for monetary damages (net of insurance proceeds received) not in excess of $500,000 individually or $1,000,000 in the aggregate;

(p)    establish any Person that would constitute a Subsidiary of the Company;

(q)    terminate the employment of executive officers or other employee with an annual base salary in excess of $120,000;

(r)    hire any executive officer or other employee with an annual base salary in excess of $120,000 other than to replace an employee whose employment has been terminated after the date of this Agreement;

(s)    enter into or amend any employment agreement with any employee who has an annual stated base salary in excess of $120,000; or

(t)    offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their own business and operations.

4.3    No Solicitation.

(a)    Except as permitted by this Section 4.3, during the Interim Period, the Company and its Subsidiaries shall not, nor shall they authorize or knowingly permit any of their respective directors, officers or other employees, or any investment banker, attorney or other authorized agent or representative retained by any of them (collectively, “Representatives”) to, and shall instruct such Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing non-public information regarding the Company or its Subsidiaries), any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) solicit, initiate, knowingly encourage or participate or engage in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub and their Representatives) any non-public information with respect to or in connection with, or take any other action to facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, or (iii) enter into any merger agreement, purchase agreement, letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or similar agreement (whether or not binding) with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.3(c)). The Company and its Subsidiaries shall, and shall instruct their respective Representatives to, immediately cease all existing discussions or negotiations with any Person (other than Parent, Merger Sub and their Representatives) conducted prior to the date of this Agreement with respect to any inquiry or proposal that constitutes or would reasonably be expected to lead to any Acquisition Proposal. The Company will immediately request that each Person that has executed a confidentiality agreement (other than the Confidentiality Agreement) in the twelve (12) month period preceding the date of this Agreement relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement and terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal. The Company shall not, and shall cause each of its Affiliates not to, and shall instruct its and their respective Representatives not to, release any Person from, or waive, amend or modify any provision of, or grant any permission under any “standstill” provision or similar provision with respect to any capital stock of the Company in any agreement to which the Company or any of its Affiliates is a party.

(b)    During the Interim Period, as promptly as practicable (and in no event later than 24 hours) following receipt of an Acquisition Proposal by the Company, the Company shall (i) provide Parent with written notice of such Acquisition Proposal including the identity of the Person or group making such Acquisition Proposal and (ii) provide to Parent an unredacted copy of any such Acquisition Proposal made in writing (including any financing commitments or other agreements related thereto) (or if such Acquisition Proposal is not in writing, a written description of the terms and conditions thereof) and unredacted copies of all other draft agreements and material written documents and correspondence exchanged between the Company or any of its Affiliates or its or their Representatives, on the one hand, and the Person or group or its Representatives making such Acquisition Proposal, on the other hand, in connection with such Acquisition Proposal. From and after such notification, the Company shall keep Parent fully informed on a reasonably prompt basis of any material developments, discussions or negotiations regarding, or changes to the material terms and conditions of, any such Acquisition Proposal, including providing to Parent promptly, and in no event later than 24 hours after receipt thereof, unredacted copies of any additional proposals, counterproposals, draft agreements and material written documents and correspondence exchanged between the Company or any of its Affiliates or its or their Representatives, on the one hand, and the Person or group or its Representatives making such Acquisition Proposal, on the other hand, in connection with such Acquisition Proposal.

(c)    Notwithstanding anything to the contrary set forth in this Section 4.3 or otherwise contained in this Agreement, if at any time prior to the Effective Time (i) the Company or any of its Affiliates or Representatives has received a bona fide Acquisition Proposal from any Person that did not result from a material breach of this Section 4.3, and (ii) the Company Board determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and, after consultation with the Company’s outside legal counsel, that the failure to take such action described in clause (A) or (B) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company may (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal; provided that (x) the Company shall promptly, and in no event later than 24 hours, provide to Parent any non-public information concerning the Company that is provided to any Person and which was not previously provided to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person and (B) engage in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. Prior to the Company first taking any of the actions described in clauses (A) or (B) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board made pursuant to clause (ii) of the immediately preceding sentence.

(d)    Without limiting the foregoing, the Company agrees that any violation of the restrictions set forth in Section 4.3(a) by any Representative of the Company, that, if taken by the Company, would constitute a material breach of the restrictions set forth in Section 4.3(a), shall constitute a material breach by the Company of Section 4.3(a).

ARTICLE V

ADDITIONAL COVENANTS

5.1    Company Board Recommendation.

(a)    Subject to the terms of this Section 5.1, the Company Board shall recommend adoption of this Agreement by the Company Stockholders (such recommendation, the “Company Board Recommendation”).

(b)    Except as otherwise provided in this Agreement, neither the Company Board nor any committee thereof shall (i) withdraw, withhold or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), or publicly propose to withdraw, withhold or rescind (or modify or qualify in a manner adverse to Parent or Merger Sub), the Company Board Recommendation, (ii) adopt, endorse, approve or recommend, or propose publicly to adopt, endorse, approve or recommend, or submit to the vote of any securityholders of the Company, any Acquisition Proposal, or approve any transaction under, or any transaction resulting in any third party becoming an “interested stockholder” under, Section 203 of the DGCL, (iii) fail to include the Company Board Recommendation in the Proxy Statement when disseminated to the Company Stockholders or to recommend against any Acquisition Proposal that is a tender offer or exchange offer within 10 Business Days after the commencement thereof, or (iv) resolve or agree to take any of the foregoing actions (each of clauses (i), (ii), (iii) and (iv) a “Company Board Recommendation Change”); provided, however, that a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Stockholders pursuant to Rule 14d-9(f) of the Exchange Act, or any substantially similar communication, shall not be deemed to be a Company Board Recommendation Change.

(c)    Notwithstanding the foregoing or anything to the contrary in this Agreement, at any time prior to the receipt of the Required Vote, the Company Board may (i) effect a Company Board Recommendation Change in response to a Superior Proposal or an Intervening Event or (ii) terminate this Agreement pursuant to Section 7.1(g) in response to a Superior Proposal; provided that (A) the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) in the case of a Superior Proposal, the Company Board determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that the applicable Acquisition Proposal constitutes a Superior Proposal, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 7.1(g) of its intent to take such action, specifying the reasons therefor (a “Notice of Intended Recommendation Change”) and in the case of any Notice of Intended Recommendation Change provided in connection with an Intervening Event, such Notice of Intended Recommendation Change contains a reasonably detailed description of such Intervening Event and in the case of any Notice of Intended Recommendation Change provided in connection with a Superior Proposal, such Notice of Intended Recommendation Change specifies the material terms and conditions of the related Superior Proposal, identifying the Person or group making such Superior Proposal and including a copy of the most current version of the agreement or proposal and all material related documentation with respect to such Superior Proposal, (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 7.1(g), the Company shall, and shall cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 7.1(g) and (E) taking into account any changes to the terms of this Agreement proposed by Parent in any binding proposal, the Company Board or any committee thereof has determined in good faith (1) after consultation with the Company’s outside counsel, with respect to the actions described in this Section 5.1(c), that it would continue to be inconsistent with the Company’s directors’ fiduciary duties under applicable Law not to effect the Company Board Recommendation Change and (2) after consultation with the Company’s outside legal counsel and financial advisor, with respect to the actions described in this Section 5.1(c), that the Acquisition Proposal received by the Company continues to constitute a Superior Proposal, in each case, if such changes offered by Parent in such binding proposal were given effect; provided, further, that any purported termination of this Agreement pursuant to this Section 5.1(c) shall be void and of no force and effect unless such termination is in accordance with Section 7.1(g) and the Company pays to Parent the Termination Fee in accordance with Section 7.3(b) prior to or concurrently with such termination. Following delivery of a Notice of Intended Recommendation Change in response to a Superior Proposal, in the event of any material change to the financial terms (including any change to the amount or form of consideration payable) or other material revision to the terms or conditions of such Superior Proposal, the Company shall provide a new Notice of Intended Recommendation Change to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 7.1(g) following delivery of such new Notice of Intended Recommendation Change shall again be subject to clauses (D) and (E) of the immediately preceding sentence for a period of two (2) Business Days.

(d)    Nothing in this Agreement shall prohibit the Company Board from (i) taking and disclosing to the Company Stockholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act in each case after commencement of a tender offer, and (ii) making any disclosure to the Company Stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, in the case of each of clauses (i) and (ii), that no Company Board Recommendation Change may be made unless the Company shall have first complied with its obligations under Section  5.1(c).

5.2    Stockholder Approval; Preparing of Proxy Statement.

(a)    As soon as practicable after the date hereof (but in any event within fifteen (15) Business Days after the date hereof, unless otherwise agreed by the Company and Parent), the Company shall prepare and shall cause to be filed with the SEC in preliminary form a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to a meeting of the Company’s stockholders for the purpose of voting on the adoption of this Agreement (the “Company Stockholder Meeting”). The Company Board shall make the Company Board Recommendation and shall include such Company Board Recommendation in the Proxy Statement; provided, however, that the Company Board may make a Company Board Recommendation Change pursuant to, and in accordance and compliance with, Section 5.1. The Company will cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by Parent or Merger Sub regarding Parent or Merger Sub, for inclusion or incorporation by reference in the Proxy Statement. The Company shall cause the Proxy Statement to comply in all material respects with the applicable requirements of the Exchange Act. The Company shall promptly notify Parent and Merger Sub upon the receipt of any comments from the SEC or the staff of the SEC, whether written or oral, with respect to the Proxy Statement, including for amendments or supplements to the Proxy Statement, and shall provide Parent and Merger Sub with copies of all correspondence relating thereto between the Company and the SEC or the staff of the SEC. The Company shall use reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement, and shall use its reasonable best efforts to cause the Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable after the resolution of any such comments or after the SEC confirms that it will not review the Proxy Statement. The Company shall provide Parent and Merger Sub and their respective counsel a reasonable opportunity to review and comment on any response to any such comments of the SEC or its staff, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. Prior to the filing of the Proxy Statement or the dissemination thereof to the holders of Company Shares, the Company shall provide Parent and Merger Sub a reasonable opportunity to review and to propose comments on such document, and the Company shall give due consideration to the reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(b)    Parent and Merger Sub shall promptly provide to the Company all information concerning Parent and Merger Sub as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise assist and cooperate with the Company in the preparation of the Proxy Statement and resolution of comments of the SEC or its staff related thereto. Parent will cause the information relating to Parent or Merger Sub supplied by it for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholder Meeting, not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by Parent or Merger Sub with respect to information specifically supplied by the Company for inclusion or incorporation by reference in the Proxy Statement.

(c)    The Company shall duly call, convene and hold the Company Stockholder Meeting as promptly as reasonably practicable after the Proxy Statement is cleared by the SEC for mailing to the Company Stockholders (and in any event the Company shall use reasonable best efforts to cause the meeting to be held no later than forty-five (45) calendar days following the date the Proxy Statement is disseminated to the Company’s stockholders). The Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), adjourn or postpone the Company Stockholder Meeting; provided that the Company may, after consultation with Parent (Parent’s prior written consent will not be required), adjourn or postpone the Company Stockholder Meeting (i) if as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Company Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (ii) if the failure to adjourn or postpone the Company Stockholder Meeting would reasonably be expected to be a violation of applicable Law or for the distribution of any required supplement or amendment to the Proxy Statement or (iii) to solicit additional proxies if the Company reasonably determines that it is advisable or necessary to do so in order to obtain the Required Vote, in each case for the minimum duration necessary to remedy the circumstances giving rise to such adjournment or postponement. Notwithstanding anything to the contrary herein (including any Company Board Recommendation Change), unless this Agreement has been terminated in accordance with its terms prior to the time of the Company Stockholder Meeting, the Company Stockholder Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of obtaining the Company stockholder approval in accordance with the terms of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations.

(d)    If at any time prior to the Effective Time any event or circumstance relating to the Company or Parent or any of their respective Subsidiaries or their respective officers or directors should be discovered by the Company or Parent, respectively, which, pursuant to the Securities Act or Exchange Act, should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other parties. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading.

5.3    Reasonable Best Efforts to Complete. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Merger Sub and the Company shall use its reasonable best efforts to, and shall use its reasonable best efforts to cause its respective Representatives to, take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party or parties hereto in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause each of the conditions to the Merger set forth in Article VI to be satisfied as promptly as practicable after the date of this Agreement; (ii) without limitation of Section 5.4, obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from any Governmental Bodies and make all necessary registrations, declarations and filings with any Governmental Bodies that are necessary to consummate the Merger; (iii) resist, contest, appeal and remove any

Legal Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, restricts or restrains the consummation of the transactions contemplated by this Agreement (including any Legal Proceeding or Order in connection with the matters contemplated by Section 5.4); and (iv) at the written request of Parent, obtain all necessary Consents from third parties under any Material Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby. In addition to the foregoing, neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, impairing, materially delaying or otherwise adversely affecting the consummation of the Merger or the ability of such party to fully perform its obligations under this Agreement. Notwithstanding anything to the contrary in this Agreement, (i) none of the Company, Parent or Merger Sub shall be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to or enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), divest any asset, provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability, in each case, that is not conditioned upon the consummation of the Merger, to obtain any Consent of any Person (including any Governmental Body other than pursuant to Section 5.4 which will be subject to the provisions of Section 5.4) and (ii) the Company shall not agree, prior to the Effective Time, to pay, after the Effective Time, any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to or enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), divest any asset, provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability to obtain any Consent of any Person (including any Governmental Body other than pursuant to Section 5.4 which will be subject to the provisions of Section 5.4) in excess of $50,000 individually, or $250,000 in the aggregate, without the prior consent of Parent.

5.4    Governmental Filings.

(a)    In connection with, and without limiting, the efforts and obligations of the parties under Section 5.3, each of Parent and Merger Sub (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall (i) (A) as soon as practicable after the date of this Agreement (and in any event within thirty (30) days after the date of this Agreement), jointly make the draft filing with CFIUS contemplated under 31 C.F.R. § 800.401(f) with respect to the transactions contemplated hereby, and (B) as soon as practicable after CFIUS provides notification that the draft filing meets all requirements of 31 C.F.R. § 800.402, jointly file with CFIUS a voluntary notice as contemplated by 31 C.F.R. § 800.401(a) and (ii) promptly determine whether any other filings are required to be made with, and whether any other Consents are required to be obtained from, any Governmental Bodies under any other applicable Law in connection with the transactions contemplated hereby, and if so, to prepare and file any such filings and to seek any such other Consents (the filings described in the foregoing clauses (i) and (ii) collectively, the “Regulatory Filings”).

(b)    In connection with, and without limiting, the efforts and obligations of the parties under Section 5.3 or this Section 5.4, each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall (and each of Parent and Merger Sub shall cause their respective Affiliates and direct or indirect equityholders to) (i) cooperate and coordinate with the other in the making of the Regulatory Filings and in connection with resolving any investigation, request or other inquiry of any Governmental Body in connection with any Regulatory Filing, (ii) supply the other with any information (including documentary material) and reasonable assistance that may be required in order to make the Regulatory Filings, (iii) supply any additional or supplemental information or assistance that may be required or requested by any Governmental Body (including any member agencies of CFIUS) in connection with the Regulatory Filings, and in all cases within the amount of time allowed by such Governmental Body, and (iv) promptly inform the other of any communication from any Governmental Body regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Body relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party.

(c)    If any party hereto or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Body with respect to any Regulatory Filing, then such party shall (and each of Parent and Merger Sub shall cause their respective Affiliates and direct or indirect equityholders to) use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Body, the parties hereto agree to (i) give each other reasonable advance notice of all meetings and conference calls with any Governmental Body relating to the transactions contemplated by this Agreement, (ii) give each other an opportunity to participate in each of such meetings and conference calls, (iii) keep the other party reasonably apprised with respect to any oral communications with any Governmental Body regarding the transactions contemplated by this Agreement, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the transactions contemplated by this Agreement, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Body, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Body regarding the transactions contemplated by this Agreement, (vi) provide each other (or counsel of each party, as appropriate) with copies of all written communications to or from any Governmental Body relating to the transactions contemplated by this Agreement, and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other with respect to, all material deliberations with any Governmental Body relating to the transactions contemplated by this Agreement with respect to all efforts to satisfy the conditions set forth in Sections 6.1(b) and 6.1(c). Any such disclosures, rights to participate or provisions of information by one party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to maintain attorney-client or other privilege.

(d)    Notwithstanding any provision of Section 5.3 or this Section 5.4, nothing in any other provision of Section 5.3 or Section 5.4 shall require Parent or Merger Sub or any of their Affiliates to agree to any term, take any action, or fail to take any action (in connection with obtaining any approvals, waivers, consents or clearances of a Governmental Body or otherwise) that (1) would reasonably be expected to have, individually or in the aggregate, a Parent Material Impact or (2) would reasonably be expected to have any adverse impact or adverse Effect upon any transaction, relationship or contemplated transaction of any nature between Parent, Merger Sub or any Affiliate of Parent or Merger Sub and Versum Materials, Inc. (NYSE: VSM) or any Affiliate of Versum Materials, Inc.

5.5    Directors’ and Officers’ Indemnification and Insurance.

(a)    The Surviving Corporation and its Subsidiaries as of the Effective Time shall (and, Parent shall cause the Surviving Corporation and its Subsidiaries as of the Effective Time to) honor and fulfill in all respects the obligations of the Company and its Subsidiaries under (i) the indemnification agreements between the Company or any of its Subsidiaries and any of their respective current or former directors, officers and employees, and any person who becomes a director, officer or employee of the Company or any of its Subsidiaries prior to the Effective Time (the “Indemnified Persons”), and (ii) indemnification, expense advancement and exculpation provisions in the certificate of incorporation and bylaws or comparable organizational documents of the Company or any of its Subsidiaries in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificates of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses that are no less favorable than the indemnification, exculpation and advancement of expenses provisions contained in the certificates of incorporation and bylaws (or other similar organizational documents) of the Company and its Subsidiaries as of the date hereof, and during such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law.

(b)    During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Company and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect directors’ and officers’ liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person covered by the Company’s currently in force directors’ and officers’ liability insurance (“Current Company D&O Insurance”), on terms with respect to the coverage and amounts that are no less favorable than those of the Current Company D&O Insurance; provided, however, that in satisfying its obligations under this Section 5.5(b), Parent and the Surviving Corporation shall not be obligated to pay annual premiums in excess of three hundred percent (300%) of the annual amount paid by the Company for coverage during its current coverage period (such three hundred percent (300%) amount, the “Maximum Annual Premium”); provided that, if the annual premiums of such insurance coverage exceed such amount, Parent and the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for the Maximum Annual Premium. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six (6) year “tail” prepaid policy on the Current Company D&O Insurance and the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder, in lieu of all other obligations of Parent and the Surviving Corporation under the first sentence of this Section 5.5(b) for so long as such “tail” policy shall be maintained in full force and effect. Parent and Merger Sub shall cooperate with the Company to ensure that directors’ and officers’ liability insurance remains in effect with respect to the Indemnified Persons at all times prior to the Effective Time.

(c)    In the event that Parent or the Surviving Corporation (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, proper provision shall be made so that the successors and assigns of Parent and the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.5.

(d)    The obligations under this Section 5.5 shall survive the occurrence of the Effective Time, and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. It is expressly agreed that the Indemnified Persons shall be third party beneficiaries of this Section 5.5.

5.6    Anti-Takeover Laws. In the event that any state anti-takeover or other similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as may be reasonably necessary so that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement.

5.7    Section 16(b) Exemption. Prior to the Effective Time, the Company shall take all actions reasonably necessary to cause the dispositions of equity securities of the Company (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.8    Public Statements and Disclosure. Neither the Company, on the one hand, nor Parent and Merger Sub, on the other hand, shall issue (or shall cause its Affiliates or Representatives to issue) any public release or make any public announcement concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement is required by applicable Law or the rules or regulations of NASDAQ or any other applicable stock exchange on which Parent may be listed, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party or parties hereto a reasonable opportunity to comment on such release or announcement in advance of such issuance (it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party); provided, however, that the restrictions set forth in this Section 5.8 shall not apply to any release or announcement made or proposed to be made by the Company with respect to or in connection with an Acquisition Proposal or the matters addressed in Section 5.1. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties. Notwithstanding the foregoing, (a) to the extent the content of any press release or other announcement has been approved and made in accordance with this Section 5.8, no separate approval shall be required in respect of such content to the extent replicated in whole or in part in any subsequent press release or other announcement, and (b) each party may, without complying with the foregoing obligations, make any public statement regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and make internal announcements to employees, in each case to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the parties or approved by the parties, and otherwise in compliance with this Section 5.8, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

5.9    Employee Matters.

(a)    Parent hereby acknowledges that a “change in control” (or similar phrase) within the meaning of the Plans, as applicable, will occur as of the Effective Time. Parent shall or shall cause the Surviving Corporation to honor in accordance with their terms all of the Company’s Plans that provide for severance and change in control obligations as in effect immediately prior to the Effective Time.

(b)    For a period of twelve (12) months following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) provide to each Continuing Employee (i) a base salary or wage rate, as applicable, and annual cash bonus opportunity that is not less favorable than the base salary or wage rate (as applicable) and annual bonus opportunity provided to such Continuing Employee immediately prior to the Effective Time and (ii) other employee benefits (including severance benefits, but excluding equity-based compensation and benefits provided pursuant to any defined benefit pension plans) that are, taken as a whole, substantially comparable in the aggregate to the other employee benefits provided to such Continuing Employee immediately prior to the Effective Time.

(c)    To the extent that a Plan or any other employee benefit plan or other compensation or severance arrangement of the Surviving Corporation or any of its Subsidiaries (together, the “Company Plans”) or any employee benefit plan or other compensation or severance arrangement of Parent is made available to any Continuing Employee on or following the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) cause to be granted to such Continuing Employee credit for all service with the Company and its Subsidiaries prior to the Effective Time solely for purposes of eligibility to participate, vesting and entitlement to benefits where length of service is relevant; provided, however, that such service need not be credited to the extent that it would result in duplication of coverage or benefits. In addition, and without limiting the generality of the foregoing, Parent shall (or shall cause the Surviving Corporation to) ensure that (i) each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all employee benefit plans sponsored by the Surviving Corporation and its Subsidiaries (other than the Company Plans) (such plans, collectively, the “New Plans”) to the extent coverage under any such New Plan replaces coverage under a comparable Company Plan in which such Continuing Employee participates immediately before the Effective Time (such plans, collectively, the “Old Plans”) and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical, vision and disability benefits to any Continuing Employee, all waiting periods, evidence of insurability requirements, physical examinations, pre-existing conditions limitations and actively-at-work or similar requirements of such New Plan will be waived for such Continuing Employee and his or her covered dependents, and to the extent practicable any eligible expenses incurred by such Continuing Employee and his or her covered dependents during any unfinished portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins will be given full credit under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan, subject to Parent’s receipt of such information within two months of the Closing Date.

(d)    To the extent Parent elects to have Continuing Employees and their eligible dependents participate in its employee benefit plans, program or policies following the Effective Time, following the Closing, the Code Section 125 flexible spending plan maintained or to be established by Parent or one of its Affiliates (the “Parent 125 Plan”) shall credit each Continuing Employee’s flexible spending account with the balance recognized by the Company immediately prior to Closing. Each Continuing Employee eligible to participate in the Parent 125 Plan shall be permitted to continue his or her election in effect under the flexible spending account maintained by the Company for the remainder of the calendar year in which the Closing Date occurs, subject to the limitation on contributions contained in the related Company Plan, and Parent shall, or shall cause its Affiliates to, honor any such election, and the Parent 125 Plan shall honor any claims incurred by a Continuing Employee during such calendar year that would otherwise be an eligible expense under the related Company Benefit Plan, whether or not such expense was incurred before, on or after the Closing Date.

(e)    Notwithstanding anything to the contrary set forth in this Agreement, no provision of this Agreement shall be deemed to (i) guarantee employment for any period of time for, or preclude the ability of Parent or the Surviving Corporation to terminate, any Continuing Employee for any reason, or (ii) subject to the limitations and requirements of this Section 5.9, require Parent or the Surviving Corporation to continue any Company Plan or prevent the amendment, modification or termination thereof after the Effective Time. The provisions of this Section 5.9 are solely for the benefit of the parties to this Agreement, and no Continuing Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third party beneficiary of this Agreement, and no provision of this Section  5.9 shall create such rights in any such Persons.

5.10    Obligations of Merger Sub. Parent shall take all actions necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Merger Sub, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

5.11    Notification of Certain Matters. During the Interim Period, each of the Company and Parent shall promptly notify the other Party of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of the other party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied or (b) the failure of the Company, on the one hand, or Parent or Merger Sub, on the other hand, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of the other party to effect the Merger or any other transaction contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.11 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice. The failure to deliver any notice pursuant to this Section 5.11 shall not affect any of the conditions to the Merger or give rise to any right to terminate this Agreement pursuant to Article VII. The terms and conditions of the Confidentiality Agreement shall apply to any information provided to Parent pursuant to this Section 5.11.

5.12    Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced, or, to the Knowledge of the Company, threatened after the date hereof against the Company or any of its directors (in their capacity as such) by any Company Stockholders (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such Legal Proceeding. Subject to execution of a customary joint defense agreement, and except if the Company Board has made a Company Board Recommendation Change, the Company shall give Parent the opportunity to participate in and consult with the Company regarding the defense or settlement of any such stockholder litigation (at Parent’s expense), and the Company shall not offer to settle any such litigation, nor shall any such settlement be agreed to without Parent’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI

CONDITIONS TO THE MERGER

6.1    Conditions. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger shall be subject to the satisfaction or waiver (where permissible under applicable Law) prior to the Effective Time of each of the following conditions:

(a)    Requisite Stockholder Approval. This Agreement shall have been adopted by the Company Stockholders by the Required Vote.

(b)    Government Approvals. The CFIUS Approval shall have been obtained.

(c)    No Legal Prohibition. No Governmental Body of competent jurisdiction shall have (i) enacted, issued or promulgated any Law that is in effect as of immediately prior to the Effective Time which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger, or (ii) issued or granted any Order that is in effect as of immediately prior to the Effective Time which has the effect of making the Merger illegal or which has the effect of prohibiting or otherwise preventing the consummation of the Merger (collectively, a “Restraint”).

6.2    Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger will be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    Each of (i) the representations and warranties of the Company set forth in Sections 2.1 (Organization and Qualification), 2.2 (Corporate Power; Enforceability), 2.4(a) (Capitalization) and 2.22 (State Takeover Statutes Inapplicable) shall be true and correct other than de minimis inaccuracies both at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date) and (ii) the other representations and warranties made by the Company in this Agreement (without giving effect to any qualification as to “materiality,” “Material Adverse Effect,” “Material Impact” or similar qualifiers set forth therein; provided, however, that the foregoing clause shall not apply to the term “Material Contract” or the representations set forth in Section 2.7(a) of the Agreement) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct as of such date would not have, individually or in the aggregate, a Material Adverse Effect.

(b)    The Company shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement, or any breach or failure to do so shall have been cured.

(c)    Since the date of this Agreement, there shall not have occurred and be continuing any Effect that has had or would reasonably be expected to have a Material Adverse Effect.

(d)    Merger Sub shall have received a certificate of the Company, executed by an executive officer of the Company, dated as of the Closing Date, certifying that the conditions set forth in subsections (a), (b) and (c) of this Section 6.2 have been satisfied.

6.3    Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger will be subject to the satisfaction or waiver (where permissible under applicable Law) at or prior to the Effective Time of each of the following conditions:

(a)    The representations and warranties of Parent and Merger Sub contained in this Agreement (without giving effect to any qualification as to “materiality” or similar qualifiers set forth therein) shall be true and correct in all respects both at and as of the date of this Agreement and at and as of the Closing Date as though made on the Closing Date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except where the failure to be so true and correct as of such date would not, individually or in the aggregate, prevent the consummation of the transactions contemplated by this Agreement or the ability of Parent and Merger Sub to fully perform their respective covenants and obligations under this Agreement.

(b)    Each of Parent and Merger Sub shall have performed and complied in all material respects with the agreements and covenants to be performed or complied with by it under this Agreement, or any breach or failure to do so has been cured.

(c)    The Company shall have received a certificate of Merger Sub, executed by an executive officer of Merger Sub, dated as of the Closing Date, certifying that the conditions set forth in subsections (a) and (b) of this Section 6.3 have been satisfied.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1    Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after the receipt of the Required Vote (with any termination by Parent also being an effective termination by Merger Sub):

(a)    by mutual written agreement of Parent and the Company; or

(b)    by either Parent or the Company if the Merger has not been consummated on or before May 6, 2020 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose material breach of its obligations under this Agreement has been a principal cause of or resulted in the failure of the Merger to be consummated by such time (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(c)    by either Parent or the Company if there exists any Restraint which has become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have complied with its obligations under Section 5.3 to have such Restraint vacated, lifted, reversed or overturned; provided further, however, that the right to terminate under this Section 7.1(c) shall not be available to any party whose material breach of its obligations hereunder has been a principal cause of or resulted in such Restraint (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or

(d)    by either Parent or the Company if the Company shall have failed to obtain the Required Vote at the Company Stockholder Meeting (or any adjournment or postponement thereof) at which a vote on the adoption of this Agreement was taken; or

(e)    by the Company, in the event that Parent or Merger Sub shall have breached or failed to perform any of their respective covenants or agreements under this Agreement, or any of the representations and warranties of Parent or Merger Sub set forth in this Agreement shall have been or become inaccurate, in either case such that the conditions to the Merger set forth in Section 6.3(a) or Section 6.3(b) would fail to be satisfied, and such breach, failure to perform or inaccuracy is not capable of being cured or is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy and of the Company’s intention to terminate this Agreement pursuant to this Section 7.1(e); provided, in each case, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in breach of or has failed to perform any of its representations, warranties, covenants or agreements hereunder such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 7.1(f); or

(f)    by Parent, in the event that the Company shall have breached or failed to perform any of its covenants or agreements under this Agreement, or any of the representations and warranties of the Company set forth in this Agreement shall have been or become inaccurate, in either case such that the conditions to the Merger set forth in Section 6.2(a) or Section 6.2(b) would fail to be satisfied, and such breach, failure to perform or inaccuracy is not capable of being cured or is not cured within thirty (30) days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy and of Parent’s intention to terminate this Agreement pursuant to this Section 7.1(f); provided, in each case, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(f) if Parent or Merger Sub is then in breach of or has failed to perform any of its representations, warranties, covenants or agreements hereunder such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 7.1(e); or

(g)    by the Company, at any time prior to the receipt of the Required Vote, in the event that (i) the Company shall have received a Superior Proposal, (ii) the Company Board shall have determined to terminate this Agreement or effected or resolved to effect a Company Board Recommendation Change in accordance with the terms set forth in Section 5.1(c), (iii) the Company enters into, concurrently with the termination of this Agreement, a definitive written agreement providing for the consummation of a Superior Proposal and (iv) the Company pays Parent the Termination Fee to Parent pursuant to Section 7.3(b)(ii); or

(h)    by Parent, in the event that (i) a Company Board Recommendation Change shall have occurred, (ii) a tender or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than twenty percent (20%) of the outstanding voting securities of the Company shall have been commenced by a Person who is not an Affiliate or Representative of Parent and the Company shall not have publicly announced, within ten (10) Business Days after the commencement of such tender or exchange offer, that the Company recommends rejection of such tender or exchange offer, (iii) the Company enters into a definitive written agreement providing for the consummation of a Superior Proposal, (iv) the Company Board or any committee thereof shall have failed to reaffirm the Company Board Recommendation within 10 Business Days after the receipt of a written request to do so from Parent following an Acquisition Proposal that has been publicly announced or that has become publicly known (provided, that Parent may only make such request once with respect to any Acquisition Proposal (provided, further, that each time an Acquisition Proposal is amended or modified, Parent shall be entitled to make a new request)) or (v) the Company shall have committed a willful and material breach of its obligations under Section 5.1 or a knowing, willful and material breach of its obligations under Section 4.3, which breach, if capable of being cured, has not been cured within five days after Parent has given written notice to the Company of such breach.

7.2    Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 7.1 shall be effective immediately upon the delivery of written notice by the terminating party to the other party or parties hereto, as applicable specifying the provision or provisions pursuant to which such termination is being effected; provided, however, that any purported termination of this Agreement by the Company pursuant to Section 7.1(g) shall be effective solely upon payment by the Company to Parent of the full amount due pursuant to Section 7.3(b). In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability of any party or parties hereto (or any director, officer, employee, Affiliate, agent or other Representative of such party or parties) to the other party or parties hereto, as applicable, except (a) this Section 7.2, Section 7.3 and Article VIII and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that, except as set forth in Section 7.3(d), nothing herein shall relieve any party or parties hereto from any liability or damages resulting from any willful and material breach of this Agreement that occurs prior to such termination (a “Willful and Material Breach”) (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, to the extent proven and awarded by the court, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders, it being acknowledged that the Company Stockholders shall not have the right to assert directly any claim against Parent or Merger Sub or otherwise enforce this Agreement).

7.3    Fees and Expenses.

(a)    General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.

(b)    Termination Fee. The Company shall pay to Parent an amount equal to $2,338,109 in cash (the “Termination Fee”), by wire transfer of immediately available funds to an account or accounts designated in writing by Parent:

(i)    within two (2) Business Days after written demand by Parent, in the event that (A) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f); (B) following the execution and delivery of this Agreement and prior to such termination of this Agreement, a Competing Acquisition Transaction shall have been publicly announced or shall have become publicly disclosed and, in either case, shall not have been withdrawn or otherwise abandoned; and (C) within twelve (12) months following such termination of this Agreement, either (X) the Company enters into a definitive agreement with the Person making such Competing Acquisition Transaction and such Competing Acquisition Transaction is later consummated or (Y) the Person making such Competing Acquisition Transaction consummates a Competing Acquisition Transaction; provided that for purposes of the foregoing, a “Competing Acquisition Transaction” shall have the same meaning as an “Acquisition Transaction” except that all references therein to “more than fifteen percent (15%)” shall be deemed to be references to “more than fifty percent (50%)”;

(ii)    in the event that this Agreement is terminated by the Company pursuant to Section 7.1(g), as a condition to the effectiveness of such termination; or

(iii)    in the event that this Agreement is terminated by Parent pursuant to Section 7.1(h), within two (2) Business Days after written demand by Parent following such termination.

(c)    Single Payment Only. The parties hereto acknowledge and agree that in no event shall the Company be required to pay the Termination Fee on more than one (1) occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)    Termination Fee as Liquidated Damages. The parties acknowledge that the agreements contained in Section 7.3(b) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the parties would not enter into this Agreement. The payments made pursuant to Section 7.3(b) shall be the sole and exclusive remedy of Parent and Merger Sub in the event of termination of this Agreement under circumstances requiring the payment of a Termination Fee pursuant to Section 7.3(b) and, in the event that Parent receives the total amount payable under Section 7.3(b), the receipt thereof shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates or Representatives in connection with this Agreement and the transactions contemplated hereby (and the termination thereof or any matter forming the basis for such termination), including the Merger, and in such case none of Parent, Merger Sub or any of their respective Affiliates or Representatives shall be entitled to bring or maintain any Legal Proceeding or make any claim against the Company or any of its Affiliates or Representatives arising out of or relating to this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination; provided, that in the event that a Termination Fee becomes due and is paid pursuant to Section 7.3(b), Parent shall have the right to refund the Termination Fee to the Company in its entirety within ten Business Days after the payment of the Termination Fee by the Company and, if Parent does so refund the Termination Fee in its entirety to the Company within such ten Business Day period, the Company shall not be relieved or released from any liabilities or damages arising out of any Willful and Material Breach by the Company and Parent and Merger Sub shall be entitled to all remedies in respect thereof which are available pursuant to this Agreement in accordance with Section 7.2. If Parent fails to refund the Termination Fee in accordance with the proviso set forth in the previous sentence, Parent and Merger Sub shall be deemed to have irrevocably waived any and all rights and remedies other than receipt of the Termination Fee and the Company and its Affiliates and Representatives shall have no further liability to Parent or Merger Sub arising out of or relating to this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination of this Agreement. For the avoidance of doubt, under no circumstances shall Parent or Merger Sub be permitted or entitled to pursue or receive both the Termination Fee under Section 7.3(b) and damages in respect of a Willful and Material Breach.

(e)    Consequences of Non-Payment. If the Company fails to promptly pay the amount due pursuant to Section 7.3(b) and, in order to obtain such payment, Parent commences a suit that results in a final and non-appealable judgment against the Company for the Termination Fee, the Company shall pay to Parent its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) in connection with such suit, together with interest on the Termination Fee at a rate per annum equal to the prime lending rate prevailing as published in The Wall Street Journal for the period from the date such payment was initially due to the actual date of payment; provided, however, that if the Company is the prevailing party in such suit, Parent shall pay to the Company its reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) in connection with such suit.

7.4    Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Company, Parent and Merger Sub, at any time prior to the Effective Time; provided that in the event that this Agreement has been adopted by the Company Stockholders in accordance with the DGCL, no amendment shall be made to this Agreement that requires the approval or adoption of such Company Stockholders under the DGCL without such approval or adoption. This Agreement may not be amended, changed, supplemented or otherwise modified except by an instrument in writing signed on behalf of all of the parties.

7.5    Extension; Waiver. At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, as applicable, (b) waive any inaccuracies in the representations and warranties made to such party or parties hereto contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party or parties hereto contained herein. Any agreement on the part of a party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE VIII

GENERAL PROVISIONS

8.1    Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms until fully performed.

8.2    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) two (2) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, (c) immediately upon delivery by hand, or (d) if by email, upon receipt of a written or electronic confirmation of delivery by, or on behalf of, the other party or parties, in each case to the intended recipient as set forth below:

(i) if to Parent or Merger Sub, to:

c/o Merck KGaA
Frankfurter Str. 250
64293 Darmstadt
Germany
Attention:	Friederike Rotsch, Group General Counsel
Email:	friederike.rotsch@merckgroup.com

with a copy (which shall not constitute notice) to:

Nixon Peabody LLP
53 State Street
Boston, Massachusetts 02109
Attention:	David Martland
Brian Krob
Email:	dmartland@nixonpeabody.com
bekrob@nixonpeabody.com

if to the Company, to:

Intermolecular, Inc.
3011 North First Street
San Jose, CA 95134
Attention:	Chris Kramer
Bill Roeschlein
Email:	chris.kramer@intermolecular.com
bill.roeschlein@intermolecular.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, California 94025
Attention:	Tad Freese
Chad Rolston
Email:	tad.freese@lw.com
chad.rolston@lw.com

8.3    Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Schedule and the Annexes hereto, constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto.

8.4    Assignment. No party may assign (by merger, operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided that Parent may assign its rights and delegate its obligations hereunder to an Affiliate of Parent that is organized or incorporated under the Laws of any State of the United States provided that (a) Parent is responsible for any withholding Taxes under Section 1.8(e) incurred as a result of such assignment and (b) such assignment shall not relieve Parent of its obligations hereunder or enlarge, alter or change any obligation of any party hereto. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

8.5    Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 5.5, (b) the right of the Company, subject to Section 7.2, to pursue damages (including to the extent proven and awarded by the court, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Stockholders, it being acknowledged that the Company Stockholders shall not have the right to assert directly any claim against Parent or Merger Sub or otherwise enforce this Agreement), and (c) from and after the Effective Time, the rights of the Company Stockholders and the holders of other Company Securities to receive the consideration as provided in Article I.

8.6    Governing Law. This Agreement, and any dispute arising out of, relating to or in connection with this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

8.7    Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be effected as originally contemplated to the fullest extent possible.

8.8    Remedies.

(a)    Except as otherwise provided herein, including Section 7.3(d), any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

(b)    The parties hereto hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the parties hereto acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Merger Sub, on the other hand hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such party (or parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party (or parties) under this Agreement.

8.9    Consent to Jurisdiction. Each of the parties hereto (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 8.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the Federal Courts of the United States of America, the Federal Court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof (the “Chosen Courts”)) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

8.10    WAIVER OF JURY TRIAL. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT

HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.11    Disclosure Schedule References. The parties hereto agree that the disclosure set forth in any particular section or subsection of the Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement, and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent from such disclosure.

8.12    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

ARTICLE IX

DEFINITIONS & INTERPRETATIONS

9.1    Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement that contains confidentiality provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided that such Acceptable Confidentiality Agreement need not contain a “standstill” or similar provision).

“Acquisition Proposal” means any offer or proposal or indication of interest in making a proposal or offer (other than an offer or proposal by Parent or Merger Sub) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the transactions contemplated by this Agreement) resulting in: (i) any direct or indirect acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than fifteen percent (15%) of the outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning more than fifteen percent (15%) of the outstanding voting securities of the Company; (ii) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, reorganization or other similar transaction involving the Company pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), would hold Company Shares, directly or indirectly, representing more than fifteen percent (15%) of the outstanding voting securities of the Company or voting power of the surviving entity after giving effect to the consummation of such transaction; or (iii) any direct or indirect sale, lease (other than in the ordinary course of business), exchange, transfer, exclusive license, or other acquisition of more than fifteen percent (15%) of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Business Day” means any day which is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in the City of San Francisco, California or New York, New York or the City of Darmstadt, Germany.

“CFIUS” means the Committee on Foreign Investment in the United States or any successor body, and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (i) Parent and the Company shall have received written notice from CFIUS stating that: (A) CFIUS has concluded that the transactions contemplated by this Agreement are not a “covered transaction” and not subject to review under applicable Laws; or (B) the review of the transactions contemplated by this Agreement under Section 721 of the U.S. Defense Production Act of 1950 has been concluded, and there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement; or (ii) if CFIUS has sent a report to the President of the United States requesting the President’s decision on the CFIUS notice submitted by Parent and the Company, (A) the period under the Defense Production Act of 1950 during which the President may announce the President’s decision to take action to suspend, prohibit or place any limitations on the transactions contemplated hereby shall have expired without any such action being threatened, announced or taken or (B) the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the transactions contemplated hereby.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Board” means the Board of Directors of the Company.

“Company Intellectual Property Rights” means all Intellectual Property Rights that are owned by the Company or any of its Subsidiaries.

“Company Options” means any options to purchase Company Shares outstanding under the Company Stock Plans.

“Company Preferred Stock” means the Preferred Stock, par value $0.001 per share, of the Company.

“Company Registered Intellectual Property Rights” means all of the Registered Intellectual Property Rights owned by the Company or any of its Subsidiaries.

“Company Restricted Shares” means any Company Shares awarded or purchased under any Company Stock Plans that are subject to a risk of forfeiture or right of repurchase in favor of the Company, in each case, as of immediately before the Effective Time and before any accelerated vesting provided by this Agreement.

“Company RSU Award” means any award of restricted stock units or performance stock units outstanding under the Company Stock Plans.

“Company Stock Plans” means the Company’s 2004 Equity Incentive Plan and 2011 Incentive Award Plan, in each case, as amended from time to time.

“Company Stockholders” means holders of Company Shares in their capacity as such.

“Consent” means any approval, consent, license, ratification, permission, waiver, order or authorization (including any Governmental Authorization).

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of July 7, 2017, by and between Merck KGaA, Darmstadt, Germany and the Company.

“Continuing Employees” means all employees of the Company or any of its Subsidiaries who, as of the Closing, continue their employment with the Company or any of its Subsidiaries.

“Contract” means any contract, subcontract, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument.

“Controls” means, sole ownership, right, title and interest in and to Company Registered Intellectual Property Rights.

“Effect” means any change, effect, development, condition, event or occurrence.

“Environmental Law” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, hazardous substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute, as each has been amended and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“ERISA Affiliate” of any entity means any other entity which, together with such entity, is a member of a group described in Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules and regulations thereto.

“GAAP” means generally accepted accounting principles, as applied in the United States.

“Governmental Authorization” means franchises, grants, authorizations, establishment registrations, licenses, permits, easements, variances, exceptions, consents, certificates and approvals of any Governmental Body.

“Governmental Body” means (i) any government, (ii) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (iii) any court, tribunal, judicial body, or an arbitrator or arbitration panel, or (iv) any quasi-governmental non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (i) through (iv) whether supranational, national, federal, state, county, municipal, provincial, and whether local or foreign or department or branch of any of the foregoing.

“Hazardous Substance” means any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous”, “toxic”, a “pollutant”, a

“contaminant”, “radioactive” or words of similar meaning or effect, including petroleum and its by-products, distillates, heavy metals, radioactive materials or wastes, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons, and all other ozone-depleting substances.

“Intellectual Property Rights” means (i) United States and foreign patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications, (ii) United States and foreign trademarks, service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) United States and foreign copyrights and rights under copyrights, whether registered or unregistered, and any registrations and applications for registration thereof, (iv) United States and foreign mask work rights and registrations and applications for registration thereof, (v) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefore, (vi) trade secrets and other rights in know-how and confidential or proprietary information (including any business plans, designs, technical data, customer data, financial information, pricing and cost information, bills of material, or other similar information), (vii) URL and domain name registrations, and (viii) other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction.

“Intervening Event” means an Effect that was not known to the Company Board prior to the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable as of the date of this Agreement; provided, however, that in no event shall any event resulting from or relating to any of the following give rise to an Intervening Event: (i) any Acquisition Proposal, (ii) a change in the trading price of Company Shares, in and of itself (however, the underlying reasons for such changes may constitute an Effect), (iii) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (however, the underlying reasons for such events may constitute an Intervening Effect), (iv) changes in GAAP, other applicable accounting rules or applicable law, (v) changes in the industry in which the Company or any of its Subsidiaries operates, (vi) changes in the general economic or business conditions in the U.S. or other jurisdictions in which the Company or its Subsidiaries have operations, (vii) compliance with or performance under this Agreement or the transactions contemplated hereby, or (viii) the public announcement, execution, delivery or performance of this Agreement, the identity of Parent or Merger Sub, or the public announcement, pendency or consummation of the transactions contemplated by this Agreement (or the public announcement of any discussions among the parties related thereto).

“IRS” means the United States Internal Revenue Service or any successor thereto.

“IT Assets” means computers, software, middleware, servers, workstations, routers, hubs, switches, data communications lines and other information technology equipment, in each case used by the Company or its Subsidiaries.

“Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of any of the individuals listed on Section 9.1(a) of the Disclosure Schedule, after due inquiry.

“Law” means any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

“Legal Proceeding” means any (i) civil, criminal or administrative actions, investigations, inquiries, subpoenas, or (ii) litigations, arbitrations or other proceedings, in each of (i) and (ii), before any Governmental Body.

“Liabilities” means any liability, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, or other restriction of similar nature (including any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect” means any Effect that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effects resulting or arising from the following, either alone or in combination, shall be deemed to constitute a Material Adverse Effect or shall be taken into account when determining whether a Material Adverse Effect exists or has occurred or is reasonably likely to exist or occur:

(i)    general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

(ii)    conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)    conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business;

(iv)    political conditions (or changes in such conditions) in the United States (including any shutdown of the United States Federal Government) or any other country or region in the world, or acts of war (whether or not declared), sabotage, military action, terrorism or cyberterrorism (including any escalation or general worsening of any such acts of war (whether or not declared), sabotage, military action, terrorism or cyberterrorism) in the United States or any other country or region in the world;

(v)    earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)    changes in Law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii)    the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including (A) the identity of, or the effect of any fact or circumstance relating to, Parent or any of its or their Affiliates, (B) the loss or departure of officers or other employees of the Company or any of its Subsidiaries, (C) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, suppliers, distributors or other business partners, and (D) any other negative development (or potential negative development) in the Company’s or any of its Subsidiaries’ relationships with any of its customers, suppliers, distributors or other business partners, in each case of subclauses (A) through

(D), to the extent resulting from such announcement or pendency (except that this clause (vii) shall not apply with respect to any of the representations and warranties contained in Section 2.3 to the extent the purpose of such representation or warranty is to address the consequences resulting from the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby);

(viii)    any actions taken or failure to take action, in each case, by the Company or its Subsidiaries at Parent’s written request or otherwise as required in order to comply with this Agreement;

(ix)    changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures are otherwise excepted from this definition); and

(x)    any Legal Proceedings made or brought by any of the current or former stockholders of the Company (on their own behalf or on behalf of the Company) against the Company or its directors for breaches of fiduciary duties or as class action claims arising out of the Merger or in connection with any other transactions contemplated by this Agreement;

except to the extent any such Effect resulting from the condition or situation described in any of clauses (i) through (vi) above has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies or entities that operate in any of the industries in which the Company and its Subsidiaries operate that is affected by such condition or situation (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Adverse Effect has occurred).

“Material Impact” means (i) any Material Adverse Effect; or (ii) any other Effect that, individually or in the aggregate, has created, imposed or caused, or would reasonably be expected to create or impose or cause, the Company or its Subsidiaries to incur any individual or collective Liability or obligation in excess of One Million Dollars ($1,000,000); provided, however, that no Effects resulting or arising from the matters listed in clauses (i) through (x) of the definition of Material Adverse Effect shall constitute a Material Impact, except to the extent any such Effect resulting from the condition or situation described in any of clauses (i) through (vi) of the definition of Material Adverse Effect has a disproportionately adverse effect on the Company and its Subsidiaries, taken as a whole, in comparison to other companies or entities that operate in any of the industries in which the Company and its Subsidiaries operate that is affected by such condition or situation (in which case the incremental disproportionate impact or impacts may be taken into account in determining whether a Material Impact has occurred).

“NASDAQ” means The NASDAQ Global Select Market.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Body (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Parent Material Impact” means (i) any Effect that, individually or in the aggregate, has or would reasonably be expected to (A) reduce the reasonably expected benefits to Parent and its Subsidiaries of completing the Merger by Five Hundred Thousand Dollars ($500,000) or more, or (B) have an adverse effect on the business, financial condition, assets or results of operations of Parent and its Subsidiaries, taken as a whole, by Five Hundred Thousand Dollars ($500,000) or more, or (ii) any other Effect that, individually or in the aggregate, has created, imposed or caused, or would reasonably be expected to create or impose or cause, Parent or its Subsidiaries to incur any individual or collective Liability or obligation in excess of Five Hundred Thousand Dollars ($500,000).

“Permitted Liens” means any of the following: (i) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings and which have been reserved against in the Company Financial Statements to the extent required by GAAP; (ii) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith by appropriate proceedings and which have been reserved against in the Company Financial Statements to the extent required by GAAP; (iii) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Bodies, in each case that do not materially and adversely impact the current use of the affected property; (iv) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018; (v) all exceptions, restrictions, imperfections of title, charges and other Liens that do not materially and adversely interfere with the present use of the assets of the Company and its Subsidiaries, taken as a whole; (vi) Liens arising under any lines of credit or other credit facilities or arrangements of the Company or its Subsidiaries in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 4.2); (vii) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (viii) leases or licenses of personal property or Intellectual Property Rights; and (ix) Liens described in Section 9.1(b) of the Disclosure Schedule.

“Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Body.

“Personal Data” means all data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data available to the Company or any of its Subsidiaries, is capable of identifying an individual).

“Registered Intellectual Property Rights” means all Intellectual Property Rights that are registered, recorded, filed or issued under the authority of any Governmental Body in any jurisdiction.

“Release” means any actual or threatened release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Sanctioned Country” means any country or region that is, or has been in the last five (5) years, the target of a comprehensive embargo under Sanctions Laws.

“Sanctioned Person” means any Person that is the target of sanctions under Sanctions Laws or Export Control Laws, including: (a) any Person listed on sanctioned party lists issued by the United States, including OFAC’s Specially Designated Nationals and Blocked Persons List; (b) any Person that is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (a); or (c) any Person organized, resident or located in a Sanctioned Country.

“Sanctions Laws” means Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, or any successor statute, rules or regulations thereto.

“Subsidiary” of any Person means (i) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (ii) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (iii) a limited liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company, or (iv) any other Person (other than a corporation, partnership or limited liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a third party or group that is not solicited in violation of Section 4.3 and that the Company Board determines in good faith, after consultation with outside legal counsel and its financial advisor(s), to be more favorable to the Company Stockholders, from a financial point of view, than the terms of the Merger (after giving effect to all changes to this Agreement proposed by Parent pursuant to Section 5.1(c)) and is reasonably capable of being completed within 12 months of the date of such bona fide written Acquisition Proposal on the terms proposed, taking into account all terms and conditions of such Acquisition Proposal (including all legal, regulatory, financial, timing and other aspects of such offer); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to “more than fifteen percent (15%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “more than fifty percent (50%)”.

“Tax” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, escheat, unclaimed property, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax of any kind whatsoever imposed by any Governmental Body, including any interest, penalty or addition to tax imposed by any Governmental Body.

“Tax Return” means any report, return, information return, claim for refund, or statement required to be filed with any Governmental Body relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

9.2    Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section Reference
Agreement	Preamble
Anti-Corruption Laws	2.17
Canceled Company Shares	1.7(a)(ii)
Capitalization Date	2.4(a)
Certificate of Merger	1.2
Certificates	1.8(c)
Chosen Courts	8.9
Closing	1.3
Closing Date	1.3
COBRA	2.15(d)
Company	Preamble
Company Balance Sheet Date	2.6
Company Board Recommendation	5.1(a)
Company Board Recommendation Change	5.1(b)
Company Financial Advisors	2.19
Company Financial Statements	2.5(b)
Company Plans	5.9(c)
Company SEC Reports	2.5(a)
Company Securities	2.4(a)
Company Share	Recitals
Company Shares	Recitals
Company Stockholder Meeting	5.2(a)
Competing Acquisition Transaction	7.3(b)
Current Company D&O Insurance	5.5(b)
Customs Laws	2.24(d)
DGCL	Recitals
Disclosure Schedule	Article II
Dissenting Company Shares	1.7(b)(i)
Effective Time	1.2
Enforceability Exceptions	2.2(a)
Environmental Authorizations	2.11
Exchange Fund	1.8(b)
Exon-Florio	2.3
Export Control Laws	2.24(a)
Indemnified Persons	5.5(a)
Interim Period	4.1
Joint Notice	2.3
Material Contract	2.14(a)
Maximum Annual Premium	5.5(b)
Merger	Recitals
Merger Consideration	Recitals
Merger Sub	Preamble
New Plans	5.9(c)
NOLs	2.10(j)
Notice of Intended Recommendation Change	5.1(c)
Old Plans	5.10(c)
Option Consideration	1.7(c)
Parent	Preamble

Term	Section Reference
Parent 125 Plan	5.9(d)
Payment Agent	1.8(a)
Plans	2.15(a)
Proxy Statement	5.2(a)
Real Property Leases	2.12(b)
Regulatory Filings	5.4(a)
Representatives	4.3(a)
Required Vote	2.21
Restraint	6.1(c)
RSU Consideration	1.7(d)
Surviving Corporation	1.1
Termination Date	7.1(b)
Termination Fee	7.3(b)
Trade Control Laws	2.24(b)
Support Agreement	Recitals
Uncertificated Shares	1.8(c)
Willful and Material Breach	7.2

9.3    Certain Interpretations.

(a)    Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(b)    The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)    Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d)    The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(e)    Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(f)    Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(g)    References to “$” and “dollars” are to the currency of the United States of America.

(h)    Any dollar or percentage thresholds set forth herein shall not be used as a benchmark for the determination of what is or is not “material” or a “Material Adverse Effect” or a “Material Impact” under this Agreement.

(i)    When used herein, the word “extent” and the phrase “to the extent” means the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(j)    “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k)    Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder, (ii) references to any Person include the successors and permitted assigns of that Person, and (iii) references from or through any date mean from and including or through and including, respectively.

(l)    The parties hereto agree that they have participated jointly in the drafting of this Agreement and have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

EMD GROUP HOLDING II, INC.,

By:	/s/ Luiz Vieira
Name:	Luiz Vieira
Title:	President

EMD PERFORMANCE MATERIALS SEMICONDUCTOR SERVICES CORP.

By:	/s/ Luiz Vieira
Name:	Luiz Vieira
Title:	President

(Signature Page to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

INTERMOLECULAR, INC.

By:	/s/ Chris Kramer
Name:	Chris Kramer
Title:	President & Chief Executive Officer

(Signature Page to Agreement and Plan of Merger)

Annex B

May 3, 2019

Board of Directors

Intermolecular, Inc.

3011 North First Street

San Jose, CA 95134

Members of the Board:

In your capacity as members of the Board of Directors (the “Board of Directors”) of Intermolecular, Inc. (the “Company”), you have requested our opinion (the “Opinion”), as investment bankers, as to the fairness, from a financial point of view, to the holders of the common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than Acquirer (as defined below) and any direct or indirect wholly owned subsidiary of Acquirer, of the Consideration (as defined below) to be received by the stockholders of the Company pursuant to the terms of that certain Agreement and Plan of Merger, to be dated as of May 6, 2019 (the “Agreement”), by and among EMD Group Holding II, Inc. (“Acquirer”), EMD Performance Materials Semiconductor Services Corp. (“Merger Sub”) and the Company

As more specifically set forth in the Agreement, and subject to the terms, conditions and adjustments set forth in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) and each outstanding share of Company Common Stock, other than those shares of Company Common Stock which will not be converted into the right to receive the Consideration under the Agreement, will be converted into the right to receive $1.20 per share in cash (the “Consideration”).

Cowen and Company, LLC (“we” or “Cowen”), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the securities of the Company and Acquirer and/or their respective affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

We are acting as exclusive financial advisor to the Company in connection with the Transaction and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Transaction. We will also receive a fee for providing this Opinion. In addition, the Company has agreed to reimburse our expenses and indemnify us for certain liabilities that may arise out of our engagement. In the two years preceding the date of this Opinion Cowen has not had a material relationship with the Company or any other party to the Transaction and has not received any fees from the Company or any other party to the Transaction. Cowen and its affiliates may in the future provide commercial and investment banking services to the Company and Acquirer and may receive fees for the rendering of such services.

Cowen and Company, LLC

599 Lexington Avenue, 20th Floor

New York, NY 10022

T 646 562 1010

www.cowen.com

In connection with our Opinion, we have reviewed and considered such financial and other matters as we have deemed relevant, including, among other things:

•	a draft of the Agreement dated May 2, 2019;

•	certain publicly available financial and other information for the Company and certain other relevant financial and operating data furnished to Cowen by the management of the Company;

•	certain internal financial analyses, financial forecasts, reports and other information concerning the Company prepared by the management of the Company (the “Company Forecasts”);

•	estimates and financial projections in Wall Street analyst reports (the “Wall Street Projections”) for the Company;

•

discussions we have had with certain members of the management of the Company concerning the historical and current business operations, financial condition and prospects of the Company and such other matters we deemed relevant;

•	certain operating results of the Company as compared to the operating results of certain publicly traded companies we deemed relevant;

•	certain financial and stock market information for the Company as compared with similar information for certain publicly traded companies we deemed relevant;

•	certain financial terms of the Transaction as compared to the financial terms of certain selected business combinations we deemed relevant; and

•	such other information, financial studies, analyses and investigations and such other factors that we deemed relevant for the purposes of this Opinion.

In conducting our review and arriving at our Opinion, we have, with your consent, assumed and relied, without independent investigation, upon the accuracy and completeness of all financial and other information provided to us by the Company or which is publicly available or was otherwise reviewed by us. We have not undertaken any responsibility for the accuracy, completeness or reasonableness of, or independent verification of, such information. We have relied upon, without independent verifications, the assessment of the management of the Company as to the existing products and services of the Company and the viability of, and risks associated with, the future products and services of the Company. In addition, we have not conducted or assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or Acquirer. We have further relied upon the Company’s representation that all information provided to us by the Company is accurate and complete in all material respects. We have, with your consent, assumed that the Company Forecasts were reasonably prepared by the management of the Company on bases reflecting the best currently available estimates and good faith judgments of such management as to the future performance of the Company, and such Company Forecasts, and the Wall Street Projections utilized in our analyses, provide a reasonable basis for our Opinion. We express no opinion as to the Company Forecasts, the Wall Street Projections or the assumptions on which they were made. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our Opinion of which we become aware after the date hereof.

We assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the last financial statements made available to us. We have not made or obtained any independent evaluations, valuations or appraisals of the assets or liabilities of the Company, nor have we been furnished with such materials. In addition, we have not evaluated the solvency or fair value of the Company, Acquirer or Merger Sub under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our Opinion does not address any legal, tax or accounting matters related to the Agreement or the Transaction, as to which we have assumed that the Company and the Board of Directors of the Company have received such advice from legal, tax and accounting advisors as each has determined appropriate. Our Opinion addresses only the fairness of the Consideration, from a financial point of view to the stockholders of the Company, other than Acquirer and its direct or indirect wholly owned subsidiaries. We express no view as to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise. Our Opinion is necessarily based upon economic and market conditions and other circumstances as they exist and can be evaluated by us on the date hereof. It should be understood that although subsequent developments may affect our Opinion, we do not have any obligation to update, revise or reaffirm our Opinion and we expressly disclaim any responsibility to do so.

We have not considered any potential legislative or regulatory changes currently being considered or recently enacted by the United States or any foreign government, or any domestic or foreign regulatory body, or any changes in accounting methods or generally accepted accounting principles that may be adopted by the Securities and Exchange Commission, the Financial Accounting Standards Board, or any similar foreign regulatory body or board.

For purposes of rendering our Opinion we have assumed in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Transaction will be satisfied without waiver thereof. We have assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us. We have also assumed that all governmental, regulatory and other consents and approvals contemplated by the Agreement will be obtained and that in the course of obtaining any of those consents no restrictions will be imposed or waivers made that would have an adverse effect on the contemplated benefits of the Transaction. We have assumed that the Transaction will be consummated in a manner that complies with the applicable provisions of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and all other applicable state or federal statutes, rules and regulations.

It is understood that our Opinion is intended for the benefit and use of the Board of Directors of the Company in its consideration of the financial terms of the Transaction. Our Opinion should not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. However, our Opinion may be reproduced in full in disclosure documents relating to the Transaction which the Company is required to file under the Securities Exchange Act of 1934, as amended. Our Opinion does not constitute a recommendation to any stockholder of the Company or any other person as to how to vote with respect to the Transaction, or to take any other action in connection with the Transaction or otherwise. We have not been requested to opine as to, and our Opinion does not in any manner address, the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to other business strategies or transactions that might be available to the Company. In addition, we have not been requested to opine as to, and our Opinion does not in any manner address, (i) the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or class of such persons, relative to the compensation to the public stockholders of the Company or (ii) whether Acquirer has sufficient cash, available lines of credit or other sources of funds to enable it to pay the Consideration at the closing of the Transaction.

This Opinion was reviewed and approved by Cowen’s Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration to be received by the stockholders of the Company in the Transaction is fair, from a financial point of view, to the stockholders of the Company (other than Acquirer and its direct or indirect wholly owned subsidiaries).

Very truly yours,

Cowen and Company, LLC

Annex C

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex D

FORM OF COMPANY STOCKHOLDER SUPPORT AGREEMENT

COMPANY STOCKHOLDER SUPPORT AGREEMENT, dated as of [●], 2019 (this “Agreement”), by and between EMD Group Holding II, Inc., a Delaware corporation (“Parent”), and the stockholder identified on the signature pages hereto (the “Stockholder”).

WHEREAS, concurrently herewith, Intermolecular, Inc., a Delaware corporation (“Indigo”), EMD Performance Materials Semiconductor Services Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Parent are entering into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Indigo on the terms and conditions set forth therein, with Indigo surviving such merger as a wholly owned subsidiary of Parent (the “Merger”), and, in connection therewith, the Company Shares issued and outstanding immediately prior to the Effective Time, other than any Canceled Company Shares and Dissenting Company Shares, will, without any further action on the part of the holder thereof, be cancelled and extinguished and automatically converted into the right to receive the Merger Consideration as set forth in the Merger Agreement;

WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner of, and has the right to vote and dispose of, the number of Company Shares set forth on the signature page of the Stockholder hereto (such Company Shares, together with any other capital stock of Indigo with respect to which the Stockholder acquires Beneficial Ownership after the date hereof, whether acquired directly or indirectly, including, without limitation, by purchase, upon the exercise of Company Options or warrants to purchase Company Shares, the conversion of Company RSU Awards or other convertible securities or otherwise, and any other securities issued by Indigo that are entitled to vote on the adoption of the Merger Agreement and Beneficially Owned by the Stockholder (whether acquired heretofore or hereafter), being collectively referred to herein as the “Shares”);

WHEREAS, receiving the Required Vote is a condition to the consummation of the transactions contemplated by the Merger Agreement; and

WHEREAS, as an inducement to Parent and Merger Sub to enter into the Merger Agreement and incur the obligations therein, Parent and Merger Sub have required that the Stockholder enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Definitions.

For purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. When used in this Agreement, the following terms in all of their tenses, cases, and correlative forms shall have the meanings assigned to them in this Section 1.

(a) “Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstances). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.

(b) “Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.

Section 2.    Agreement to Vote, Restrictions on Voting and Dispositions, Revocation of Proxies, Irrevocable Proxy.

(a)    Agreement to Vote Company Shares. The Stockholder irrevocably and unconditionally hereby agrees that, from the date hereof until the Expiration Time, at any meeting (whether annual or special and each adjourned or postponed meeting) of Indigo’s stockholders, however called or in connection with any written consent of Indigo’s stockholders, the Stockholder will (x) appear at such meeting or otherwise cause its Owned Shares (as defined below) to be counted as present thereat for purposes of calculating a quorum and (y) vote or cause to be voted all of the Shares Beneficially Owned by the Stockholder as of the relevant time (the “Owned Shares”) (1) in favor of (A) the adoption of the Merger Agreement and approval the Merger and the other transactions contemplated by the Merger Agreement and (B) any proposal to adjourn or postpone such meeting of stockholders of Indigo to a later date if there are not sufficient votes to approve the Merger, (2) against any Acquisition Proposal, without regard to any recommendation to the stockholders of Indigo by the Company Board concerning such Acquisition Proposal, and without regard to the terms of such Acquisition Proposal, or any other proposal made in opposition to or that is otherwise in competition or inconsistent with the transactions contemplated by the Merger Agreement, (3) against any agreement, amendment of any agreement (including the Certificate of Incorporation and Bylaws of Indigo), or any other action that is intended or would reasonably be expected to prevent, impede, or, in any material respect, interfere with, delay, postpone, or discourage the transactions contemplated by the Merger Agreement or (4) against any action, agreement, transaction or proposal that would reasonably be expected to result in a breach of any representation, warranty, covenant, agreement or other obligation of Indigo in the Merger Agreement. For the avoidance of doubt, nothing in this Agreement, including the proxy granted in Section 2(e), shall in any way limit the Stockholder’s right to vote his, her or its Shares in its sole discretion on any other matters that may be submitted to the vote, consent or other approval of or by the stockholders of Indigo, at any annual, special or other meeting of Indigo’s stockholders called, and at every adjournment or postponement thereof.

(b)    Restrictions on Transfers. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, the Stockholder shall not, directly or indirectly, sell, offer to sell, give, pledge, encumber, assign, tender, exchange, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell, any Shares (collectively “Transfer”) other than Transfers (i) with Parent’s prior written consent, (ii) by operation of law or in connection with bona fide estate planning purposes to his or her Affiliates or immediate family members (i.e., spouse, lineal descendant or antecedent, brother or sister, adopted child or grandchild or the spouse of any child, adopted child, grandchild or adopted grandchild), (iii) to any direct or indirect partner, limited partner, member, stockholder or other equityholder of the Stockholder, (iv) to any investment fund controlled, directly or indirectly, by the Stockholder, or any respective successor in interest thereto and (v) upon the exercise or conversion of Company Options, Company RSU Awards or warrants to purchase Company Shares, in each case, to the Company (x) in payment of the exercise price of such Company Options or warrants to purchase Company Shares or (y) in order to satisfy Taxes applicable to the exercise or conversion of such Company Options, Company RSU Awards or warrants to purchase Company Shares, provided that as a condition to such Transfer (other than Transfers permitted pursuant to clause (v) of this Section 2(b)), such transferee shall execute an agreement that is identical to this Agreement (except to reflect the change in the identity of the Stockholder) and provided, further that the Stockholder shall remain jointly and severally liable for the breaches of any of the terms hereof by any such transferee. Any Transfer in violation of this provision shall be void. The Stockholder further agrees to authorize and request that Indigo notify Indigo’s transfer agent, if any, or registrar that there is a stop transfer order with respect to all of the Shares and that this Agreement places limits on the voting of the Shares.

(c)    Transfer of Voting Rights. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, other than pursuant to this Agreement, the Stockholder shall not deposit any Shares in a voting trust, grant any proxy or power of attorney or enter into any voting agreement or similar agreement or arrangement in contravention of the obligations of the Stockholder under this Agreement with respect to any of the Shares.

(d)    Inconsistent Agreements. The Stockholder hereby agrees that, from the date hereof until the Expiration Time, he, she or it shall not enter into any agreement, contract or understanding with any person (other than Parent) directly or indirectly, to vote, grant a proxy or power of attorney or give instructions with respect to the voting of the Shares in any manner which is inconsistent with this Agreement.

(e)    Irrevocable Proxy. The Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, until the Expiration Time (at which time the proxy granted by this Section 2(e) shall automatically terminate), its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to the Shares in accordance with Section 2(a). The proxy and power of attorney granted by the Stockholder is given to secure the performance of the duties of the Stockholder under Section 2(a) and Parent agrees not to exercise the proxy granted by this Section 2(e) for any purpose other than with respect to the matters set forth in Section 2(a). The Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy within two (2) Business Days of the reasonable request of Parent. The proxy and power of attorney granted by the Stockholder shall be irrevocable, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, shall revoke any and all prior proxies granted by the Stockholder with respect to the Shares and shall automatically terminate at the Expiration Time. The power of attorney granted by the Stockholder herein is a durable power of attorney and shall survive the bankruptcy, death, or incapacity of the Stockholder.

Section 3.    Non-Solicit. Except as expressly permitted pursuant to the exceptions set forth in Sections 4.3 and 5.2 of the Merger Agreement as applied to the Stockholder mutatis mutandis, the Stockholder shall not, and shall use his, her or its reasonable best efforts to cause his, her or its affiliates and each of their respective officers, directors, employees and Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of providing non-public information regarding the Company or its Subsidiaries), any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) solicit, initiate, knowingly encourage or participate or engage in any discussions or negotiations regarding, or furnish to any Person (other than Parent, Merger Sub and their Representatives) any non-public information with respect to or in connection with, or take any other action to facilitate or encourage the making of any proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, or continue, engage or participate in any negotiations concerning an Acquisition Proposal, (iii) solicit proxies or become a participant in the solicitation of proxies with respect to an Acquisition Proposal or otherwise encourage or assist any party in taking or planning any action with respect to an Acquisition Proposal, (iv) initiate a stockholders’ vote or action by consent of Indigo’s stockholders with respect to an Acquisition Proposal, (v) except by reason of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Indigo that takes any action in support of an Acquisition Proposal, or (vi) approve, endorse or recommend, agree to or accept, or propose to approve, endorse, recommend, agree to or accept, or execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, option agreement, joint venture agreement, partnership agreement or other similar agreement (whether or not binding) with respect to an Acquisition Transaction (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 4.3(c) of the Merger Agreement).

Section 4.    Representations, Warranties and Covenants of the Stockholder.

(a)    Representations and Warranties. The Stockholder represents and warrants to Parent as follows:

(i)    Capacity. The Stockholder has full power and authority and legal capacity to enter into and perform his, her or its obligations under this Agreement (including the power and authority to grant the proxy described in Section 2(e) above). Except for (A) compliance with any applicable requirements of federal and state securities laws, (B) compliance with any rules of The NASDAQ Global Select Market and (C) actions or filings the failure of which to be taken, made or obtained has not and would not reasonably be expected to prevent or materially delay the Stockholder’s performance of his, her or its obligations under this Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary on the part of the Stockholder for the valid execution, delivery and performance of this

Agreement by the Stockholder. If the consent of the Stockholder’s spouse is necessary under any “community property” or other laws in order for the Stockholder to enter into and perform his, her or its obligations under this Agreement, the spousal consent attached to this Agreement has been duly and validly executed and delivered by the Stockholder’s spouse.

(ii)    Due Authorization. This Agreement has been duly and validly executed and delivered by the Stockholder and the execution, delivery and performance of this Agreement by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder.

(iii)    Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by Parent, this Agreement constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(iv)    Non-Contravention. Assuming that each of the actions and filings referred to in Section 4(a)(i) are taken, made and obtained and any applicable waiting periods related thereto have expired, the execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of his, her or its obligations hereunder will not violate or conflict with, result in a breach, or constitute a default under (with or without notice or lapse of time or both), any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which the Stockholder is a party or by which the Stockholder is bound, or any statute, rule or regulation to which the Stockholder is subject, in each case, other than as would not reasonably be expected to prevent or materially delay the Stockholder’s performance of his, her or its obligations under this Agreement. Except as contemplated by this Agreement, neither the Stockholder nor any of its Affiliates (a) has entered into any voting agreement or voting trust with respect to the Shares or entered into any other contract relating to the voting of the Shares or (b) has appointed or granted a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

(v)    Ownership of Shares. Except the proxy granted and the restrictions in favor of Parent pursuant to this Agreement, and except for such transfer restrictions of general applicability as may be provided under federal or state securities laws, the Stockholder Beneficially Owns all of the Shares, as applicable, free and clear of any proxy, voting restriction, adverse claim, pledge, security interest, voting trust or agreement, understanding or arrangement, or other encumbrance or lien and has sole voting power and sole power of disposition with respect to the Shares with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto and no person other than the Stockholder has any right to direct or approve the voting or disposition of any of the Owned Shares. As of the date hereof, the number of Owned Shares equals the number of Shares set forth on the Stockholder’s signature page hereto.

(vi)    Legal Actions. There is no action, suit, investigation, complaint or other proceeding pending against the Stockholder or, to the knowledge of the Stockholder, threatened against the Stockholder that could reasonably be expected to restrict or prohibit (or, if successful, could reasonably be expected to restrict or prohibit) the exercise by Parent of its rights under this Agreement or the performance by Parent or the Stockholder of their respective obligations under this Agreement on a timely basis.

(vii)    Reliance. The Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon the Stockholder’s execution and delivery of this Agreement and the representations and warranties of the Stockholder contained herein.

(b)    Covenants. From the date hereof until the Expiration Time:

(i)    the Stockholder agrees not to intentionally and knowingly take any action that would (A) make any representation or warranty of the Stockholder contained herein untrue or incorrect in any material respect or (B) have the effect of preventing, impeding, or, in any material respect, interfering with or adversely affecting the performance by the Stockholder of its obligations under this Agreement; and

(ii)    the Stockholder agrees to promptly notify Parent of the number of any Company Shares with respect to which the Stockholder acquires Beneficial Ownership, if any, after the date hereof. Any such subsequently acquired Company Shares shall be Shares subject to the terms of this Agreement as though Beneficially Owned by the Stockholder on the date hereof.

Section 5.    Representations, Warranties of Parent.

(a)    Capacity. Parent is (A) duly organized and existing and in good standing under the laws of the jurisdiction of its organization and (B) has full corporate power and authority and legal capacity to enter into and perform its obligations under this Agreement. Except for (i) compliance with any applicable requirements of federal and state securities laws, (ii) compliance with any rules of The NASDAQ Global Select Market and (iii) actions or filings the failure of which to be taken, made or obtained would not reasonably be expected to prevent or materially delay Parent’s performance of its obligations under this Agreement, no filing with, and no permit, authorization, consent or approval of, any Governmental Body is necessary on the part of Parent for the valid execution, delivery and performance of this Agreement by Parent.

(b)    Due Authorization. This Agreement has been duly and validly executed and delivered by Parent and the execution, delivery and performance of this Agreement by Parent has been duly authorized by all necessary action on the part of Parent.

(c)    Binding Agreement. Assuming the due authorization, execution and delivery of this Agreement by the Stockholder, this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar laws affecting the enforcement of creditors’ rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

(d)    Non-Contravention. Assuming that each of the actions and filings referred to in Section 5(a) are taken, made and obtained and any applicable waiting periods related thereto have expired, the execution and delivery of this Agreement by Parent does not, and the performance by Parent of its obligations hereunder will not violate or conflict with, result in a breach, or constitute a default under (with or without notice or lapse of time or both), any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Parent is a party or by which Parent is bound, or any statute, rule or regulation to which Parent is subject, in each case, other than as would not reasonably be expected to prevent or materially delay Parent’s performance of its obligations under this Agreement.

Section 6.    Public Announcements.

(a) Parent consents to and authorizes the publication and disclosure by the Stockholder of the nature of its commitments and obligations under this Agreement and such other matters as may be required in connection with the transactions contemplated by the Merger Agreement in any Form 4, Schedule 13D, Schedule 13G or other disclosure required by the SEC or other Governmental Body to be made by the Stockholder in connection with the Merger. Nothing set forth herein shall limit any disclosure by the Stockholder to its or its Affiliates’ general or limited partners on a confidential basis.

(b) The Stockholder hereby authorizes the publication and disclosure by Parent and Indigo of the Stockholder’s identity and Beneficial Ownership of the Owned Shares and the nature of the Stockholder’s commitments and obligations under this Agreement in any announcement or disclosure required by the SEC and in any proxy statement filed in connection with the transactions contemplated by the Merger Agreement.

Section 7.    Conversion or Exercise. Nothing contained in this Agreement shall require the Stockholder (or shall entitle any proxy of the Stockholder) to (a) convert, exercise or exchange any Company Option, Company RSU Award, warrant to purchase Company Shares or any other convertible security of Indigo in order to obtain any underlying Company Shares or (b) vote, or execute any consent with respect to, any Company Shares underlying any such Company Option, Company RSU Award, warrant to purchase Company Shares or any other convertible security of Indigo that have not yet been issued as of the applicable record date for such vote or consent.

Section 8.    Further Assurances. From time to time, at the request of the other party and without further consideration, each of Parent and the Stockholder, as applicable, shall execute and deliver such additional documents and take all such further action as may be reasonably necessary for Parent and the Stockholder to perform their respective obligations under this Agreement.

Section 9.    Termination. Other than with respect to this Section 9 and Section 11, which shall survive any termination of this Agreement, this Agreement will automatically terminate, without any further action by Parent or the Stockholder, upon the earliest to occur of the following (the time of such earliest occurrence, the “Expiration Time”):

(a)    the Merger Agreement being approved by the Required Vote of the stockholders of Indigo;

(b)    the date of termination of the Merger Agreement in accordance with its terms;

(c)    subject to compliance with Section 2(b) of this Agreement, the date on which the Stockholder ceases to Beneficially Own any Company Shares; and

(d)    the effectiveness of any modification, amendment or waiver to the Merger Agreement or any provision therein (in each case, as in effect on the date hereof), that (i) was not approved by the Stockholder and (ii) individually or in the aggregate, (A) alters or changes the amount, kind or value of the Merger Consideration to be paid to the Stockholder in connection with the Merger (except as expressly contemplated by the terms of the Merger Agreement), (B) modifies an existing condition to the consummation of the Merger or creates an additional condition to the consummation of the Merger that is material to the consummation of the Merger or is reasonably likely to cause the Closing to be prevented or materially delayed or (C) has, or is reasonably likely to have, an adverse and disproportionate effect on the Stockholder in comparison to other stockholders of Indigo; provided that no such termination of this Agreement shall relieve any party hereto from any liability for any breach of this Agreement occurring prior to such termination; provided, however, that in the event (i) of any termination of the Merger Agreement under circumstances where the Termination Fee is payable to Parent, such Termination Fee is paid in full to Parent, and Parent does not refund the Termination Fee in its entirety to the Company in accordance with Section 7.3(d) of the Merger Agreement, Parent shall be precluded from any remedy against the Stockholder and the Stockholder shall have no further liability of any kind for any reason in connection with this Agreement, the Merger Agreement or the obligations and transactions contemplated hereby or thereby and (ii) of any termination of the Merger Agreement under circumstances where the Termination Fee is payable to Parent, such Termination Fee is paid in full to Parent, and Parent refunds the Termination Fee in its entirety to the Company in accordance with Section 7.3(d) of the Merger Agreement, Parent shall be precluded from any remedy against the Stockholder and the Stockholder shall have no further liability of any kind for any reason in connection with this Agreement, the Merger Agreement or the obligations and transactions contemplated hereby or thereby, other than with respect to claims for, arising out of, or in connection with fraud or willful and material breach of this Agreement by the Stockholder prior to such termination. Other than as expressly permitted by this Section 9, Parent agrees not to initiate any Legal Proceeding or otherwise seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Stockholder or its Affiliates or any of their respective directors, officers, employees, partners, managements, members, stockholders or Affiliates or their respective representatives in connection with this Agreement, the Merger Agreement or the obligations and transactions contemplated hereby or thereby.

Section 10.    Waiver of Appraisal Rights and Certain Other Actions.

(a)    Waiver of Appraisal Rights. The Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have under applicable law, including Section 262 of the DGCL.

(b)    Waiver of Certain Other Actions. The Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action, derivative or otherwise, against Parent, Indigo, or any of their respective officers, directors, Subsidiaries or successors: (i) challenging the validity of, or seeking damages regarding or to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the Closing); or (ii) to the fullest extent permitted under Law, alleging a breach of any duty of the Company Board or Parent in connection with the Merger Agreement, this Agreement, or the transactions contemplated thereby or hereby.

Section 11.    Miscellaneous.

(a)    Expenses. All expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(b)    Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by email or facsimile transmission (provided that any notice received by email, facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(i)      If to Parent, to:

          c/o Merck KGaA

          Frankfurter Str. 250

          64293 Darmstadt

          Germany

          Attention:         Friederike Rotsch, Group General Counsel

          Email:               friederike.rotsch@merckgroup.com

(ii)     with a copy (which shall not constitute notice) to:

          Nixon Peabody LLP

          State Street

          Boston, Massachusetts 02109

          Attention:        David Martland

                                   Brian Krob

          Email:               dmartland@nixonpeabody.com

                                   bekrob@nixonpeabody.com

(iii)    If to the Stockholder, to the address for the Stockholder set forth on the signature pages hereto.

(c)    Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated except by an instrument in writing signed by Parent and the Stockholder.

(d)    Successors and Assigns. No party may assign any of its, his or her rights or delegate any of its, his or her obligations under this Agreement without the prior written consent of the other parties, except Parent may, without the consent of the Stockholder, assign any of its rights and delegate any of its obligations under this Agreement to any controlled Affiliate of Parent. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties and their respective successors and assigns, including without limitation any corporate successor by merger or otherwise. Notwithstanding any Transfer of Company Shares consistent with this Agreement, the transferor shall remain liable for the performance of all obligations of transferor under this Agreement.

(e)    No Ownership Interest. Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall not have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of Indigo or its Subsidiaries or exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein.

(f)    No Third Party Beneficiaries. Nothing expressed or referred to in this Agreement will be construed to give any person, other than the parties to this Agreement, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except (A) for such rights as may inure to a successor or permitted assignee under Section 11(d) and (B) such rights in favor of Indigo under Section 6(b), with respect to which the Stockholder and Parent agree that Indigo shall be an express third party beneficiary.

(g)    No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(h)    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

(i)    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(j)    Specific Performance; Remedies Cumulative. The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party hereto, in addition to any other rights and remedies which the parties hereto may have hereunder or at law or in equity, may, in his, her or its sole discretion, apply to a court of competent jurisdiction for specific performance or injunction or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party hereto waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such rights, powers or remedies by such party.

(k)    No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with his, her or its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of his, her or its right to exercise any such or other right, power or remedy or to demand such compliance.

(l)    Governing Law. Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties hereto agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Delaware. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11(b) or in such other manner as may be permitted by applicable law, and nothing in this Section 11(l) shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware declines to accept or does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (Complex Commercial Division) or, if subject matter jurisdiction over the matter that is the subject of the action or proceeding is vested exclusively in the Federal Courts of the United States of America, the Federal Court of the United States of America sitting in the District of Delaware, as applicable, and any appellate court from any thereof (the “Chosen Courts”)) in the event any dispute or controversy arises out of this Agreement or the performance of a party’s obligations hereunder, or for recognition and enforcement of any judgment in respect thereof; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any actions or proceedings arising in connection with this Agreement or the performance of a party’s obligations hereunder shall be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action relating to this Agreement or the performance of a party’s obligations hereunder in any court other than the aforesaid courts. Each of Parent and the Stockholder agree that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(m)    Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(n)    Drafting and Representation. The parties have participated jointly in the negotiation and drafting of this Agreement. No provision of this Agreement will be interpreted for or against any party because that party or his, her or its legal representative drafted the provision.

(o)    Name, Captions, Gender. Section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine or neuter forms.

(p)    Capacity. The Stockholder is signing and entering into this Agreement solely in his, her or its capacity as the Beneficial Owner of the Shares and this Agreement shall only apply to actions taken or omitted to be taken by the Stockholder in such capacity and nothing herein shall (i) in any way limit or affect actions that may hereafter be taken or omitted to be taken by the Stockholder or any of his, her or its Representatives in such Person’s capacity as a director, officer, or employee of Indigo or any of its Subsidiaries, including in exercising rights under the Merger Agreement, and no such actions or omissions shall be deemed a breach of this Agreement or (ii) be construed to prohibit, limit or restrict the Stockholder from exercising the Stockholder’s fiduciary duties as a director, officer or employee of Indigo or any of its Subsidiaries.

(q)    Counterparts. This Agreement may be executed by facsimile or PDF and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto. Facsimile, PDF or other electronically scanned and transmitted signatures shall be deemed originals and shall constitute valid execution and acceptance of this Agreement by the signing/transmitting party.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

EMD GROUP HOLDING II, INC.

By:
Name:
Title:

[Signature Page to Company Stockholder Support Agreement]

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

STOCKHOLDER

Name:
[Title:]

Address:

Shares	Options	Restricted Stock Units
[●]	[●]	[●]

[Signature Page to Company Stockholder Support Agreement]

SPOUSAL CONSENT

I hereby acknowledge and consent to the terms of this Agreement solely with respect to the Shares of my spouse, including the grant of an irrevocable proxy in favor of Parent pursuant to this Agreement with respect to such Shares.

Signature of Spouse

Name of Spouse

[Signature Page to Company Stockholder Support Agreement]

INTERMOLECULAR,INC. 3011 N. FIRST STREET SAN JOSE, CA 9514 1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 1 1 OF Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET 2 ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET [ ]. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on [ ]. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. NAME THE COMPANY NAME INC. - COMMON THE COMPANY NAME INC. - CLASS A THE COMPANY NAME INC. - CLASS B THE COMPANY NAME INC. - CLASS C THE COMPANY NAME INC. - CLASS D THE COMPANY NAME INC. - CLASS E THE COMPANY NAME INC. - CLASS F THE COMPANY NAME INC. - 401 K CONTROL # SHARES 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 123,456,789,012.12345 PAGE 1 OF 2 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR proposals 1, 2 and 3. 1 To adopt the Agreement and Plan of Merger by and among EMD Group Holding II, Inc. (“Parent”), an indirect wholly owned subsidiary of Merck KGaA, Darmstadt, Germany, EMD Performance Materials Semiconductor Services Corp., a wholly owned subsidiary of Parent and Intermolecular, Inc. (the “Company”), dated May 6, 2019 (the “Merger Agreement”), and approve the transactions contemplated therein. 2 To approve an adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement and approve the transactions contemplated therein at the time of the Special Meeting. 3 To approve, on an advisory, non-binding basis, compensation that will or may become payable to the Company’s named executive officers in connection with the merger. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 0000000000 0 2 For Against Abstain 0000424718_1 R1.0.1.18 Please indicate if you plan to attend this meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Signature [PLEASE SIGN WITHIN BOX] Date JOB # Signature (Joint Owners) Date SHARES CUSIP # SEQUENCE #

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Proxy Statement is available at www.proxyvote.com INTERMOLECULAR,INC. Special Meeting of Stockholders [ ], 2019 [ ] This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Chris Kramer and Bill Roeschlein, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of INTERMOLECULAR,INC. that the stockholders(s) is/are entitled to vote at the Special Meeting of stockholder(s) to be held at [ ], PDT on [ ], 2019, at the offices of Latham & Watkins LLP, 140 Scott Drive, Menlo Park, CA 94025, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. 0000424718_2 R1.0.1.18 Continued and to be signed on reverse side